As Filed with the Securities and Exchange Commission on June 28, 2005
                                                     Registration No. 333-122659

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                          AMENDMENT NO. 1 TO FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                             TECTONIC NETWORK, INC.
                 (Name of small business issuer in its charter)



            Delaware                          7372                     22-3038309
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification Number)

                            1825 Barrett Lakes Blvd.
                                    Suite 260
                               Kennesaw, GA 30144
                                 (770) 517-4750
          (Address and telephone number of principal executive offices)

      SHERWIN KRUG                                      Copies to:
 Chief Financial Officer                               ELIZABETH NOE
1825 Barrett Lakes Blvd.                   Paul, Hastings, Janofsky & Walker LLP
        Suite 260                            600 Peachtree Street, Suite 2400
   Kennesaw, GA 30144                                Atlanta, GA 30308
     (770) 517-4750                                   (404) 815-2400
   (Name, address and
   telephone number of
   agent for service)

        Approximate date of commencement of proposed sale to the public:
                 From time to time after the effective date of
                          this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                        Amount          Proposed maximum       Proposed maximum       Amount of
       Title of each class              to be          offering price per     aggregate offering   registration fee
 of securities to be registered     registered(1) )      unit(3) price
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value           5,452,994 shares(2)        $1.57            $8,561,200.58       $1,307.31 (4)
$0.01 per share
===================================================================================================================


(1) In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or similar antidilution provisions contained in the notes or warrants.
(2) Of the 5,452,994 shares registered pursuant to this registration statement, 2,744,758 shares are being registered on behalf of Laurus Master Fund, Ltd. ("Laurus"). Of the 2,744,758 shares being registered on behalf of Laurus 1,757,791 shares may be issued upon conversion of a term note, 236,967 shares may be issued upon conversion of a minimum borrowing note and 750,000 shares may be issued upon conversion of warrants. For more information, see "The Laurus Financing" on page 41 of the prospectus. The remaining 2,708,236 shares pursuant to this registration statement comprise 1,540,736 shares and 1,167,500 shares which may be issued upon conversion of warrants and are being registered on behalf of the stockholders, other than Laurus, named as selling stockholders in the prospectus. For more information, see "Principal and Selling Stockholders" on page 13 of the prospectus.
(3) Determined pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee.
(4)   Previously paid.


----------

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date, as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                             TECTONIC NETWORK, INC.
                        5,452,994 shares of common stock

      This prospectus is related to the offer and sale from time to time of up to 5,452,994 shares of Tectonic Network, Inc. (formerly, Return on Investment Corporation, the "Company") common stock by the persons listed in this prospectus under the heading "Selling Stockholders," including Laurus Master Fund, Ltd. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under the headings "Selling Stockholders" and "Plan of Distribution." The shares of common stock will be sold by shareholders of the Company. The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.


      The Company will not receive any proceeds from the sale of the common stock. We may receive up to approximately $3.6 million from the exercise of warrants for 1,917,500 shares of our common stock, which are being registered pursuant to this registration statement. Any proceeds received from the exercise of these warrants would be used for general corporate purposes. To the extent that any of our obligations under the Minimum Borrowing Note and the Term Note are converted into shares of our common stock, we will be relieved of such obligations to the extent of such conversion.


      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On June 24, 2005, the last reported sale price of our common stock was $0.85 per share. Our common stock is quoted on the
Over-the-Counter Bulletin Board under the symbol TNWK. These prices will fluctuate based on the demand for the shares of common stock.


                                   -----------


      Our business and an investment in our common stock involve significant risks. These risks are described under the caption "risk factors" beginning on page 4 of this prospectus.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   -----------

                  The date of this prospectus is ______, 2005.

                                   -----------

                                TABLE OF CONTENTS

                                                                            Page

Summary ..................................................................   1
Risk Factors..............................................................   4
Special Note Regarding Forward-Looking Statements.........................  10
Use of Proceeds...........................................................  11
Market for Common Equity and Related Stockholder Matters..................  12
Principal and Selling Stockholders........................................  13
Plan of Distribution......................................................  17
Management's Discussion and Analysis of Financial
  Condition and Results of Operation......................................  18
Business..................................................................  33
Description of Property...................................................  39
The Sale of GO............................................................  40
The Laurus Financing......................................................  41
Legal Proceedings.........................................................  42
Management................................................................  43
Executive Compensation....................................................  45
Certain Relationships and Related Party Transactions......................  47
Description of Capital Stock..............................................  48
Legal Matters.............................................................  51
Experts...................................................................  51
Index to Financial Statements............................................. F-1

                                     SUMMARY


      This summary highlights selected information in this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 4 of this prospectus and the financial statements and notes to these statements contained in this prospectus. Unless the context otherwise requires, the use of "we," "us," "our" and "the Company" refer to Tectonic Network, Inc. and its consolidated subsidiaries.


                                   Our Company


      Tectonic Network, Inc. ("the Company"), through its subsidiary, Tectonic Solutions, Inc. ("Tectonic"), develops and markets building product information solutions for the construction industry, including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easer search and selection. Prior to February 28, 2005, the Company also developed and marketed software and services for credit card, debit card and check transactions processing through its subsidiary GO Software, Inc. ("GO" or "GO Software").


      Our principal executive offices are located at 1825 Barrett Lakes Blvd., Suite 260, Kennesaw, Georgia 30144. Our website is located at www.tectonicnetwork.com. Information on our website does not constitute a part of this prospectus.

                               Recent Developments

Sale of GO


      On February 28, 2005, the Company sold substantially all of the assets of GO Software pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") by and among the Company, GO and VeriFone, Inc. ("VeriFone"). In connection with the asset sale (the "GO Asset Sale"), VeriFone paid GO $13 million in cash at closing and will pay up to an additional $2 million depending upon future events. Of this $2 million contingent payment, up to $500,000 will be paid to certain of GO's employees if earned. See "The Sale of GO" on page 40 for more information about the GO Asset Sale.


The Laurus Financing


      On January 11, 2005, the Company completed a financing transaction with Laurus Master Fund, Ltd. ("Laurus") pursuant to the terms of a Security Agreement (the "Security Agreement") by and among the Company, Laurus, GO and Tectonic whereby the Company received $5.5 million. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) a Secured Convertible Term Note (the "Term Note") in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) a Secured
Revolving  Note  (the  "Revolving  Note")  and  a  Secured  Convertible  Minimum
Borrowing Note (the "Minimum Borrowing Note" and together with the Revolving Note and the Term Note, the "Notes") in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus a warrant (the "Warrant") to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. See "The Laurus Financing" on page 41 for more information about the financing with Laurus.


      The Company used approximately $1.9 million of the proceeds received from Laurus to repay amounts outstanding under the Accounts Receivable Purchase Agreement (as modified, the "AR Purchase Agreement"), by and among the Company, GO and Silicon Valley Bank. The AR Purchase Agreement was terminated upon the repayment of the amounts outstanding.

      The Company also used approximately $2.3 million of the proceeds received from Laurus to repay amounts due under Second Secured Convertible Promissory Notes (the "Second Secured Convertible Promissory Notes"), due February 1, 2005, issued by the Company. The Second Secured Convertible Promissory Notes were cancelled upon repayment.

      The Company deposited $4 million of the proceeds received from the GO Asset Sale into a restricted account in favor of Laurus in order to secure the Company's obligations under the Term Note. Furthermore, the Company used $1 million of the proceeds received from the GO Asset Sale to repay amounts outstanding under the Revolving Note.

      Pursuant to a Registration Rights Agreement by and between the Company and Laurus, the Company was required to have this registration statement declared effective by April 25, 2005. For each 30-day period (or pro rated portion thereof) beyond April 25, 2005 that this registration statement has not been declared effective, the Company is required to pay Laurus $55,000.

Resignation of the Company's Independent Accountants

      On June 5, 2005, the Company's independent accountants, BDO Seidman, LLP ("BDO"), informed the Company via e-mail of its intent to resign as the Company's independent accountants. On June 7, 2005, BDO sent the Company a letter confirming that the client/auditor relationship between the Company and BDO had ceased. The audit committee of the Company's Board of Directors did not recommend or approve a change in the Company's independent accountants. The audit committee is currently evaluating other independent accountants with the intent to engage a firm with a cost structure and client profile better aligned with the Company's size and relative start-up profile.

      BDO's reports on the Company's financial statements for each of the fiscal years ended June 30, 2004 and 2003 (the "Prior Fiscal Years") did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Prior Fiscal Periods and the interim period from July 1, 2004 through June 7, 2005, there have been no disagreements between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement(s) in connection with its reports on the Registrant's financial statements.

      On September 27, 2004, BDO advised management and the audit committee that certain audit adjustments related to the Company's accounting for non-routine financing transactions, including the valuations of underlying warrants and accounting for certain customer contracts related to the Company's newly acquired subsidiaries, were symptomatic of material weaknesses in internal controls in these areas. Management and the audit committee took BDO's report into account in preparing the Company's 10-KSB, and the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective as of the end of the period covered by the 10-KSB.

      On June 9, 2005, the Company filed a Form 8-K regarding BDO's resignation, and on June 10, 2005, the Company received a letter from BDO addressed to the SEC which stated that BDO agreed with the statements regarding BDO in the Form 8-K. A copy of the letter from BDO was filed with the SEC on Form 8-K/A on June 13, 2005.

                                  The Offering

Common Stock Offered by the Selling


Security Holders........................  Up to  5,452,994  shares  of the
                                          Company's common stock.


Use of Proceeds.........................  The Company will not receive any proceeds  from  the  sale of the
                                          common stock.  We may receive up
                                          to  approximately  $3.6  million
                                          from the  exercise  of  warrants
                                          for  1,917,500   shares  of  our
                                          common  stock,  which  would  be
                                          used   for   general   corporate
                                          purposes. To the extent that any
                                          of  our  obligations  under  the
                                          Minimum  Borrowing  Note and the
                                          Term  Note  are  converted  into
                                          shares of our common  stock,  we
                                          will   be   relieved   of   such
                                          obligations  to  the  extent  of
                                          such conversion.


Over-The-Counter Bulletin Board Symbol..  TNWK


You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in our common stock.

                                  RISK FACTORS

      Investing in our common stock involves many risks, some of which are described below. The risks set forth below do not, however, represent every possible event that, if it occurred, would adversely affect our business or operating results. The potential for the occurrence of unforeseen risks as well as the following risk factors and the other information contained elsewhere in this prospectus before investing in our common stock.


The Company's current financial position raises doubt about our ability to continue as a going concern.

      The Company has incurred losses since its inception in August 2000 and has financed its operations principally through equity investments and borrowings, as well as revenue from the GO business, and more recently the proceeds from the sale of substantially all of GO's assets. As of March 31, 2005, the Company's accumulated deficit was $15,262,825. Our net losses and negative cash flow are likely to continue for the foreseeable future and profitability is dependent upon us significantly increasing our revenues from new and existing customers, as well as reducing our expense base. If we cannot achieve sufficient revenue and reduce our expense base, we will incur additional losses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

The Company is not profitable, and if we cannot generate operating income or positive cash flow, we may need to obtain additional financing which may not be available on acceptable terms, if at all.

      We cannot reliably predict when, or if, we will become profitable or if such profitability will be sustainable. Furthermore, if we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements, and we may be unable to continue our business as presently conducted unless we obtain funds from additional financings. Since the Company does not currently have any availability under its existing credit facility, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. Our ability to raise financing from third parties may be limited by our agreements with our current lender as well as market conditions, and it is possible that we may not be able to raise additional financing on acceptable terms, if at all.

The Company's sole operating subsidiary, Tectonic, is in the start-up phase and faces the risks of an early-stage company.

      The Company's continuing Tectonic operations were acquired through a series of acquisitions which occurred between November 2003 and January 2004. The companies acquired were, and still are, in the start-up stage, and the Company currently faces the risks of an early-stage company with new and evolving product lines. We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

      o     significant net losses;

      o     lack of sufficient customers;

      o     significant fluctuations in our revenues and expenses;

      o     lack of market acceptance of our product lines;

      o     longer than anticipated sales cycles;

      o     insufficient revenues and cash flow to be self-sustaining;

      o     insufficient funding for necessary capital expenditures;

      o     an unproven business model;

      o     a changing business focus; and

      o     difficulties in managing potentially rapid growth.

The Company's strategy to reduce costs may be impeded by factors outside of its control and may not achieve the anticipated savings.

      Based on our current level of operations, we are uncertain as to whether our cash flows from operations including $2,115,409 of unrestricted cash on hand as of May 31, 2005 will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. In this regard, the Company has begun to adopt to an alternative strategy that includes actions such as:

      o     reducing headcount;

      o     eliminating non-core product lines;

      o     reducing capital expenditures;

      o     reducing research and development efforts; and

      o     seeking additional funding.

      It is possible that factors outside of our control may impede our ability to effectively implement this strategy, and even if we are able to implement this strategy, it is possible that we may not realize all of the benefits that we anticipate.


The Company's success depends on its ability to compete in the highly competitive information technology industry.

      The Company's Tectonic subsidiary operates in the construction information industry. The market for the Company's products and services is highly fragmented and served by numerous firms, many of which address only specific aspects of a particular market. We believe the principal competitive factors that are faced at Tectonic are reputation and quality of service, relative price and performance, time to market, industry expertise, and product fit.

      If the Company fails to compete successfully, our business and financial prospects may be materially adversely affected. Some of our current and potential competitors, including certain multi-national consulting and publishing firms, have longer operating histories and substantially greater competitive resources than we have. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources to sales, marketing and product development. Tectonic may be unable to compete successfully with existing or new competitors.


The Company's operating results may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.

      It is difficult to forecast revenues from the Company's products and services accurately because of the unpredictability inherent in:


      o     the timing of orders from our customers;
      o     customer spending patterns and budgetary constraints;
      o     our ability to generate new customers;
      o     the start-up nature of Tectonic;
      o     the  evolving  nature  of  Tectonic's   products   including  market
            acceptance;
      o     the timing of introductions of or enhancements to our products;
      o     the evolving product lifecycle of our products;

      o     changes in our pricing policies or those of our competitors;
      o our ability to anticipate and adapt effectively to developing markets and rapidly changing technologies;
      o our ability to attract, retain and motivate qualified personnel, particularly within our sales and marketing and research and development organizations;
      o the publication of opinions or reports about the Company, its products, our competitors or their products;
      o     unforeseen events affecting the market;
      o     changes in general economic conditions;
      o     the integration of acquisitions;
      o actions our competitors take, including new product introductions and enhancements; and
      o     the Company's ability to control costs.

      In addition, Company management bases the expense levels, which are relatively fixed in the short term, in significant part on our expectations of future product revenues and service demands. If demand for Company products and services are below expectations, the Company's results of operations could be adversely affected.

Delays in the introduction of our products could cause the Company to lose, or fail to gain, market share.


      The Company has previously experienced delays in developing and introducing new products, and may experience delays in the future. A delay in any potential product development and introduction may have an adverse effect on the product's success and on the Company's reputation and results of operations. In particular, we are continuing to develop products to support Tectonic which focuses on the construction industry. Delays in the introduction of products to support Tectonic as well as market acceptance of our Tectonic product line may have an adverse affect on the Company. Additionally, competitors may introduce products and gain market share during any delays. Our failure to introduce new products and product enhancements that respond to market conditions and customer requirements may have an adverse effect on the Company's business, results of operations and financial condition. Furthermore, our complex website products may contain undetected errors when first introduced or when new versions are released. Current and future releases of our products may contain errors that will result in loss or delay of market acceptance of the Company's products.


Illegal use of the Company's proprietary technology and databases could result in substantial litigation costs and divert management resources.

      Much of our future success depends on our ability to protect our proprietary technology and databases. The Company relies principally on a patent, trade secret and copyright law, as well as nondisclosure agreements and other contractual arrangements, to protect its proprietary technology. However, these measures may be inadequate to protect our technologies and databases from infringement by others or prevent misappropriation of our proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our software products occurs, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. If we fail to or are unable to protect our proprietary or licensed technologies, it could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not the litigation is resolved in our favor, which could have a material adverse effect on the Company's business, operating results and financial condition.

The Company's websites, information systems and software products may be targeted by hackers.


      Like other companies, our websites and information systems may be targets for sabotage, disruption or misappropriation by hackers. Although we believe we have sufficient controls in place to prevent disruption and misappropriation, and to respond to such situations, we expect efforts by hackers to continue. In addition, these attacks may also continue directly against customers that utilize our website products. If these efforts are successful, our operations, reputation and sales could be adversely affected.

The Company's operating results will depend on successful product development.


      The Company's success with Tectonic depends on its ability to develop, produce and transition technologically complex and innovative products that meet customer needs. Inherent in this process are various risks that we must manage to achieve favorable operating results. The process of developing new technology products is complex and uncertain, requiring innovative designs and features that anticipate customer needs and technological trends. The development of these products involves risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, commercialization, technology and other risks.


Market acceptance of the Company's products and services will be impeded if we do not continue to establish and maintain strategic relationships.


      The Company has established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and to the implementation of our products. Failure to maintain existing strategic relationships with alliance partners, or to establish new relationships in the future, could have a material adverse effect on our business.


The Company's success depends on its ability to hire and retain technical personnel and key employees.

      The Company's success depends in part on our ability to attract, hire, train and retain qualified managerial, technical, and sales and marketing personnel. Competition for these types of personnel is intense. We may be unsuccessful in attracting and retaining the technical personnel we require to conduct and expand our operations successfully.

The Company's growth has and may continue to depend on our ability to identify and make appropriate acquisitions.

      Part of our growth strategy is based on our ability to acquire companies that are likely to promote our business objectives. Since 2001, we have made six such acquisitions. The Company may not be able to identify or acquire additional companies on terms agreeable to us, if at all. If the Company fails to make such acquisitions on agreeable terms, this may have a material adverse effect on the Company's business, its ability to compete and ability to operate profitably. In addition, the companies acquired may affect our business adversely or in unforeseen ways.

In some instances the Company has experienced difficulties in integrating the operations of companies that it has acquired.

      Integrating the business operations of the companies that have been acquired, or that we may acquire, has been and may continue to be a complex, time-consuming and expensive process. The Company may also experience difficulty in retaining key employees of those companies. After each acquisition, we must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. There may be difficulties, costs and delays involved in integrating the companies that we acquire, including distracting management from the business, potential incompatibility of corporate cultures and costs and delays in implementing common systems and procedures.

The market price of our common stock is highly volatile, and several factors that are beyond our control could adversely affect its market price.

      The Company's stock price is subject to significant volatility and will likely be adversely affected if our revenues or earnings in any quarter fail to meet the investment community's expectations. Additionally, the market price of our common stock could be subject to significant fluctuations in response to:


      o     the Company's cash position and liquidity needs;
      o announcements of a change in direction of the Company, including its new planned strategic focus;
      o announcements of new products or services offered by the Company or its competitors;
      o     actual or anticipated variations in quarterly operating results;
      o     changes in financial estimates by securities analysts;
      o changes in the market's perception of the Company or the nature of its business;
      o     sales of our common stock;
      o     loss of key customer or distributor relationships;
      o     general   conditions  in  the   construction   industry  and/or  the
            transaction processing industry; or
      o     other events or factors.


      Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular and micro caps in general, have experienced extreme price fluctuations. These fluctuations could materially and adversely affect the market price of our common stock in the future.

The issuance of additional shares in future offerings and upon the conversion of convertible notes, warrants and options will dilute the ownership of current stockholders, and the resales of these shares in the market may have an adverse effect on the price of our common stock.

      The Company has issued, and in the future may issue, additional shares of common stock as well as convertible notes, warrants and options which are convertible into shares of our common stock. The issuance of additional shares in future offerings and the conversion of convertible notes, warrants and options into our common stock will dilute the ownership of our current stockholders. Furthermore, even if the additional shares issued are considered "restricted securities" under the Securities Act of 1933 (the "Act"), it is possible that they may be sold in the market pursuant to Rule 144 of the Act, another available exemption from registration or a registration statement covering the resale of such shares. The sale in the public market of these additional shares may adversely affect prevailing market prices of the common stock.

Some  of  the  Company's   stockholders  have  control  over  matters  requiring
stockholder approval.

      Some of the Company's current officers and directors together beneficially own a significant portion of our outstanding common stock and are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common stock.

The sale of our common stock held by the selling stockholders named in this prospectus could cause the market price of our shares the decrease.


      As of June 20, 2005, the average daily trading volume of our shares during the previous three-month period was approximately 7,400 shares per trading day. The selling stockholders named in this prospectus will be able to sell 5,452,994 shares pursuant to this prospectus. It is possible that a significant number of shares could be sold at the same time hereunder, and the sales may have a depressive effect on the market price of our common stock.


There is a limited public market for our common stock, and stockholders may be unable to sell their shares.

      Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may have difficulty or be unable to sell their shares.

We may issue preferred stock and additional shares of common stock and thereby materially and adversely affect the price of our common stock.

      Our organizational documents allow us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. Furthermore, we may issue additional common stock which may materially and adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include or are related to our financial condition, results of operations and future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this filing, the words "estimate," "project," "intend," "believe," "expect," "anticipate", "plan", "seek," and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this filing, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.


      These forward-looking and other statements that are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such statements. Some of such risks and uncertainties include but are not limited to the matters discussed in the section "Risk Factors" and:

      o     our ability to develop Tectonic's business;

      o     our ability to secure adequate funding;


      o     our ability to compete against existing and future competitors;

      o     fluctuations in our operating results;

      o     our ability to attract and retain qualified personnel;

      o     our ability to successfully complete future acquisitions;

      o     delays in the introduction of new products;

      o     our ability to protect our intellectual property; and

      o     our ability to respond to technological change.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders named herein. The Company will not receive any proceeds from the sale of the common stock. We may receive up to approximately $3.6 million from the exercise of warrants for 1,917,500 shares of our common stock which are being registered pursuant to this registration statement. These warrants have a weighted average exercise price of $1.87. Furthermore, to the extent that any of our obligations under the Minimum Borrowing Note and the Term Note are converted into shares of our common stock, we will be relieved of payment obligations to Laurus to the extent of such conversion.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock


      The Company's common stock is traded on the OTC Bulletin Board ("OTCBB") under the market symbol TNWK.OTCBB reported the following high and low sales prices for each quarter for the last two fiscal years and the quarters ended September 30 and December 31, 2004 and March 31, 2005.

Quarter Ended              High            Low
9/30/02                   $2.07           $1.05
12/31/02                   1.40            0.65
3/31/03                    1.75            0.63
6/30/03                    2.35            1.10
9/30/03                    2.10            1.26
12/31/03                   3.20            1.26
3/31/04                    2.55            1.74
6/30/04                    2.42            1.61
9/30/04                    2.05            1.20
12/31/04                   2.58            1.52
3/31/05                    2.00            1.18


      The OTCBB is a more limited trading market than the Nasdaq SmallCap Market or Nasdaq National Market and timely, accurate quotations of the price of the Company's common stock may not always be available. There is generally an expectation of low trading volumes in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume. Additionally, the foregoing quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual retail transaction prices.

Holders


      According to the records of the Company's transfer agent, the Company had approximately 287 stockholders of record as of June 20, 2005.


Dividend Policy

      The Company's policy has been to reinvest earnings and cash flows to fund future growth. Accordingly, the Company has not paid dividends and does not anticipate declaring dividends on its common stock in the foreseeable future, however, there are no contractual restrictions on the payment of such dividends.

                       PRINCIPAL AND SELLING STOCKHOLDERS


      The following table sets forth certain information known to us regarding the beneficial ownership of our common stock and as adjusted to reflect the sale of common stock offered in this offering by:


      o each stockholder selling shares of our common stock in this offering;

      o each of executive officers named in the Summary Compensation Table which appears in the section "Executive Compensation" at the end of our last completed fiscal year;

      o     each member of our board of directors; and

      o     all of our executive officers and directors as a group.

      To our knowledge, no person or entity other than those identified below beneficially owns more than 5% of our common stock.

      Mr. Wolford is an officer and director of the Company and Mr. McRoberts is a director of the Company. Additionally, Messrs. Arnold, Rast and White are, or were in the past three years, employed by the Company in various positions. To our knowledge, other than their ownership of the securities described below and other than the individuals identified in the preceding sentences, none of the selling holders has, or has had in the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.


      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 20, 2005 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

      The percentage of common stock beneficially owned is based on 13,868,054 shares of our common stock outstanding at May 20, 2005.

                                   Shares Beneficially
                                          Owned                 Shares to be Sold in       Shares Beneficially Owned
                                     Before Offering              the Offering (1)            After Offering (1)
                                     ---------------             ---------------             ------------------

Name                                  Number       Percentage                Number           Number         Percentage
----                                  ------       ----------                ------           ------         ----------
Arol R. Wolford (2)                3,452,127            24.2%               103,000        3,349,127              24.1%
Charles McRoberts (3)              1,052,640             7.6%                     0        1,052,640                  *
John W. McRoberts (4)                987,525             7.1%               100,000          887,525               6.4%
Charles Pecchio Jr. (5)              784,241             5.7%                     0          784,241               5.7%
Sherwin Krug (6)                     310,000             2.2%                     0          310,000               2.2%
Laura  Rogers (7)                     50,000                *                     0           50,000                  *
Theo P. VanderBoom  (8)               50,000                *                     0           50,000                  *
All current executive
officers and directors as
a group (7 persons)                6,686,533            45.5%               203,000        6,483,533              46.8%
Laurus Master Fund, Ltd
(9)                                2,744,758            20.9%             2,744,758                0                  *
Peter A Abruzzio, II                   9,100                *                 3,000            6,100                  *
Steve Hicks                            3,900                *                 3,000              900                  *
Emory Aspinwall                       50,000                *                14,000           36,000                  *
Mike Collins                          12,000                *                12,000                0                  *
James Andrew Arnold                   30,000                *                15,000           15,000                  *
John White                            50,212                *                29,412           20,800                  *

                                   Shares Beneficially
                                          Owned                 Shares to be Sold in       Shares Beneficially Owned
                                     Before Offering              the Offering (1)            After Offering (1)
                                     ---------------             ---------------             ------------------

Name                                  Number       Percentage                Number           Number         Percentage
----                                  ------       ----------                ------           ------         ----------
Ralph Paradise                        52,000                *                40,000           12,000                  *

Richard R. Rast (10)                 618,824             4.5%                58,824          560,000               4.0%

Daniel Orenstein                      28,000                *                12,500           15,500                  *

Reliance Trust Company;
Custodian, FBO: Robert N.
Darnell, IRA (11)                     12,500                *                12,500                0                  *

Warren and Marianne
Gilbert                               12,500                *                12,500                0                  *

Bernice Brauser Trust (12)            75,000                *                75,000                0                  *

Brino Investment Limited
c/o Prager Dreifuss (13)              25,000                *                25,000                0                  *

Frank B. Carr Trust dated
12/9/99 (14)                          33,000                *                25,000            8,000                  *

Lee Johnson Trust (15)                41,000                *                25,000           16,000                  *

Mike Mallick Trust No.
Dated August 26th , 1987
(16)                                  25,000                *                25,000                0                  *

Murray Alon                           65,000                *                25,000           40,000                  *

Reliance Trust FBO
William R Brown III (17)              25,000                *                25,000                0                  *

Ronald J Menello                      56,000                *                25,000           31,000                  *

Tisu Investment Limited
c/o Prager Dreifuss (18)              25,000                *                25,000                0                  *

Richard D. Voreis                     37,500                *                37,500                0                  *

Joseph Giamanco                      363,100             2.6%               100,000          263,100               1.9%

Keys Foundation c/o
Prager
Dreifuss (19)                         50,000                *                50,000                0                  *

McDonald Investments,
Inc. C/FBO Frank Carr IRA
(20)                                  50,000                *                50,000                0                  *

SAGGI Corp. (21)                      60,400                *                50,000           10,400                  *

Tony Christou                        205,000             1.5%                50,000          155,000               1.1%

Daniel Pittard IRA
Charles Schwab Custodian (22)         78,500                *                75,000            3,500                  *
Dart Family Partnership
II,

LP c/o Stephen Dart (23)             100,000                *               100,000                0                  *

Dutchess Foundation Vaduz
c/o Prager Dreifuss (24)             215,000             1.6%               150,000           65,000                  *

John Moore                            12,500                *                12,500                0                  *

Daniel Elson Pittard -
IRA Charles Schwab and Co
Custodian (22)                        51,000                *                25,000           26,000                  *

                                   Shares Beneficially
                                          Owned                 Shares to be Sold in       Shares Beneficially Owned
                                     Before Offering              the Offering (1)            After Offering (1)
                                     ---------------             ---------------             ------------------

Name                                  Number       Percentage                Number           Number         Percentage
----                                  ------       ----------                ------           ------         ----------

The Ronald Frank
Cortopassi and Jenine
Marie Coropassi Family
Trust (25)                            50,000                *                50,000                0                  *

Laura W. Dart Trust Dated
10/29/40 (26)                        100,000                *               100,000                0                  *

Silicon Valley
Bancshares (27)                       67,500                *                67,500                0                  *

Oceanus Value Fund L.P
(28)                                 366,667             2.6%               366,667                0                  *

R. Capital II, Ltd. (29)             366,667             2.6%               366,667                0                  *

Christopher W. Allick (30)           165,000             1.2%               165,000                0                  *

Granite Hill Ventures LLC
(31)                                  91,666                *                91,666                0                  *

OM Capital, LLC (32)                  91,666                *                91,666                0                  *
                                      18,334                *                18,334                0                  *
Todd Selix Blankfort (33)


* Represents less than 1%

(1) Assumes that all shares held by selling stockholders that are being sold pursuant to this prospectus will be sold.

(2) Includes 1,450,000 shares of common stock registered in the name of SpecSource.com, Inc., a company in which Mr. Wolford owns 67.6% of the equity. Based on his holdings of SpecSource.com, Inc., Mr. Wolford will receive 980,000 shares of the Company's common stock upon the final dissolution of SpecSource.com, Inc. Mr. Wolford also has the right to purchase 425,000 shares of the Company's common stock under outstanding stock options.

(3) Includes 6,000 shares of common stock held by his spouse, and 8,100 shares of common stock held by his minor children.

(4) Includes 6,000 shares of common stock held by his spouse, and 4,000 shares of common stock held by his minor children.

(5)   Includes 11,331 shares of common stock held by his spouse.

(6) Mr. Krug has the right to purchase these shares under outstanding stock options.

(7) Ms. Rogers has the right to purchase these shares under outstanding stock options.

(8) Mr. VanderBoom has the right to purchase these shares under outstanding stock options.


(9)   Includes (i) 750,000  shares to be issued upon  conversion  of the Warrant and (ii) 1,994,758 shares to be issued upon conversion of the Minimum Borrowing Note and the Term Note. This prospectus will not be available for resales of shares acquired by this selling stockholder pursuant to the optional conversion provisions of the Term Note. According to information provided by this selling stockholder, Laurus Capital Management, LLC is the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd., and David Grin and Eugene Grin are the natural persons who exercise voting power over Laurus Capital Management, LLC.
      Furthermore,   according   to   information   provided  by  this   selling
      stockholder, Laurus Master Fund, Ltd. is neither a registered broker-dealer nor a broker-dealer's affiliate.


(10) Mr. Rast has the right to purchase 170,000 of the shares shown as beneficially owned under outstanding stock options.


(11) According to information provided by this selling stockholder, Robert Darnell is the natural person who exercises voting and dispositive power over these shares.

(12) According to information provided by this selling stockholder, Bernice Brauser is the natural person who exercises voting and dispositive power over these shares.

(13) According to information provided by this selling stockholder, Bruno Widmer and Tis Prager are the natural persons who exercise voting and dispositive power over these shares.

(14) According to information provided by this selling stockholder, Frank B. Carr is the natural person who exercises voting and dispositive power over these shares.

(15) According to information provided by this selling stockholder, Lee Johnson is the natural person who exercises voting and dispositive power over these shares.

(16) According to information provided by this selling stockholder, James M. Mallick is the natural person who exercises voting and dispositive power over these shares.

(17) According to information provided by this selling stockholder, William Brown is the natural person who exercises voting and dispositive power over these shares.

(18) According to information provided by this selling stockholder, Urs Brunner and Tis Prager are the natural persons who exercise voting and dispositive power over these shares.

(19) According to information provided by this selling stockholder, Urs Brunner and Tis Prager are the natural persons who exercise voting and dispositive power over these shares.

(20) According to information provided by this selling stockholder, Frank B. Carr is the natural person who exercises voting and dispositive power over these shares.

(21) According to information provided by this selling stockholder, Sharon Will is the natural person who exercises voting and dispositive power over these shares.

(22) According to information provided by this selling stockholder, Daniel Pittard is the natural person who exercises voting and dispositive power over these shares. The number of shares shown as beneficially owned by Mr. Pittard includes 27,500 shares of common stock that may be acquired upon the exercise of warrants.

(23) According to information provided by this selling stockholder, Dart Family Co., Inc. ("Dart Co.") is the general partner of the selling stockholder, and Jane D. Tucker and Stephen Dart are the officers of Dart Co. and are the natural persons who exercise voting and dispositive power over these shares.

(24) According to information provided by this selling stockholder, Urs Brunner and Tis Prager are the natural persons who exercise voting and dispositive power over these shares.

(25) According to information provided by this selling stockholder, Ronald Frank Cortopossi and Jenine M. Cortopossi are the natural persons who exercise voting and dispositive power over these shares.

(26) According to information provided by this selling stockholder, Stephen Dart is the natural person who exercises voting and dispositive power over these shares.

(27) The number of shares shown as beneficially owned and being offered includes 67,500 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling stockholder, Silicon Valley Bancshares has two wholly-owned subsidiaries, SVB Securities and SVB Alliant, which are broker-dealers. Furthermore, according to information provided by this selling stockholder, Silicon Valley Bancshares acquired the shares being registered pursuant to this registration statement in the ordinary course of its business, and at the time it acquired the shares, it did not have an arrangement or understanding with any person or entity to distribute the shares.

(28) The number of shares shown as beneficially owned and being offered includes 366,667 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling shareholder, John C. Tausche and Thomas McGreevy are the natural persons who exercise voting and dispositive power over these shares.

(29) The number of shares shown as beneficially owned and being offered includes 366,667 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling stockholder, Robert G. Gephart is the natural person who exercises voting and dispositive power over these shares.

(30) The number of shares shown as beneficially owned and being offered includes 165,000 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling stockholder, Mr. Allick is a Managing Director of Instream Partners LLC, which is a broker-dealer. Furthermore according to information provided by this selling stockholder, Mr. Allick acquired the shares in the ordinary course of his business, and at the time he acquired the shares being registered pursuant to this registration statement he did not have an arrangement or understanding with any person or entity to distribute the shares.

(31) The number of shares shown as beneficially owned and being offered includes 91,666 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling shareholder, Shailesh J. Mehta and Kalpa S. Mehta are the natural persons who exercise voting and dispositive power over these shares.

(32) The number of shares shown as beneficially owned and being offered includes 91,666 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling stockholder, Niranjan Bhambhani and Deepa Bhambhani are the natural persons who exercise voting and dispositive power over these shares.

(33) The number of shares shown as beneficially owned and being offered includes 18,334 shares of common stock that may be acquired upon the exercise of warrants. According to information provided by this selling stockholder, Mr. Blankfort is a member of Instream Partners LLC, which is a broker-dealer. Furthermore according to information provided by this selling stockholder, Mr. Blankfort acquired the shares being registered pursuant to this registration statement in the ordinary course of his business, and at the time he acquired the shares he did not have an arrangement or understanding with any person or entity to distribute the shares.

                              PLAN OF DISTRIBUTION

      The selling stockholders named in this prospectus may sell the shares being offered from time to time in one or more transactions:

      o on any national securities exchange or quotation system on which our common stock is traded or quoted;
      o     in the over-the-counter market;
      o     in negotiated transactions;
      o through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or
      o     through a combination of such methods of sale.

      The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

      The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


      Tectonic Network, Inc., formerly Return on Investment Corporation (the "Company") had two primary operating subsidiaries during fiscal 2004 and for the majority of the first nine months of fiscal 2005: (i) Tectonic Solutions, Inc. ("Tectonic") which develops and markets building product information solutions for the construction industry including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection and (ii) GO Software, Inc. ("GO") which develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.

Divestiture of GO, Liquidity and Going Concern

      On December 6, 2004, the Company and GO entered into an Asset Purchase Agreement with VeriFone pursuant to which VeriFone purchased substantially all of GO's assets on February 28, 2005. This divestiture is part of the Company's new business strategy to focus on its construction information product offerings. Following the sale of GO, the Company also changed its name to Tectonic Network, Inc. to more appropriately reflect its new market focus.

      Historically, the Company has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management believes that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO had achieved success under the Company, achieving revenue growth and becoming a market leader, management recognized that competitors in the payment processing industry have much greater financial resources than the Company and that the continued success of GO would be put at risk due to the undercapitalization of the Company. Thus, management believed that it was in the best interests of the Company and its stockholders for the Company to pursue a path where the odds of future success appear to be greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are not yet served by the marketplace.

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and assumes realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception in August 2000 and has financed its operations principally through equity investments and borrowings, as well as revenue from the GO business, and more recently the proceeds from the sale of GO's assets. As of March 31, 2005, the Company's accumulated deficit was $15,262,825. Our net losses and negative cash flow are likely to continue for the foreseeable future and profitability is dependent upon us significantly increasing our revenues from new and existing customers, as well as reducing our expense base. If we cannot achieve sufficient revenue and reduce our expense base, we will incur additional losses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern; however the Company has implemented a program to increase revenues and is currently taking actions to reduce its expense base.

      We cannot reliably predict when, or if, we will become profitable or if such profitability will be sustainable. Furthermore, if we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements, and we may be unable to continue our business as presently conducted unless we obtain funds from additional financings. Certain board members have formally committed to provide up to $1,000,000 in debt and/or equity financing on an as-needed basis for working capital purposes through March 31, 2006. Since the Company does not currently have any availability under its existing credit facility, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. Our ability to raise financing from third parties may be limited by our agreements with our current lender as well as market conditions, and it is possible that we may not be able to raise additional financing on acceptable terms, if at all.

      The Company's continuing Tectonic operations were acquired through a series of acquisitions which occurred between November 2003 and January 2004. The companies acquired were, and still are, in the start-up stage, and the Company currently faces the risks of an early-stage company with new and evolving product lines. We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

      o     significant net losses;

      o     lack of sufficient customers;

      o     significant fluctuations in our revenues and expenses;

      o     lack of market acceptance of our product lines;

      o     longer than anticipated sales cycles;

      o     insufficient revenues and cash flow to be self-sustaining;

      o     insufficient funding for necessary capital expenditures;

      o     an unproven business model;

      o     a changing business focus; and

      o     difficulties in managing potentially rapid growth.

      Based on our current level of operations, we are uncertain as to whether our cash flows from operations including $2,115,409 of unrestricted cash on hand as of May 31, 2005 will be adequate to meet our future liquidity needs for at least one year from the date of this registration statement. In this regard, the Company has begun to adopt to an alternative strategy that includes actions such as:

      o     reducing headcount;

      o     eliminating non-core product lines;

      o     reducing capital expenditures;

      o     reducing research and development efforts; and

      o     seeking additional funding.

      It is possible that factors outside of our control may impede our ability to effectively implement this strategy, and even if we are able to implement this strategy, it is possible that we may not realize all of the benefits that we anticipate.

General

      The  Company   categorizes  its  primary  sources  of  revenue  into:  (1)
consulting fees and (2) advertising revenue. Consulting fees are earned by providing services to customers, including database analysis and website design, systems analysis and design, programming and training. Advertising revenue is generated from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and by photographing and displaying products, including their attributes, on our proprietary websites.

      The Company's revenues may vary from quarter to quarter due to market conditions, the budgeting and purchasing cycles of customers, the timing of delivery of services to customers under consulting contracts, the cycles for the delivery of printed directories and the effectiveness of the Company's sales force and alliance partners. The Company does not have a material backlog of unfilled consulting and advertising orders. Although the Company does have some long-term consulting contracts under which revenues are recognized on a percentage-of-completion basis, most of the Company's consulting contracts are for services to be performed over a period of time of three months or less, and revenue under these contracts is recognized when the services are performed. Consequently, consulting fee revenue in any quarter is substantially dependent upon orders received during that quarter and work performed under long-term contracts.

      The Company has a number of two and three year advertising contracts for both print and online directories. While the Company has experienced some success by offering both regional and national print directories, in response to market demand, the Company has begun to shift away from producing regional directories to producing national directories and publications which are focused on particular sectors of the building market (e.g., roofing, building interiors and building openings). In this regard, the change of strategy by the Company also resulted in the cancellation and renegotiation of a number of contracts to now include the new service offerings. This change in strategy also resulted in approximately $200,000 in refunds of advanced payments due back to customers as a result of the Company's decision to no-longer publish regional directories. At March 31, 2005, Tectonic had signed but unbilled two and three year advertising contracts under which payments to Tectonic will equal approximately $836,142 over the following three years. This amount is in addition to approximately $461,101 in deferred advertising revenue included on the balance sheet at March 31, 2005.

      Customers invoiced by the Company are generally granted 30 day terms. Operating expenses are based on anticipated revenue levels and are relatively fixed over the short term. Variations in the timing of generation of revenues may therefore cause significant fluctuations in operating results from one quarter to the next. Fluctuations in operating results may result in volatility in the price of the Company's common stock.

Off Balance Sheet Arrangements

      The Company has not identified any off balance sheet arrangements.


CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. As such, management is required to make certain estimates, judgments and assumptions it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition


The Company's ongoing business, Tectonic, has the following revenue recognition policies:

      Consulting fee revenues are generated by Tectonic from professional consulting services primarily in the development of customizable web sites for building product manufacturers and are generally recognized when the services are performed or if part of a consulting agreement pursuant to which services will be provided over a period longer than three months, then according to the percentage of completion basis under contract accounting as per SOP 81-1. It is anticipated that consulting fee revenues will be the largest component of revenue due to the relative size of these contracts.

      Advertising revenues are generated by Tectonic from the listings of advertisements in print and electronic directories, the sale of banner,
sponsorship,   and  text-link   advertisements,   including   sponsored   search
advertisements and from the photographing and displaying of products on the Company's proprietary websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on websites is recognized over the contract subscription period, which is generally one year.

      With Respect to Certain Transactions in accordance with EITF 00-21,"Revenue Arrangements with Multiple Deliverables" and SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," revenues recognized from multiple-element advertising contracts are allocated to each element of the contract based on the fair values of the elements, such as advertising distributed in printed directories, or advertising displayed in online websites.

      The GO subsidiary, which is presented as a discontinued operation, had the following additional revenue recognition policies:

      The GO subsidiary recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage of completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.



      GO's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

      GO's historical rate of product returns for software products is negligible. Further, the Company did not have any transactions during the periods ended March 31, 2005 or 2004 involving reciprocal arrangements in which goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

      Support and update services revenues for the Company's GO Software subsidiary, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

      Consulting fee revenues for the Company's GO Software subsidiary, are generated from professional consulting and training services and are recognized when the services are performed.

      As a result of the sale of GO's assets, the Company no longer intends to focus on the sale of software licenses and will in future generate revenues primarily from consulting fees and advertising.

Goodwill and Other Intangible Assets


      Goodwill represents the excess of consideration paid in business combinations over the estimated fair value of the assets acquired. Other intangible assets consist primarily of acquired technology, database assets and proprietary concepts; customer lists and customer contracts and non-competition agreements related to acquisitions accounted for under the purchase method of accounting. Intangible assets, except for goodwill, are amortized on a straight-line basis over their estimated useful lives, and are reviewed for impairment in accordance with Statement of Financial Accounting Standards SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." Goodwill is no longer amortized but is subject to an annual impairment test in accordance with SFAS No. 142, "Goodwill and Intangible Assets". This approach requires that a two-step transitional impairment test be performed on all goodwill. In the first step, the fair value of the Company's goodwill is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the Company's goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

      The Company completed its annual goodwill impairment tests for its payment processing reporting unit as of June 30 of each year and tests its construction information reporting unit goodwill on December 31, of each year. As of June 30, 2004, and the nine months ended March 31, 2005, the estimated fair values of the construction information reporting unit exceeded its carrying values; therefore, no impairment charges were recognized in the results of operations and financial position. Additionally, the Company tests between annual dates if indications of potential impairment exist. There were no such indications of impairment during fiscal 2004 and the nine months ended March 31, 2005. If it is determined in the future that an impairment of goodwill and other intangibles assets exists, then based on balances at March 31, 2005, the Company would incur impairment charges of up to $2,965,679 and $2,424,906 for goodwill and intangibles assets, respectively. In fiscal 2004, goodwill and intangible assets arose from the acquisition of various entities including the purchase of specific assets out of foreclosure from a third party for the payment processing reporting unit.

      At December 31, 2004, the measurement date for the construction information reporting unit, the Company determined that it had only one reporting unit that remained for purposes of applying SFAS 142. In performing the test, the first stage required a comparison of the fair value of the Company to its net book value. Since the Company is a single reporting unit company, management believes that quoted market prices are indicative and best evidence of fair value. If the fair value is greater, then no impairment is deemed to have occurred. If the fair value is less, then the second stage must be completed to determine the amount, if any, of actual impairment. The Company completed the first stage and determined that the fair value at December 31, 2004 exceeded the net book value on that date, and as a result, no impairment of goodwill was recorded in the consolidated financial statements.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R ("SFAS 123R") (revised
2004), Share-Based Payment ("SBP"). The Statement requires companies to expense the value of employee stock options and similar awards. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. The effective date for public companies that file as small business issuers is the beginning of the first interim or annual period beginning after December 15, 2005 and will be applied to all outstanding and unvested SBP awards at the company's adoption. Management expects that this Statement could have a significant impact on the Company's financial statements and is currently evaluating the various methods available under the pronouncement to determine the effect it will have on future financial statements.

The Three and Nine Months Ended March 31, 2005 Compared To The Three and Nine Months Ended March 31, 2004


Results of Operations


    Statement of Operations Data         Three Months Ended              Nine Months Ended

                                      March 31,       March 31,       March 31,      March 31,
                                        2005            2004            2005            2004
Revenues

  Consulting Fees                   $    98,718     $    33,193     $   267,386     $    33,193

  Advertising Revenue                    93,509         560,082         662,340         631,269
                                    -----------     -----------     -----------     -----------
Total Revenues                          192,227         593,275         929,726         664,462
                                    -----------     -----------     -----------     -----------
Expenses

  Cost of Revenues                       11,392         302,124          14,866         351,871
  General and Administrative          1,037,227         860,732       3,733,848       2,062,357
  Sales and Marketing                   863,838         616,229       2,387,284         845,931
  Research and Development              292,717         248,890         341,557         269,944

  Depreciation and Amortization         375,834          24,183       1,122,308          89,976
                                    -----------     -----------     -----------     -----------
Total Operating Expenses              2,581,008       2,052,158       7,599,863       3,620,079
                                    -----------     -----------     -----------     -----------
Operating Income (Loss)              (2,388,781)     (1,458,883)     (6,670,137)     (2,955,617)

  Net Interest Expense                  792,153          83,408       2,437,751         251,001
                                    -----------     -----------     -----------     -----------
Loss from Continuing Operations      (3,180,934)     (1,542,291)     (9,107,888)     (3,206,618)
Income (Loss) from Discontinued
Operations                               26,924        (107,142)        984,669         128,947
Gain on Disposal of Discontinued
Operations                            9,933,865              --       9,933,865              --
                                    -----------     -----------     -----------     -----------
Net Income (Loss)                   $ 6,779,855     $(1,649,433)    $ 1,810,646     $(3,077,671)
                                    ===========     ===========     ===========     ===========


Revenues


      The Company had total revenues of $192,227 during the quarter ended March 31, 2005 compared to $593,275 during the quarter ended March 31, 2004. Total revenues decreased by $401,048 or 67.6% over the comparable three-month period of the prior fiscal year. The Company had total revenues of $929,726 during the nine months ended March 31, 2005 compared to $664,462 during the nine months ended March 31, 2004. Total revenues increased by $265,264 or 39.9% over the comparable nine month period of the prior fiscal year. The decrease for the three-month period is primarily due a decrease in advertising revenues as a result of the Company's management and sales staff focusing their attention on working with the Company's existing customers to address the Company's shift away from producing regional directories to producing national directories which are focused on particular sectors of the building market (e.g., roofing and building interiors). The increase in revenues for the nine-month period is primarily due to an increase in consulting fee revenue as a result of the work performed under new consulting contracts signed by the Company.

      Consulting fee revenues were $98,718 during the quarter ended March 31, 2005, or 51.4% of total revenue compared to $33,193 or 5.6% of revenue during the quarter ended March 31, 2004. This represented an increase in consulting fee revenues of $65,525 or 197.4%. Consulting fee revenues were $267,386 during the nine months ended March 31, 2005, or 28.8% of total revenue and were $33,193 during the nine months ended March 31, 2004, or 5.0% of total revenue. This represented an increase in revenue of $234,193 or 705.5%. The increase in consulting fee revenues represents the increased number of consulting contracts signed by the Company and the work performed under those contracts. Consulting fee revenues primarily represent consulting fees earned by Tectonic for
customized  website   development.   Generally,   consulting  fee  revenues  are
recognized when the services are performed if the services are performed pursuant to a contract that will be completed in three months or less, or using the percentage of completion basis if the services under the agreement will be performed over a term longer than three months. In future periods, the Company believes consulting revenues will become the largest component of total revenues because the consulting services have significantly higher contract values compared to the Company's advertising offerings. Although there was an increase in consulting fees revenues during the three and nine-month periods ended March 31, 2005, these revenues were below the Company's expectations as a result of a longer than expected sales cycle. While it has numerous proposals out to potential new customers, the timing of the receipt of signed contracts cannot be predicted with any certainty and without having a significant backlog, consulting fee revenues remain uncertain.

      Advertising revenues were $93,509 during the quarter ended March 31, 2005, or 48.6% of total revenue compared to $560,082 or 94.4% of revenue during the quarter ended March 31, 2004. This represented a decrease in advertising revenue of $466,573 or 83.3%. Advertising revenues were $662,340 during the nine months ended March 31, 2005, or 71.2% of total revenue and were $631,269 during the nine months ended March 31, 2004, or 95.0% of total revenue. This represented an increase in advertising revenue of $31,071 or 4.9%. The decrease in advertising revenues for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004 is primarily due the Company's management and sales staff focusing their attention on working with existing customers to address the Company's shift away from producing regional directories to producing national directories which are focused on particular sectors of the building market. The slight increase in advertising revenues for the nine months ended March 31, 2005, compared to the nine months ended March 31, 2004 is primarily due to the online advertising component on the continued renewal of existing customers and the signing of new customers. Advertising revenues are comprised of revenues from the display of advertising in both print and online directories.

Cost of Revenues

      Cost of revenues were $11,392 during the quarter ended March 31, 2005 and $302,124 during the quarter ended March 31, 2004. Cost of revenues decreased by $290,732 or 96.2%, for the quarter ended March 31, 2005. Cost of revenues were $14,866 during the nine months ended March 31, 2005 and $351,871 during the nine months ended March 31, 2004. Cost of revenues decreased by $337,005 or 95.8%, for the nine months ended March 31, 2005. Cost of revenues is comprised of printing and distribution costs for the Tectonic print directories. The decrease in cost of revenues for the quarter and nine months ended March 31, 2005 is primarily due to the fact that the Company has not shipped any directories during this fiscal year. The Company expects to ship directories during the quarter ended June 30, 2005.


General and Administrative Expenses


      General and administrative expenses were $1,037,227 during the quarter ended March 31, 2005 and $860,732 during the quarter ended March 31, 2004. General and administrative expenses increased by $176,495 or 20.5%, for the quarter ended March 31, 2005. General and administrative expenses were $3,733,848 during the nine months ended March 31, 2005 and $2,062,357 during the nine months ended March 31, 2004. General and administrative expenses increased by $1,671,491 or 81.0%, for the nine months ended March 31, 2005. General and administrative expenses consist primarily of personnel related costs for executive, administrative, finance, human resources, internal information systems and other support services costs. In addition, substantial professional fees associated with SEC filings and reporting as well as legal, insurance and audit charges and facility costs for various property rentals are included as part of this cost. The Company has incurred substantial costs over the past nine months including professional fees and filing fees under SEC and state securities law requirements, as well as legal fees incurred in connection with general legal matters related to both current Company business, as well as fees related to legal matters related to GO which were not assumed by VeriFone. Because GO provided the Company with certain human resource, information technology and accounting support, the increase in general and administrative expenses reflects the costs associated with the implementation of these functions to replace those lost due to the divestiture of GO. The Company continuously reassesses its level of expenditure to eliminate costs not associated with the expansion of its core competency in construction information. In subsequent periods, Tectonic's general and administrative expenses are expected to occur at lower levels then the current quarter.

Sales and Marketing Expenses


      Sales and marketing expenses were $863,838 during the quarter ended March 31, 2005 and $616,229 during the quarter ended March 31, 2004. Sales and marketing expenses increased by $247,609 or 40.2%, for the quarter ended March 31, 2005. Sales and marketing expenses were $2,387,284 during the nine months ended March 31, 2005 and $845,931 during the nine months ended March 31, 2004. Sales and marketing increased by $1,541,353 or 182.2%, for the nine months ended March 31, 2005. Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, travel expenses, commissions, advertising, website maintenance, trade show attendance and marketing materials. Sales and marketing expenses have continued to increase over the prior periods as a result of the hiring and training of sales representatives and placing them in the field. In subsequent quarters, sales commissions for Tectonic are expected to increase as sales increase. During the three- and nine-month periods ended March 31, 2005 and 2004, the Company incurred expenses associated with the re-branding of the websites and marketing materials of the businesses that it acquired during the November 2003 through January 2004 timeframe, and these expenses also contributed to the increase in sales and marketing expenses during the three- and nine-month periods ended March 31, 2005. These re-branding efforts were substantially completed during the quarter ended March 31, 2005.


Research and Development


      Research and development expenses were $292,717 during the quarter ended March 31, 2005 and $248,890 during the quarter ended March 31, 2004. Research and development expenses increased by $43,827 or 17.6%, for the quarter ended March 31, 2005. Research and development expenses were $341,557 during the nine months ended March 31, 2005 and $269,944 during the nine months ended March 31, 2004. Research and development expenses increased by $71,613 or 26.5%, for the nine months ended March 31, 2005. Research and development expenses consist primarily of salaries and related personnel costs of those employees who develop and enhance Tectonic's products. While Tectonic will continue to develop new products and will provide enhancements to existing products, the nature of the products sold by Tectonic do not require a significant research and development effort. The increase in research and development expenses for the quarter and nine months ended March 31, 2005, over the prior periods was primarily due to the Company temporarily assigning personnel from other departments to assist with research and development activities, which have now been completed. In addition, during the quarter ended March 31, 2005, the Company launched its Tectonic Models product line which uses the next generation of CAD which allows the entire building to be developed into a single 3D model that automatically generates plans, elevations, sections, details, renderings, animations and schedules.


Depreciation and Amortization


      Depreciation and amortization expense was $375,834 during the quarter ended March 31, 2005 and $24,183 during the quarter ended March 31, 2004. Depreciation and amortization expense increased by $351,651 or 1,454.1%, for the quarter ended March 31, 2005. Depreciation and amortization expense was $1,122,308 during the nine months ended March 31, 2005 and $89,976 during the nine months ended March 31, 2004. Depreciation and amortization increased by $1,032,332 or 1,147.3%, for the nine months ended March 31, 2005. This increase was primarily a result of amortization of intangible assets acquired by Tectonic through various acquisitions from November 2003 through January 2004.


Interest Expense


      Interest expense was $792,153 during the quarter ended March 31, 2005 and $83,408 during the quarter ended March 31, 2004. Interest expense increased by $708,745 or 849.7%, for the quarter ended March 31, 2005. Interest expense was $2,437,751 during the nine months ended March 31, 2005 and $251,001 during the nine months ended March 31, 2004. Interest expense increased by $2,186,750 or 871.2%, for the nine months ended March 31, 2005. The increase is due to the interest charges on additional borrowings during the nine months ended March 31, 2005, including the line of credit, the senior second secured convertible notes as well as the Notes issued in connection with the January 10, 2005 financing transaction, each of which is discussed below. During the nine months ended March 31, 2005 the Company incurred non-cash finance charges in the amount of $1,598,676 resulting from the issuance of warrants in connection with the these debt financings. The $1,598,676 is net of a $636,831 reduction to non-cash finance charges as a result of the mark-to-market calculation for the registration rights granted to the holders of the warrants and participation rights issued in connection with senior second secured convertible notes and the Notes. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at the respective quarter ends. Approximately $83,333 of interest expense was incurred in quarter ended September 30, 2004 and $251,001 was incurred in the nine month period ended March 31, 2004, for non-cash charges related to a referral and reseller agreement, which was accounted for as a financing transaction. Pursuant to the referral and reseller agreement, the Company received $1,000,000 at the inception of the agreement and was required to make payments to the other party to the agreement if GO did not sell specified dollar amounts of the other party's software products. The Company completed its obligations under this agreement on September 17, 2004, and these non-cash charges will not reoccur.

The Fiscal Year Ended June 30, 2004 compared to the Fiscal Year Ended June 30, 2003

Results of Operations

     Statement of Operations Data        Years ending June 30,


                                     ------------------------------
                                         2004              2003
                                     -----------       -----------
REVENUE
Advertising revenue                  $ 1,052,598       $        --
Consulting fees                          115,179                --
                                     -----------       -----------
Total revenue                          1,167,777                --
                                     -----------       -----------

OPERATING EXPENSES
Cost of revenues                         539,287                --
General and administrative             4,371,379         1,870,116
Sales and marketing                    1,131,837                --
Research and development                 277,862                --
Depreciation and amortization            867,898           474,326
                                     -----------       -----------
Total operating expenses               7,188,263         2,344,442
                                     -----------       -----------

Operating loss                        (6,020,486)       (2,344,442)

Interest income                            2,902            14,675
Interest expense, net                   (424,084)         (333,128)
Other income                             285,904                --
                                     -----------       -----------
Loss from continuing operations       (6,155,763)       (2,662,896)
                                     -----------       -----------
Income (loss) from discontinued
operations                               158,011          (472,279)
                                     -----------       -----------
Net loss                             $(5,997,752)      $(3,135,175)
                                     ===========       ===========

Statement of Operations Data as a
Percentage of Net Revenues               Years ending June 30,
                                       ------------------------
                                           2004        2003
---------------------------------------------------------------
REVENUE
Advertising revenue                        90.1%        0.0%
Consulting fees                             9.9         0.0
                                         ------      ------
Total revenue                             100.0%        0.0%
                                         ------      ------
OPERATING EXPENSES
Cost of revenues                           46.2         0.0
General and administrative                374.3         0.0
Sales and marketing                        96.9         0.0
Research and development                   23.8         0.0
Depreciation and amortization              74.3         0.0
                                         ------      ------
Total operating expenses                  615.6         0.0
                                         ------      ------

Operating loss                           (515.6)        0.0

Interest income                             0.2         0.0
Interest expense, net                     (36.3)        0.0
Other income                               24.5         0.0
                                         ------      ------
Net loss                                 (527.1)%       0.0%
                                         ======      ======


Revenues


      The Company had total revenues of $1,167,777 in fiscal 2004 and no revenues in fiscal 2003. The increase was due to the Company's introduction of its construction information product lines and three acquisitions in the November 2003 through January 2004 timeframe, which resulted in total revenues of $1,167,777 in fiscal 2004.

      Advertising revenues were $1,052,598 in 2004, or 90.1% of total revenue. There were no advertising revenues earned in 2003. Tectonic commenced operations in March 2003, but did not have revenues until fiscal 2004. Advertising revenues comprise revenue from the display of advertising in both print and online directories.

      Consulting fee revenue comprised 9.9% of sales in fiscal 2004. There were no consulting revenues earned in 2003. Tectonic commenced operations in March 2003, but did not have revenues until fiscal 2004. Consulting fee revenues primarily represent consulting fees earned by Tectonic for customized website development. Consulting fees revenues are recognized when the services are performed or using the percentage of completion basis under consulting contracts. In future periods, the Company believes consulting revenues will become the largest component of total revenues earned by Tectonic because the consulting services have significantly higher contract values compared to advertising offerings.


Cost of Revenues


      Cost of revenues were $539,287 in fiscal 2004 and represented approximately 46.2% of revenues. There were no costs of revenues in fiscal 2003. Cost of revenues comprise printing and distribution costs for the Tectonic print directories.


General and Administrative Expenses


      General and administrative expenses of $4,371,379 in fiscal 2004 and $1,870,116 in fiscal 2003 represented approximately 374.3% of 2004 revenues. General and administrative expenses increased by $2,501,263 or 133.7%, from fiscal 2003 to fiscal 2004. General and administrative expenses consist primarily of personnel related costs for executive, administrative, finance, human resources, internal information systems and other support services costs including the operating of customer call centers. In addition, substantial professional fees associated with SEC filings and reporting as well as legal, insurance and accounting are included as part of this cost. Facility costs for the rental of various properties are also included. The increase in general and administrative expense over the prior fiscal year is primarily a result of the newly acquired businesses including the costs associated with the integration of the various acquisitions under a unified management team. The Company continuously reassesses its level of expenditure to eliminate costs inconsistent with the expansion of our core competency in construction information and electronic transaction processing solutions. In subsequent periods, Tectonic general and administrative expenses are expected to occur at the same levels as fiscal 2004 as the full year effect of the increased management personnel from the various acquisitions is offset with the integration costs of those acquisitions that represented one time costs in fiscal 2004.

Sales and Marketing Expenses


      Sales and marketing expenses amounted to $1,131,837 in fiscal 2004 and represented approximately 96.9% of revenues. There were no sales and marketing expenses in fiscal 2003. Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, travel expenses, commissions, advertising, website maintenance, trade show attendance and marketing materials. Sales and marketing expenses relate to construction information acquisitions where disparate sales forces were consolidated into a single national sales force selling all product lines, as well as a single combined inside sale force. In addition, a combined branding and marketing effort was undertaken with all acquired businesses and product lines re-branded under the single umbrella brand of Tectonic. In periods subsequent to the proposed sale of GO, sales commissions for the Tectonic subsidiary are expected to increase as sales continue to increase although marketing expenses will decline as branding efforts at the level of fiscal 2004 will be curtailed.


Research and Development


      Research and development expenses amounted to $277,862 in fiscal 2004 and represented approximately 23.8% of revenue. There were no research and development expenses in fiscal 2003. Research and development expenses consist primarily of salaries and related costs of development personnel. Research and development expense was primarily incurred in the development of new product lines.


Depreciation and Amortization


      Depreciation and amortization expense amounted to $867,898 in fiscal 2004 and $474,326 in fiscal 2003. This represented approximately 74.3% of 2004 revenues. Depreciation and amortization expenses increased by $393,572 or 83.0%, from fiscal 2003 to fiscal 2004. This increase was primarily a result of amortization of newly-acquired intangible assets of $758,558 during fiscal 2004. In fiscal 2003 depreciation and amortization expense included approximately $458,133 of software and intangibles which were almost fully depreciated in that period.


Interest Expense


      Interest expense, net amounted to $421,182 in fiscal 2004 and $318,453 in fiscal 2003, and represented approximately 36.1% of fiscal 2004 revenues. Interest expense increased by $102,729 or 32.3%, from fiscal 2003 to fiscal 2004. The increase is due to the interest charges on additional borrowings during fiscal 2004, including the line of credit and the notes payable discussed below. Approximately $333,333 of fiscal 2004 interest expense represents non-cash charges related to the referral and reseller agreement noted below. This agreement was completed on September 17, 2004, and these non-cash charges will not reoccur. The Company incurred significant non-cash finance charges in the amount of $1,538,910 in the first six months of fiscal 2005 resulting from the issuance of warrants in connection with the various debt financings noted below.

Other Income


      Other income amounted to $285,904 in fiscal 2004 and $0 in fiscal 2003 and represented a one time gain on the sale of a product line to a third party.


Liquidity and Capital Resources


      This section should be read in conjunction with the section "Divestiture of GO, Liquidity and Going Concern" above.

      Cash and cash equivalents amounted to $3,725,622 (excluding $4,130,000 which is restricted) and $650,134 as of March 31, 2005 and 2004, respectively.

      Cash used in continuing operations amounted to $7,722,033 and $3,266,561 for the nine months ended March 31, 2005 and 2004, respectively. The Company's losses from continuing operations for the nine months ended March 31, 2005 and 2004 of $9,107,888 and $3,206,618, respectively, continued to be the main factor in the use of the operating cash flow. The Company closed the sale of GO on February 28, 2005 and received $13,000,000 in cash at closing. The gain on the sale of GO in the amount of $9,933,865 as well as income from GO's discontinued operations for the nine months ended March 31, 2005 amounted to $984,669. The income from GO's discontinued operations for the nine months ended March 31, 2004 amounted to $128,947. Non-cash charges during the nine months ended March 31, 2005 and 2004 for depreciation and amortization, interest accretion on warrants and non-cash compensation amounted to $2,109,899 and $125,634, respectively. The Company's net changes in working capital items during the nine months ended March 31, 2005 and 2004 amounted to net cash provided of $724,044 and $185,577, respectively. The significant increase in cash used in operations over the prior year corresponding nine months is primarily related to the acquisitions, from November 2003 through January 2004, of three entities which are now part of Tectonic, as well as the finance charges incurred by Tectonic in raising capital in the current fiscal year. Furthermore, the Company retained substantially all of the liabilities of GO in connection with the sale of substantially all of its assets, including known liabilities of approximately $1,100,000.

      Cash used in discontinued operations amounted to $412,486 and cash provided by discontinued operations amounted to $1,186,772 for the nine months ended March 31, 2005 and 2004, respectively.

      Cash provided by investing activities amounted to $8,793,512 and cash used in investing activities amounted to $29,453 during the nine months ended March 31, 2005 and 2004, respectively. Cash provided by investing activities in the nine months ended March 31, 2005, included $13,000,000 in proceeds received by the Company on the closing of the sale of GO on February 28, 2005. This was offset with an amount of $4,000,000 deposited with a bank as the security for the lender under the $4,000,000 Term Note, as well as a deposit of $130,000 with a bank as security for a Letter of Credit held in favor of one of the Company's landlords. In addition, a further amount of approximately $76,000 was used for the purchase of hardware and equipment. Cash used in investing activities during the nine months ended March 31, 2004 primarily represented expenditures for the purchase of hardware and equipment.



      Cash  provided  by  financing   activities   amounted  to  $2,843,296  and
$2,412,037 during the nine months ended March 31, 2005 and 2004, respectively.

      During the nine months ended March 31, 2005, financing activities primarily consisted of approximately $1,750,000 borrowed and repaid under a line of credit and bridge loan and an additional $2,250,000 borrowed and repaid under senior secured notes. In addition, on January 10, 2005 the Company received $4,000,000 under a Term Note and $1,500,000 under a Revolving Note and a Minimum Borrowing Note pursuant to loans from a lender. On February 28, 2005, coterminous with the sale of the assets of GO, $1,000,000 under the Revolving Note was repaid. Each of these financings are discussed further below. The Company also repaid $305,000 under related party notes, received $45,000 from the issuance of warrants and paid approximately $55,000 under a referral and reseller agreement.

      During the nine months ended March 31, 2004, financing activities primarily consisted of $2,308,000 received in private placements of common stock, $23,111 drawn under a line of credit with a bank, a net $140,000 received, the receipt of $45,000 from the issuance of warrants and the repayment of approximately $161,000 under a referral and reseller agreement.

Line of Credit and Bridge Loan


      On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line were limited to 80% of the Company's gross eligible receivables. Advances under the line initially bore interest at 1.25% per month or 15.00% per year and were secured by all the assets of the Company. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and was able to borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest GO. The bridge loan, secured by all of the Company's assets, was due at the earlier of 120 days from the first advance or upon closing the sale of GO. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year.

      On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (for a total of $750,000) and to provide the ability for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO business. In conjunction with this financing, the Company issued the lender warrants to purchase 50,000 shares of the Company's common stock at $2.00 per share. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the sale of GO. In the event the bridge loan was not paid in full by the due date, the Company was required to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment. On September 30, 2004, the Company presented the lender a series of acceptable letters of intent for the sale of GO, and the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit.

      On November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO, provided, that if the Company executed a definitive agreement for the sale of GO by November 30, 2004, then the extension date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment was to include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company was to make a payment of $75,000 to the lender if the Company repaid the loan by December 31, 2004 or $170,000 if the Company repaid the loan by January 31, 2005. In conjunction with this financing, the Company issued warrants to the lender to purchase 12,500 shares of the Company's common stock at $2.00 per share. The fair value of the warrants issued in both the August 2, 2004 and November 12, 2004 financing amounted to $44,067 and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt.

      On January 11, 2005, the Company used approximately $1.9 million of the proceeds received from a financing from a lender to repay in full and terminate the line of credit and bridge loan described above.


Senior Second Secured Convertible Notes


      On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes were secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The notes bore interest at an effective rate of 19.00% per annum, and were due on the earlier of February 1, 2005 or the closing of the sale of GO. The notes had a conversion feature, and contained some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The notes allowed the holders to participate in any of the Company's future financings, unless the financing involves only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company that he owns.

      On November 10, 2004, the Company borrowed an additional $750,000 by issuing additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes were also secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The Company paid prepaid interest of $45,000 upon the sale of the additional notes. The notes were due on the earlier of February 1, 2005 or the closing of the sale of GO. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by the noteholders. Arol Wolford, the Company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

      The fair value of the warrants issued amounted to $614,825 and $645,461 for the August 18, 2004 and November 10, 2004 financings, respectively, and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt. The Company also recorded a further $43,123 as a credit to interest expense in the nine months ended March 31, 2005, as a result of the registration rights granted on the November 10, 2004 warrants. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at December 31, 2004 and March 31, 2005.

      On January 11, 2005, the Company used approximately $2.3 million of the proceeds received from a financing from a lender noted to repay in full the amounts due under senior second secured convertible promissory notes. As a result, the lenders under these notes no longer have the right to participate in the Company's future financings.

Convertible Term Note and Convertible Revolving Note

      On January 11, 2005, the Company completed a financing transaction with a lender pursuant to the terms of a Security Agreement ("Security Agreement"), dated as of January 10, 2005, by and among the Company and its subsidiaries and the lender. Pursuant to the Security Agreement, the Company and its subsidiaries issued and sold to the lender (i) a Secured Convertible Term Note (the "Term Note") in the principal amount of $4,000,000, which is convertible into the Company's common stock, and (ii) a Secured Revolving Note (the "Revolving Note") and a Secured Convertible Minimum Borrowing Note (the "Minimum Borrowing Note" and together with the Term Note and the Revolving Note, the "Notes") in the aggregate principal amount of $1,500,000, which are convertible into the Company's common stock. The Company also issued to the lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share and a right to make up to $2,200,000 in additional loans to or investments in the Company on substantially the same terms set forth in the Notes and the Security Agreement. The Company also issued 50,000 warrants to an affiliate of the lender at a price of $3.50 per share exercisable at any time prior to January 9, 2008. The issuance of the Notes and the warrants were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      The Notes are due on January 9, 2008. The interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3% (8.75% as of March 31, 2005). The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the warrant and (ii) the price of the Company's common stock. The effective annual interest rate of this convertible debt, after considering the total debt issue costs (discussed below), is approximately 15.2%.

      The notes issued to the lender contained beneficial conversion features, and the intrinsic value of the conversion features of both the warrants and notes are being recognized as a discount to the notes. The gross proceeds of the convertible debt have been allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. The Company recorded a debt discount of (i) $1,091,744 for the valuation of the 800,000 warrants issued; (ii) $509,262 for the valuation of the stock purchase right issued; (iii) $1,237,566 for the beneficial conversion feature inherent in the financing and (iv) $367,000 for debt issue costs paid to affiliates of the lender, for a total discount of $3,205,572 in the current quarter. The net cash proceeds received by the Company after repaying the Company's then existing receivables based line of credit and then existing senior secured convertible notes as well as debt issuance costs amounted to $922,220.

      Under the Term Note, the Company must make monthly payments of $121,212 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then all or a portion of the monthly payment due on the Term Note shall be paid by issuing shares of its common stock to lender. In order for the conversion criteria to be met (i) the average closing price of the Company's common stock for the five trading days immediately preceding the monthly payment date must be greater than or equal to 110% of the conversion price, which is currently $2.11 per share, and (ii) the amount of such debt to be converted to common stock does not exceed 25% of the aggregate dollar trading volume of the Company's common stock for the 22-day trading period immediately preceding the delivery of the notice described below. If the conversion criteria are not met, then the lender will only convert that portion of the payment which meets the conversion criteria, and the number of shares to be issued upon such conversion will be equal to the dollar amount of monthly payment to be converted divided by the then-applicable conversion price. The Company is required to pay 102% of the monthly amount due for any amounts which are not converted to common stock as a result of the failure to meet the conversion criteria. Each month the lender is required to deliver to the Company a notice stating whether, according to the conversion criteria, the monthly amount payable shall be paid in cash, common stock or a combination of both. In the event that the lender does not provide the notice to the Company, then the Company is required to pay the lender 102% of the amount due for that month in cash.

      If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

      The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the Notes, the interest rate on the Notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the lender may require the Company to repay 120% of the principal and interest then outstanding.

      The Notes are secured by a first priority lien on the assets of the Company and its subsidiaries. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the lender, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from the lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Company and its subsidiaries and the lender, the lender released its security interest in GO's assets upon the sale of substantially all of GO's assets. The release of the lenders' security interest pursuant to the Side Letter was conditioned upon (i) the Company depositing an amount of cash into a blocked account sufficient to repay principal and fees outstanding under the Term Note, (ii) the lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement. On February 28, 2005 in conjunction with the sale of the assets of GO, the Company met its funding obligations under the Side Letter by depositing $4,000,000 into a restricted cash account which represents the lenders' security interest in the Term Note, and repaying $1,000,000 under the Revolving Note and the Minimum Borrowing Note to reduce the balance to $500,000.

      At March 31, 2005, the maximum amount available under the Revolving Note and the Minimum Borrowing Note is equal to the lesser of (i) $500,000 less any reserves required by the lender or (ii) 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by the lender. The balance on the Revolving Note and the Minimum Borrowing Note at March 31, 2005 amounted to $500,000.

      The discount on the notes has been allocated on a proportional basis to the Revolving Note and the Term Note on both a short-term and long-term basis and resulted in the respective balances, net of unamortized discount as of the quarter ended March 31, 2005 of $230,939, $671,824 and $1,175,693, respectively.

      Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Company and the lender, the Company agreed to file a registration statement to cover the resales of the shares of the Company's common stock issuable upon conversion of the Notes and the warrant. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods will require the Company to pay liquidated damages of 1.0% of the original principal amount for each thirty day period (pro rated for partial periods) until the failure to comply is cured. Commencing April 26, 2005, such additional interest began to accrue due to the Company's failure to have the registration statement initially required under the agreement declared effective by the agreement deadline. The Company also recorded a further $537,809 as a credit to interest expense in the three months ended March 31, 2005, as a result of the registration rights granted on the warrants and stock purchase right. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at March 31, 2005.

                                    BUSINESS

General


      Tectonic Network, Inc. (formerly Return On Investment Corporation) was incorporated in Delaware in 1990 as Net/Tech International, Inc. ("NTTI"). On August 10, 2000, the Company completed a reverse merger whereby Results Oriented Integration Corporation was merged into a wholly-owned subsidiary of NTTI, which at the time had no operations. The name of the company was changed to Return On Investment Corporation. In connection with the sale of the assets of GO software, the name of the company was changed to Tectonic Network, Inc. to more closely align it with its remaining operations.

      During fiscal 2004 and the first nine months of fiscal 2005, the Company's operations were conducted through two primary subsidiaries: (i) Tectonic which develops and markets building product information solutions for the construction industry including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection and (ii) GO which develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.


The Sale of GO


      As discussed in more detail in the section "Sale of GO" beginning on page 40 of this prospectus, on December 6, 2004, the Company and GO entered into the Asset Purchase Agreement with VeriFone. Pursuant to the Asset Purchase Agreement, on February 28, 2005, VeriFone purchased substantially all of GO's assets. This divestiture is part of the Company's new business strategy to focus on its construction information product offerings.

      Historically, the Company has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management believes that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO had achieved success under the Company, achieving revenue growth and becoming a market leader, management recognized that competitors in the payment processing industry had much greater financial resources than the Company and that the continued success of GO would be put at risk due to the undercapitalization of the Company. Thus, management believes that it is in the best interests of the Company and its stockholders that the Company pursue a path where the odds of future success appear greatly improved. The construction information industry is a highly fragmented industry with no dominant companies and there exist numerous opportunities for growth by providing services to an underserved marketplace. Management believes that the divestiture of GO will provide an opportunity for our executive management team to focus on an industry where they have the most experience.

      Except where specifically noted below, the following discusses the operations of Tectonic, the Company's continuing subsidiary.


Operations


      The introduction of Tectonic's construction information business in fiscal 2003 represented a new strategy for the Company as it sought to develop a vertical market to take advantage of core knowledge of the construction industry within the Company's management team as well as take advantage of what management believes represents an opportunity for significant growth. This business provides marketing and sales solutions that facilitate the way building product information is organized, displayed, and distributed by building product manufacturers and distributors. These solutions enable designers and builders to more easily locate, understand, select, and purchase building products. Management believes that Tectonic's product and service offerings will be in high demand given the highly fragmented nature of the $997 billion U.S. construction industry (U.S. Census Bureau, 2004) and the lack of other fully comprehensive competing products.

      In fiscal 2004, the Company completed three acquisitions to increase Tectonics' capabilities in the construction information industry as follows:

      On November 18, 2003, the Company and BBN Acquisition, Inc., a North Carolina corporation ("BBN"), consummated a merger whereby BBN was merged with and into Tectonic, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. Tectonic survived the merger as a wholly-owned subsidiary of the Company. In connection with the merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. The BBN assets acquired comprise an online design resource for design professionals in the commercial interiors industry allowing users to search and compare building product manufacturer's commercial interior finishes by attribute such as style, thickness, color or specific patterns. BBN's product line BlueBolt was renamed Tectonic Studio subsequent to the merger.


      On November 26, 2003, the Company and Construction Yellow Pages LLC, a Michigan limited liability company ("CYP"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of CYP. In connection with the asset purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. Prior to the asset purchase, CYP was a publisher of regional comprehensive print directories for the commercial construction industry. CYP's product line was renamed Tectonic Print Directory subsequent to the asset purchase. Using the CYP assets, Tectonic publishes a comprehensive directory of the Architectural, Engineering and Contractor community including building product manufacturers, their distributors and sales representatives, for the commercial construction industry. These regional directories were targeted at specific local markets with local providers appearing in the front and national and regional providers listed in the back. Although the Company recently shifted away from producing regional directories to producing national directories which are focused on particular sectors of the building market (e.g., roofing and building interiors), the Company continues to utilize the customer database acquired from CYP, which management believes is the most important asset acquired from CYP.

      On January 2, 2004, the Company and SpecSource.com, Inc., an Indiana corporation ("SpecSource"), consummated the transaction contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of SpecSource. In connection with the SpecSource asset purchase and as consideration for substantially all of the operating assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock, entered into a non-interest bearing note payable in the amount of $533,000 and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource for $360,000. The SpecSource assets enable Tectonic to provide an online directory of commercial building product manufacturers and their local supply chain of product representatives and distributors searchable by key word, Construction Specification Institute Master Format code, company name or construction trade name. SpecSource's product line was renamed Tectonic Online Directory subsequent to the asset purchase.
Subsequent to the sale of GO, the Company repaid $650,000 in accordance with change of control provisions is the non-interest bearing note and non-compete agreement,


Strategy


      Beginning with the launch of Tectonic in fiscal 2003, the Company has pursued independent parallel strategies through its two subsidiaries. The Tectonic business has pursued the goal of becoming a preferred provider of sales and marketing solutions to building product manufacturers in the highly fragmented construction industry. The GO business has pursued the goal of becoming a recognized leader in providing payment processing solutions to merchants and end users through its reseller network in North America. As explained above, the Company recently sold the assets of GO. Going forward, the Company will pursue one unified strategy through Tectonic. The following are the key elements of the Tectonic strategy:

      Up-Sell Products and Services. Tectonic seeks to gain traction in the market by offering a suite of products to solve building product manufacturer sales and marketing needs. Subsequent to acquiring the complementary products lines described above, the Company determined that building product manufacturers prefer the Company's multi-faceted solutions, which are better able to solve their needs than the same products when sold individually. In addition, by offering a bundled sale of products, the Company has experienced higher price points and renewal rates than when these products were sold separately by their prior owners.

      Enhance our Product Offerings. To compete effectively, and expand our market share, Tectonic must continually develop and introduce new products and enhancements that reflect technological developments and emerging industry standards. Tectonic plans to improve and expand its product and service offerings on an ongoing basis through both internal research and development efforts as well as through acquisitions. The Company also believes that certain of its product lines will achieve greater success if they are focused on particular sectors of the construction industry, and in this regard, the Company recently, shifted away from producing regional directories to producing national directories which are focused on particular sectors of the building market (e.g., roofing, building openings and building interiors).

      Leverage Existing Distribution Channels and Develop New Strategic Partnerships. Tectonic has a significant number of high level relationships with many building product manufacturers, distributors, large architectural practices and associations and will seek to develop these further. In this regard, Tectonic Online Directory has become the search engine embedded in over 60 local chapters of the 17,000 member Construction Specification Institute, and is also the embedded search engine in the Door Hardware Institute, among others. Tectonic personnel also are affiliated with the Building Owners and Managers Association, the Construction Managers Association of America, the American Society of Professional Estimators, among others, and sit on various boards, such as the highly prestigious Design Futures Council and various committees of the American Institute of Architects.


      Acquire Complementary Businesses and Products. An element of our growth strategy has been to pursue potential acquisitions that offer opportunities to increase our sales channels, gross margins and market share. By acquiring businesses that offer products that complement Tectonic's existing products, we believe we can decrease the time required to build products and get them to market and also increase the likelihood that our suite of products will meet the needs of our existing and potential customers. In the past fiscal year, the Company acquired three entities to compliment its existing Tectonic product line.


      Implement Cost-saving Measures. Based on our current level of operations, we are uncertain as to whether our cash flows from operations including $3,725,622 of unrestricted cash on hand as of March 31, 2005 will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. In this regard, the Company has begun to adopt to an alternative strategy that includes actions such as:

      o     reducing headcount;

      o     eliminating non-core product lines;

      o     reducing capital expenditures;

      o     reducing research and development efforts; and

      o     seeking additional funding.


Products


      The Company combines seasoned professionals from the design, construction, building products and architecture, engineering and construction information industry with the latest information, technology and tools to connect buyers and sellers of commercial building products and services.


      Tectonic began operations as a custom solution provider in fiscal 2003 with its Tectonic Solutions product which provides custom software solutions to help building product manufacturers and distributors improve the way they organize, display and distribute their product information. These solutions allow architects, distributors, building owners and contractors to search for products based on attribute or application, to compare products within a product line or between lines, to configure products to fit a specific application and to choose, visualize and incorporate product information into design documents and specifications. This Tectonic product generates revenue through consulting fees.

      Tectonic significantly enhanced its product line through the acquisition and integration of three companies in the building product information business as follows:


      BBN, now Tectonic Studio, offers online resources for design professionals in the commercial interiors industry. Through its patented technology, Tectonic Studio provides product information and color-accurate imagery for more than 50 brands of commercial interior finishes, which allows for comparisons of finishes by attribute such as style, thickness, color or specific patterns. Tectonic Studio generates revenue through advertising and subscriptions.


      When we acquired CYP, now Tectonic Print Directories, it was a publisher of comprehensive regional "yellow pages" print directories for the commercial construction industry. These directories included specialized directories for local markets and vertical slices of building trades. Tectonic Print Directory also serves as the print manifestation of the electronic database of SpecSource.com, and through a print medium, provides access to the large portions of the commercial construction marketplace that are not yet online. Recently, the Company has shifted away from producing regional directories to producing national directories which are focused on particular sectors of the building market (e.g., roofing and building interiors).Tectonic Print Directories generates revenue through advertising.

      SpecSource.com, now Tectonic Online Directory, is an online directory of commercial construction product manufacturers and their local supply chain of product representatives and distributors. Tectonic Online Directory provides design professionals with information about building product manufacturers, including local contact information. Tectonic Online Directory's offering also profiles thousands of architects, engineers and contractors who are currently active in the commercial construction market. The online search capabilities of Tectonic Online Directory allow contractors and other buyers of construction products to find resources in their location where they can buy a desired product. Most manufacturers do not sell directly to contractors but sell through local distributors and independent sales representatives, and Tectonic Online Directory allows buyers to identify the appropriate distributors and sales
representatives.   Tectonic   Online   Directory   generates   revenue   through
advertising.

      Tectonic recently launched Tectonic Models which uses the next generation of CAD that includes Building Information Models (BIM) and allows an entire building to be developed into a single 3D model that automatically generates plans, elevations, sections, details, renderings, animations and schedules. Tectonic Models has created multiple products and services to allow designers, owners, contractors, building product manufacturers and suppliers to achieve the full potential of BIM in design, construction and operations - resulting in improved quality and reduced costs throughout the lifecycle of the building. The contents of the BIM may be exported into databases to support estimating, project management, procurement and facility management. If the BIM contains all the products and assemblies of the actual building, the export will be a quantity take-off list of everything in the building. Tectonic Models generates revenue through consulting fees.

      In connection with the Company's strategy to reduce costs, management regularly evaluates the level of resources that will be allocated to developing its products.

Technical Support and Consulting Services


      Tectonic provides technical support through a help desk accessible during business hours supporting manufacturers' data contained within Tectonic's products, providing, for example, help with adding or deleting data from a database hosted by Tectonic. Due to the nature of the product lines, 24/7 support is not required.


Customers

      Although Tectonic's customers are primarily building product manufacturers, their distributors and independent sales organizations, its customers also include general contractors, subcontractors and heavy equipment dealers. These customers range in size from small businesses to Fortune 500 customers. The primary targeted customer for Tectonic products is a building product manufacturer that would purchase a custom solution product and purchase advertising in both our electronic and print directories.

      None of our customers accounted for more than 5% of operating revenues for the fiscal year ending June 30, 2004 or for the nine months ended March 31, 2005.


Sales

      Tectonic has a direct sales team, comprised of personnel with an average of 13 years of experience in the construction information industry, primarily focused on selling products similar to its current offering to building product manufacturers. These products include advertising products as well as sales and marketing solutions. In addition, an inside sales force is used to sell advertising in both our print and online directory products.


      Tectonic's products and services are focused on the construction industry. The Company's direct sales staff has substantial knowledge of the Tectonic product and service offerings, as well as the in-depth needs of the construction industry and most notably building product manufacturers. Management believes our sales personnel's and internal consultants' extensive knowledge of the construction industry is a key competitive advantage which has enabled Tectonic to achieve credibility rapidly upon entering this market. For example, Tectonic received an Electronic Innovation Award from the 17,000 member Construction Specification Institute in March 2004 and, despite its recent launch, has secured brand name customers such as Sherwin-Williams, Milliken and Delta Faucet.


Marketing


      The Company's marketing personnel perform all marketing functions. The Company's marketing department has responsibility for product marketing, marketing communications and public relations, and also produces collateral material, such as demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets, for distribution to prospective customers.

      The Company utilizes focused marketing programs such as preparing trade show specific marketing material for attendees at industry trade shows such as the American Institute of Architects or CSI trade shows attended by Tectonic. These programs attract potential customers in our target markets and are also used to promote the respective subsidiaries, and brands. We also use seminars, advertising, telemarketing, direct mail, speaking engagements, public relations campaigns, partner conferences and web site marketing to promote our products and services. Internally, we devote substantial resources to supporting our sales team with high quality sales tools and collateral materials.


      Tectonic targets sales of its construction information solutions products to small to large building product manufacturers including their distributors and independent sales organizations through a variety of methods. While building product manufacturers and their distributors and sales representatives are the primary purchasers of Tectonics products, this group has a need to influence the buying decision of their direct customers, such as general contractors and subcontractors, as well as the product selection decision of building owners, architects, specifiers and designers. Tectonic therefore targets marketing efforts to the manufacturers' product end-users such as building owners, architects, specifiers, designers, contractors and subcontractors who will actually make the product selection decision or buy and install the product.


      Tectonic targets these groups through different methods including the distribution of hardcopy print directories. Tectonic also targets these groups through a variety of online internet based methods, including proprietary searchable websites based on product attribution, which are hosted directly by us or our partners. Our partners include over 60 local chapters of the 17,000 member Construction Specifications Institute, and our search engine is embedded in these partners' websites. In addition, our direct sales force targets building product manufacturers for customized website design, including product configuration.


Research and Product Development


      Products contained within the Tectonic Network brand will continue to undergo refinement and development to determine those which best suit our customers needs. The majority of the Company's product lines have a technology component, and as such are subject to significant threats by competing technologies. Tectonic will continue to develop new variations of existing products and will, from time to time, research and develop completely new products to serve its target market.

      Research and development expenses amounted to $277,862 in fiscal 2004 and $341,557 for the nine months ended March 31, 2005 and represented approximately 23.8% and 36.7% of revenue, respectively. Research and development expenses consist primarily of salaries and related costs of development personnel. Research and development expense was primarily incurred in the development of new product lines.


Competition

      Tectonic operates in the construction industry, which is the third largest industry in the U.S. after defense and healthcare. The market for Tectonic's products and services is highly fragmented and served by numerous firms, many of which address only specific aspects of a particular portion of the construction market. We believe the principal competitive factors that are faced by Tectonic are reputation, quality of service, relative price, performance, time to market, industry expertise and product fit. Known competitors include certain multi-national consulting and publishing firms that have product lines focused on the broader market but lack industry expertise or the suite of products that we currently offer. These competitors include certain product lines of the McGraw-Hill companies, web site development firms and the Blue Book of
Construction. Presently, management does not believe that any Tectonic competitor offers a suite of products as broad and with the same level of service offered by the Tectonic products. Further, while certain Tectonic competitors in the area of customized web site development provide similar products, they do so across all industry lines, whereas Tectonic specifically focuses on building product manufacturers, and as a result, management believes that Tectonic has greater industry expertise and is better able to apply domain knowledge.

Intellectual Property


      The Company's success is dependent upon developing, protecting, and maintaining its intellectual property assets. Tectonic holds a patent on computer software which generates storyboards used in interior design. Tectonic also has registered and unregistered copyrights and trademarks. The Company relies upon a combination of patent, copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country.


Employees


      At March 31, 2005, we had a total of 54 full time employees.. Many of our employees are highly skilled, and our continued success is dependent on our ability to attract and retain qualified employees. Our employees are not represented by a union or a collective bargaining agreement. We have an employment agreement with our Chief Executive Officer and had an employment agreement with the Chairman of the Board which was terminated through the change of control provisions that resulted on the sale of GO Software on February 28, 2005. The Chairman ceased to be an employee on that date and will receive monthly termination payments over the 24 months following the sale for a total amount of $360,000. As of June 20, 2005, the headcount was reduced to 30 full time employees as the Company has implemented cost control measures.

                             DESCRIPTION OF PROPERTY


      The Company leases its administrative, marketing, and research and development facilities under long-term operating leases. The corporate headquarters are currently located in approximately 7,300 square feet in Kennesaw, Georgia pursuant to leases expiring in July 2005. Once that lease expires, the Company intends to move its headquarters to another location in the Atlanta, Georgia area, and the Company is currently in the process of procuring new office space. The Company's primary operations are located in approximately 13,522 square feet in Englewood, Colorado pursuant to leases expiring in 2009. The Company assumed several other leases in connection with various business combinations during 2004, including approximately 6,300 square feet in Indianapolis, Indiana, and approximately 3,800 square feet in Grand Rapids, Michigan. These leases expire through 2009 taking into account all renewal options. The Company exited its facility in Indianapolis, Indiana in November 2004.


      The Company believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of the Company's operations.

                                 THE SALE OF GO

Background


      Historically, the Company has operated as a holding company with business operations in both the payment processing industry and the construction information industry. The Company's two primary operating businesses were:


      o Tectonic, which develops and markets building product information solutions for the construction industry. These solutions include printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection; and

      o GO, which develops and markets software and services for credit card, debit card and check transactions processing and has offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.


      Because Tectonic and GO operate in unrelated industries, the Company was not able to develop operating and financial synergies between the two subsidiaries. Furthermore, during meetings with potential investors and the Company's bankers, management received feedback that the Company's message was clouded as a result of operating in these two unrelated industries and that this would make it more difficult for the Company to raise funds and obtain analyst coverage. Consequently, the Company's Board of Directors and management determined that it is in the best interests of the Company's stockholders to limit the Company's focus to one industry, the construction information industry, and to divest its operations in the payment processing industry.

      On September 27, 2004, the Company announced that it had retained a financial advisor to assist in the divestiture of GO. On December 6, 2004, the Company entered into an Asset Purchase Agreement by and among the Company, GO and VeriFone. On February 28, 2005, pursuant to the Asset Purchase Agreement, GO sold substantially all of its assets to VeriFone. VeriFone paid GO $13 million in cash at closing and will pay up to an additional $2 million if (i) VeriFone, by June 30, 2006, acquires a certain business from a third party or (ii) the revenue of GO's business, net of discounts and returns, for the 24-month period ending June 30, 2006 exceeds $28,649,000. The amount of the contingent payment may also be reduced as a result of claims for indemnification under the Asset Purchase Agreement and certain other events. Of this $2 million contingent payment, up to $500,000 will be paid to certain of GO's employees if earned.


Use of Proceeds of GO Asset Sale


      Approximately $7 million of the net proceeds received by GO in the GO Asset Sale was used to repay certain indebtedness of GO not assumed by VeriFone and to repay indebtedness of the Company, including indebtedness on which GO was a co-borrower. With the proceeds received from Verifone for GO, which were distributed by GO to the Company as a dividend, the Company repaid Laurus $1 million for amounts outstanding under the revolving line of credit, certain notes payable issued in connection with prior acquisitions and amounts owed to certain related parties. Approximately $4 million of the proceeds was placed in a blocked account for the benefit of Laurus, and the proceeds will be released from the blocked account as the term loan from Laurus is repaid. The remainder of the proceeds will be used by the Company for the development of Tectonic's business and for general corporate purposes.


      The Company's stockholders did not receive any consideration, whether as a dividend or distribution, as a result of the sale.

                              THE LAURUS FINANCING

      On January 11, 2005, the Company completed a financing transaction with Laurus pursuant to the terms of the Security Agreement. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) the Term
Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) the Revolving Note and the Minimum Borrowing
Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus the Warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. The issuance of the Notes and the Warrant were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      Maturity and Interest Rate. The Notes are due on January 9, 2008, and the interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3%. The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the Warrant and (ii) the price of the Company's common stock.


      Repayment. Under the Term Note, the Company must make monthly payments of $121,212.12 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then the Company is required to pay all or a portion of the monthly payment by issuing shares of its common stock to Laurus. Furthermore, Laurus has the right at any time to convert at its option all or a portion of the outstanding principal and interest under the Term Note into shares of the Company's common stock. However, Laurus' right to convert the Tern
Note is subject to the limitation described below in "Limitation on Conversion". In the event that all or a portion of the monthly payment is paid in cash, then the Company must pay Laurus 102% of such amount.


      Amounts outstanding under the Minimum Borrowing Note and the Revolving Note will either be paid in cash at maturity or at Laurus' option by converting such amounts into shares of the Company's common stock.

      Availability under the Revolving Note and the Minimum Borrowing Note. The maximum amount available under the Revolving Note and the Minimum Borrowing Note is equal to the lesser of:

      o     $1.5 million less any reserves required by Laurus; or

      o 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Laurus.

      If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

      Conversion Price. The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments.

      Limitation on Conversion. Laurus may not convert the Notes or the Warrant if it would result in Laurus having beneficial ownership in excess of 4.99% of the Company's issued and outstanding common stock. Laurus may waive this limitation on 75 days' prior notice or without notice to the Company if the Company is in default under its obligations to Laurus.


      Security. The Notes are secured by a first priority lien on the assets of the Company and Tectonic, and were secured by a lien on the assets of GO prior to the GO Asset Sale. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement (the "Stock Pledge Agreement"), with Laurus, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from Laurus. Furthermore, pursuant to a Side Letter Agreement (the "Side Letter") by and among the Company, GO, Tectonic and Laurus, Laurus agreed to release its security interest
(i) in GO's assets in the event that all or substantially all of GO's assets are sold or (ii) in the capital stock of GO in the event that the Company sells all of the capital stock of GO. Generally, the release of Laurus' security interest pursuant to the Side Letter was conditioned upon (i) the Company or GO depositing an amount of cash into a blocked account sufficient to repay the Term Note, (ii) Laurus' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement. These conditions were satisfied in connection with the GO Asset Sale, which occurred on February 28, 2005. The Company met its funding obligations under the Side Letter by depositing $4,000,000 into a restricted cash account which represents the lenders security interest in the Term Note, and repaying $1,000,000 under the Revolving Note and the Minimum Borrowing Note to reduce the balance to $500,000.

                                LEGAL PROCEEDINGS


      In January 2005, Company received a letter of complaint from a former employee, alleging production and usage tracking problems with certain directory products of Tectonic which allegedly may have led to shortfalls in production numbers and incorrect statistics being furnished to certain customers. Such former employee has also made allegations of constructive discharge and of whistleblower retaliation with respect to his treatment by the Company, which claims are believed by the Company to be baseless. The former employee has filed a complaint with Occupational Safety and Health Administration ("OSHA"), and no litigation may be commenced until OSHA makes an initial determination, issues a right to sue letter or fails to act for six months. A special committee of the Board of Directors (comprised of members of the Audit Committee) is conducting an investigation of the issues alleged by the former employee. No evidence supporting the former employee's claims has been found in connection with the employee's allegations, but if any is, the Company shall take prompt and appropriate action in response.

      In April 2005 American Mint, LLC ("American Mint") and certain of its overseas affiliates filed a complaint in the United States District Court for the Middle District of Pennsylvania against GO (whose liabilities were retained by the Company upon the sale of GO's assets). The complaint alleges that GO's software malfunctioned, which caused American Mint's overseas affiliates to overcharge customers purchasing collectible coins. The complaint further alleges that GO improperly instructed the overseas affiliates in the installation of the software, resulting in the billing of many credit card customers in amounts up to 100 times greater than the actual purchase amounts. American Mint asserts claims for breach of contract, breach of various express and implied warranties, negligence, and negligent misrepresentation, and seeks compensatory damages of $981,758, including $281,758 in charges associated with correction of the improper charges and lost anticipated profits of $700,000. The Company intends to oppose the lawsuit vigorously, and has filed a motion to dismiss the action and to limit the damages to $10,995, the purchase price of the software. Management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

      The Company's former subsidiary GO is the subject of a claim in Los Angeles County, California Superior Court. Plaintiff Bankcard USA Merchant Services, Inc. ("Bankcard") sued Capital Video Corporation ("Capital Video") to recover amounts that Bankcard allegedly was required to pay to MasterCard International in penalties as a result of fraudulent transactions having been processed through Capital Video as a result of its use of non-conforming payment processing software. The total demanded is $86,700 and attorneys' fees. On January 18, 2005, Capital Video filed a third-party claim against GO and others for breach of contract, equitable indemnity, and breach of warranty, alleging that defects in the payment processing software of Atomic Software, Inc. ("Atomic Software"), under which GO allegedly does business, were responsible for the fraudulent transactions. Capital Video seeks damages in the amount of any liability it incurs to Bankcard, plus attorneys' fees. GO has filed an answer denying all liability and asserting that it is not a proper party to the litigation, based on the fact that the underlying transactions were conducted by Atomic Software before GO purchased its assets and Atomic retained its liabilities in that transaction. In addition, GO has filed a motion for sanctions for frivolous litigation. Management believes it possesses substantial defenses to the action. However, management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

      GO is also the subject of a third-party complaint in an action pending in the Court of Common Pleas, Lake County, Ohio. Plaintiff Nova Info. Systems, Inc. alleges that defendant Current Directions, Inc. ("Current Directions") is liable for $27,497 related to charge-backs refunded for unauthorized credit card charges. Current Directions, in turn, alleges that GO (along with Visa, Mastercard, and Merchant Warehouse) owes Current Direction indemnification for any and all amounts it is obligated to pay to Nova. In addition, Current Directions seeks unspecified damages for loss of business, cost of merchandise shipped, shipping costs, bank fees, and defamation in the business community. Management believes it possesses substantial defenses to the action. However, management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors.


Name                        Age     Position                                 Director Since
----                        ---     --------                                 --------------
Charles A. McRoberts        55      Director                                 2000
John W. McRoberts           52      Director                                 2000
Charles Pecchio, Jr.        58      Chairman of the Board                    2000
Arol R. Wolford             52      President, Chief Executive Officer,
                                      and Director                           2001
Theo P. VanderBoom          57      Director                                 2002
Laura C. Rogers             45      Director                                 2002
Sherwin Krug                39      Chief Financial Officer                  N/A

      Charles A. McRoberts (brother of John W. McRoberts) serves as a director and since March 2005 functions in the role of Senior Account Sales
Representative for Tectonic Network, Inc. Prior to that he served as Vice President of Developer Channel Sales for GO Software, Inc. He also served as Chairman of the Board of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and as Chairman of the Board of the Company through June 2002. He previously was President and CEO of Mastiff Systems, a company that marketed and serviced security systems. Mr. McRoberts joined Mastiff in 1982 and served as President and CEO from 1987 until the sale of the company in 1996. Prior to joining Mastiff, Mr. McRoberts was Branch Manager of Wells Fargo Alarm Services.


      John W. McRoberts (brother of Charles A. McRoberts) serves as a director and is a member of both the Audit Committee and Compensation Committee. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000. Since July 2003, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of Meadowbrook Healthcare, Inc., a privately-owned healthcare services company operating in the physical rehabilitation industry. Since December 2000, he has been the Managing Member of CannonGate Partners LLC, a private equity firm. Since 1999 he has served as a director of Foresite LLC, a privately-owned company that owns, leases and develops communication towers. He was a co-founder, and served as President and Chief Executive Officer of Capstone Capital Corporation, a NYSE listed real estate investment trust, from 1993 to 1998, when Capstone was acquired by Healthcare Realty Trust in a transaction valued at approximately $900 million. Prior to that, Mr. McRoberts was a senior officer of AmSouth Bank of Alabama (formerly AmSouth Bank N.A.), where he was employed from 1977 to 1993.

      Charles Pecchio, Jr., has served as Chairman of the Board since July 2002. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and served as President of the Company through January 2002 and Chief Executive Officer of the Company through June 2002. Since October 2003, Mr. Pecchio has also served as Chairman, President and Chief Executive Officer of Verification Solutions, Inc. which markets systems and services for real-time verification of insurance coverage. Since 1993, he has provided several companies with consulting services related to business development, mergers, and acquisitions. In 2002, Mr. Pecchio founded Community Catalyst Corporation, a non-profit organization that serves youth, senior citizens, and the handicapped, and he serves as Chairman of this corporation. Since 2002, he has served as a director of 3001, Inc., a geospatial data company based in Louisiana, and has served as Interim CEO of 3001 since March 2004 and CEO since October 2004. From 1992 to 2002, he served as a director of Hoffman & Co, Inc., a provider of photogrammetric, computer mapping and GIS services. From 1988 to 1992, he served as a director of Spiro International SA, a Swiss public company, and as an officer and director of several affiliated companies. Mr. Pecchio's previous experience includes financial, sales, and management positions with IBM Corporation, General Computer Corp., TeleVideo Systems, and NEC Information Systems.

      Arol R. Wolford has served as President since February 2002, as Chief Executive Officer since July 2002, and as a director since October 2001. He also serves as Chairman of Realty Empowerment Systems, a provider of technology tools to real estate professionals. He also serves as a director of Campbell-Stone, a non-profit provider of residential housing and services to senior adults. In 1980, he established Construction Market Data (CMD Group) in Atlanta, Georgia, and served as President until December 2001. CMD Group is a provider of quality project news, building product information, and cost data for the international construction industry. In May 2000, CMD Group was acquired for $300 million by Cahners Business Information, a part of the London based Reed Elsevier.

      Theo P. VanderBoom serves as a director and is Chairman of the Audit Committee and is also a member of the Compensation Committee. He also serves as a director and Chief Financial Officer of Realty Empowerment Systems, a provider of technology tools to real estate professionals. From 1996 to 2000, he served as Chief Financial Officer of CMD Group. From 1982 to 1996, Mr. VanderBoom was with Southam Business Communications, Inc., where he served as Vice President of several Southam subsidiaries in Canada and the United States. Mr. VanderBoom earned a BS in mathematics and an MBA from York University and is a Certified Management Accountant.

      Laura C. Rogers serves as a director and is Chairman of the Compensation Committee and is also a member of the Audit Committee. She is currently the founder and CEO of PinnaclePay Merchant Services, Inc. a payment processing company. From 1995 to 2002, she was with Paymentech, L.P., a processor of payment transactions. At Paymentech, she held management and executive positions in product management and marketing from 1995 to 2000. From 2000 to 2002, she served as Chief Administrative Officer, responsible for human resources, corporate training, employee communications, legal, quality management, and mergers and acquisitions. From 1985 to 1995, Ms. Rogers was with Global Payment Systems (formerly National Data Corporation), a processor of payment transactions, where she held positions in human resources and then served as Director of Strategy Management for Retail Integrated Payment Systems.


      Sherwin Krug has served as Chief Financial Officer since January 2003. Prior to joining The Company as Chief Financial Officer, from 1998 to 2002, Mr. Krug served as Vice President of Finance and Chief Financial Officer for CMD Group. Prior to CMD Group, from 1989 to 1998 Mr. Krug was an audit Senior Manager with Ernst & Young in their Entrepreneurial Services Group both in Johannesburg, South Africa, and Atlanta, Georgia. Mr. Krug holds a Bachelor of Commerce degree from the University of the Witwatersrand and a Bachelor of Accounting Science Honors from the University of South Africa. He is a Chartered Accountant, is a member of the Association of Chartered Accountants in the United States, and is an associate member of the Georgia Society of CPAs.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation earned by certain executive officers serving at the end of fiscal 2004. None of our other executive officers who served in fiscal 2004 earned $100,000 in aggregate compensation for that year.

                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                             Annual Compensation           Compensation Awards
                                             -------------------           -------------------
       Name and Principal          Fiscal                                  Securities Underlying
       ------------------          ------                                  ---------------------
            Position                Year       Salary         Bonus               Options
            --------                ----       ------         -----               -------
  Charles Pecchio, Jr.              2004     $  90,000      $  90,000                   --
  Chairman of the Board(2)          2003     $  94,500      $  94,500                   --
                                    2002     $  87,083      $ 382,606(1)                --

  Arol R. Wolford                   2004     $  90,000      $  90,000                   --
  President and CEO(3)              2003     $  85,500      $  85,500              425,000
                                    2002     $  15,000      $  15,000                   --

  Sherwin Krug                      2004     $ 160,000      $  70,000              160,000
  Chief Financial Officer (4)       2003     $  72,000      $      --              150,000

(1)   Includes sales commissions
(2) Mr. Pecchio served as President through January 2002 and as CEO through June 2002. He is currently Chairman of the Board.
(3) Mr. Wolford has served as President since February 2002 and as CEO since July 2002.
(4)   Mr. Krug has served as Chief Financial Officer since January 2003.

                        Option Grants In Last Fiscal Year

      The following table sets forth all individual grants of stock options during the fiscal year ended June 30, 2004, to each of the Named Executive
Officers:

                                                  Percent of
                                Number of       Total Options
                               Securities         Granted to      Exercise or
Name and Principal             Underlying        Employees in      Base Price      Expiration
   Position                  Options Granted     Fiscal Year      Per Share(1)        Date
  ----------                 ---------------     -----------      -----------      ----------
Charles Pecchio, Jr.                     --              --              --               --
Chairman of the Board
Arol R. Wolford                          --              --              --               --
President and CEO
Sherwin Krug                      160,000(2)           24.5%           $1.70       10/29/2013
Chief Financial Officer

(1) The exercise price of the options was equal to or greater than fair market value of the underlying stock on the date of grant.
(2)   Grant becomes vested and exercisable in a period of one year from

           Aggregated Option Exercises In Last Fiscal Year And Fiscal
                             Year-End Option Values

                              Shares                         Number of Securities            Value of Unexercised
   Name and Principal        Acquired      Value           Underlying Unexercised          In-the-Money Options at
        Position            on Exercise     Realized      Options at Fiscal Year End           Fiscal Year End
        --------            -----------     --------      --------------------------           ---------------
                                                        Exercisable     Unexercis-able    Exercisable     Unexercis-able
                                                        -----------     --------------    -----------     --------------
                                                            (1)             (1)               (1)             (1)
Charles Pecchio, Jr               --             --             --             --                  --             --
Chairman of the Board
Arol R. Wolford                   --        $    --        425,000(2)          --           $ 250,000 (2)    $    --
President and CEO
Sherwin Krug                      --        $    --        150,000(3)        160,000        $ 150,000 (3)    $ 48,000 (4)
Chief Financial Officer

(1) Represents options to purchase the Company's common stock. The fair market of the Company's common stock on June 30, 2004 was $2.00 per share based on the closing price on such date in the over-the-counter market.
(2) Represents 175,000 options exercisable at $2.00 per share and 250,000 options at $1.00 per share.
(3)   Represents options exercisable at $1.00 per share.
(4)   Represents options exercisable at $1.70 per share.

Employment   Agreements,   Termination  of  Employment   and   Change-In-Control
Arrangements


      Under the Employment Agreement between the Company and Arol R. Wolford effective February 1, 2002, and amended as of July 1, 2002, the Company has agreed to pay Mr. Wolford an annual base salary of $90,000 and a performance bonus as determined by the Company's Compensation Committee and ratified by the Board of Directors. Mr. Wolford will also be paid an annual bonus draw of $90,000 against the performance bonus. Any bonus draw in excess of the total amount of the actual performance bonus earned by Mr. Wolford for each fiscal period shall not be recoverable by the Company. The agreement requires a minimum performance of 20 hours per week. If (i) Mr. Wolford's employment under the Employment Agreement is terminated by the Company other than for cause, (ii) if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, or (iii) if Mr. Wolford terminates his employment for good reason, Mr. Wolford shall be paid by the Company a $360,000 termination payment over a period of two years and shall continue to receive benefits during such two year period. Because the GO Asset Sale constitutes a sale of all or substantially all of the Company's assets, a change of control is deemed to have occurred pursuant to the terms of his employment agreement and Mr. Wolford was entitled to receive the termination payment and continuing benefits, even if he continues his employment with the Company. Mr. Wolford agreed to waive the termination payment and continuing benefits he was entitled to as a result of the GO Asset Sale. If Mr. Wolford's employment is terminated for any reason, Mr. Wolford has agreed that, for one year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

      Under the Employment Agreement between the Company and Charles Pecchio, Jr., effective February 1, 2002, and amended as of July 1, 2002, if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, Mr. Pecchio is entitled to termination payments totaling $360,000, which are payable over two years, and to continue to receive benefits during such two year period. Because the GO Asset Sale constituted a sale of all or substantially all of the Company's assets, a change of control was deemed to have occurred pursuant to the terms of his employment agreement, and Mr. Pecchio became entitled to receive the termination payments and continuing benefits, which the Company has begun paying. Concurrent with the GO Asset Sale on February 28, 2005, Mr. Pecchio ceased to be an employee of the Company, although he remains as Chairman. Pursuant to the terms of his Employment Agreement, Mr. Pecchio has agreed that, for one year following the termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      On October 29, 2003, the Company completed a $643,000 private placement of common stock and warrants. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share. Participants in the private placement included Arol Wolford, the Company's President and CEO, who purchased 103,000 shares and received a warrant to purchase 103,000 shares of common stock, and John McRoberts, the Company's director, who purchased 100,000 shares and received a warrant to purchase 100,000 shares of common stock. The Company has agreed to register the common stock subject to the private placement after one year if the shares cannot then be sold without registration, or within six months after the Company's common stock becomes accepted for listing on the NASDAQ Small Cap or National Markets.

      On November 18, 2003, the Company and BBN consummated the Merger whereby BBN was merged with and into Tectonic, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

      On November 26, 2003, the Company and CYP consummated the Asset Purchase Agreement whereby Tectonic purchased substantially all of the operating assets of CYP. In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. Arol Wolford, the Company's President and CEO held approximately 58% of the outstanding shares of CYP's common stock and received 435,000 shares of the Company's common stock as a result of the Asset Purchase.

      On January 2, 2004, the Company and SpecSource consummated the SpecSource Asset Purchase whereby Tectonic acquired substantially all of the operating assets of SpecSource. In connection with the SpecSource Asset Purchase, and as consideration for substantially all of the assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock, entered into a non-interest bearing note payable in the amount of $533,000 and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource for $360,000. Arol Wolford, the Company's President and CEO, holds approximately 67.6% of the outstanding shares of SpecSource common stock and, based on that holding, will receive approximately 980,000 shares of the Company's common stock on the final dissolution of SpecSource.


      Pursuant to the terms of their respective employment agreements, Arol Wolford, the Company's President, Chief Executive Officer and Director and Charles Pecchio, the Company's Chairman of the Board, were each entitled to receive $360,000 payable over two years and continuing benefits during such two-year period upon a change of control of the Company. A sale of all or substantially all of the Company's assets was deemed to constitute a change of control of the Company under these agreements. Consequently, each of Messrs. Wolford and Pecchio were entitled to receive the $360,000 payment and continuing benefits upon the GO Asset Sale, even if their employment is not terminated. Mr. Wolford agreed to waive his right to receive the $360,000 payment and the continuing benefits as a result of the GO Asset Sale. Mr. Pecchio was terminated as an employee on the sale of GO on February 28, 2005 and began receiving his termination payments which will extend for 24 months following the sale.

      Furthermore, a portion of the proceeds received from the GO Asset Sale was used to repay the following directors and executive officers for loans made to the Company, and the amounts below reflect the principal amount of the loans and accrued interest as of March 3, 2005, the date of repayment:

      o     Mr. Wolford - $96,556
      o     Sherwin Krug, the Company's Chief Financial Officer - $56,123
      o     John  McRoberts,  a member of the  Company's  Board of  Directors  -
            $139,726

      A portion of the proceeds received from the GO Asset Sale in the amount of
$473,124  was  also  used  to  make  a  repayment   on  the  $533,000   owed  to
SpecSource.com pursuant to a note payable described above.

                          DESCRIPTION OF CAPITAL STOCK


      The following descriptions are summaries of the material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated certificate of incorporation and our amended, bylaws each as amended to date, copies of which we have previously filed with the SEC, and by provisions of applicable law. Our authorized capital stock consists of 25,500,000 shares of stock, including:

      o 25,000,000 shares of common stock, $0.01 par value per share, of which 13,867,054 shares were issued and outstanding as of March 31, 2005; and
      o 500,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently issued or outstanding.


COMMON STOCK

      Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

      Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

      The outstanding shares of our common stock are fully paid and non-assessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval.

PREFERRED STOCK

      Our certificate of incorporation authorizes our board of directors to issue 25,500,000 shares of preferred stock in one or more series. Our board of directors is authorized, without stockholder approval, by filing a certificate, to fix the designation, powers and rights of the shares of each such series. Our issuance of additional preferred stock in the future could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the right and powers, including voting rights, of the holders of common stock.

      Furthermore, our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock.

WARRANTS


      As of March 31, 2005, there were outstanding warrants to purchase a total of 2,869,164 shares of our common stock. These warrants have a weighted average exercise price of $2.11 per share.


LIMITATION ON DIRECTORS' LIABILITY

      Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omission not in good faith or which intentional misconduct or a knowing violation of law;

      o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

      o for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and out stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other disposition of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

            The prohibition is effective unless:

      o the business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder,

      o the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder, or

      o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

      Wachovia Equity Services Group serves as the registrar and transfer agent for the common stock.

STOCK EXCHANGE LISTING


      Our common stock is traded on the Over-the-Counter Bulletin Board. The trading symbol for our common stock is "TNWK."

                                  LEGAL MATTERS

      Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

                                     EXPERTS

      The consolidated financial statements of Return on Investment Corporation and Subsidiaries included in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements                                           Page
     Consolidated balance sheets as of March 31, 2005 and June           F-2
     30, 2004

     Consolidated statements of operations for the three and             F-3
     nine months ended March 31, 2005 and 2004

     Consolidated statements of cash flow for the nine months            F-4
     ended March 31, 2005 and 2004

     Notes to Consolidated Financial Statements                          F-5

Audited Financial Statements
     Report of Independent Registered Public Accounting Firm             F-16

     Consolidated balance sheets as of June 30, 2004 and 2003            F-17

     Consolidated statements of loss for the fiscal years ended          F-19
     June 30, 2004 and 2003

     Consolidated statements of shareholders' equity for the
     fiscal years ended June 30, 2004 and 2003                           F-20

     Consolidated statements of cash flows for the fiscal years
     ended June 30, 2004 and 2003                                        F-21

     Notes to consolidated financial statements                          F-22

       TECTONIC NETWORK, INC. AND SUBSIDIARIES f/k/a RETURN ON INVESTMENT
                     CORPORATION CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                               March 31,            June 30,
                                                 2005                 2004
ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents                  $  3,725,622       $    223,333
  Accounts Receivable, Net                        313,298            470,138
  Other                                           428,987            372,415
  Assets of Business Held for Sale                     --          3,066,730

Total Current Assets                            4,467,907          4,132,616

Restricted Cash                                 4,130,000                 --
Property and Equipment, Net                       183,658            181,486
Goodwill                                        2,965,679          2,965,679
Intangibles, Net                                2,424,906          3,472,899
                                             ------------       ------------
                                             $ 14,172,150       $ 10,752,680
                                             ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                           $    513,093       $  1,035,117
  Accrued Expenses                                998,460          1,097,618
  Deferred Revenue                                461,101            664,232
  Revolver, net
     of unamortized discount                      230,939                 --
  Term Note, net
     of unamortized discount                      671,824                 --
  Note Payable Other                              243,000            893,000
  Line of Credit, net
     of unamortized discount                           --            691,529
  Notes Payable - Related Parties                      --            305,200
  Other financing, net
      of unamortized discount                          --            316,672
  Liabilities of Business Held for Sale                --          1,397,750
  Warrant Liability                             1,528,207                 --
                                             ------------       ------------
Total Current Liabilities                       4,646,624          6,401,118
                                             ------------       ------------
LONG TERM LIABILITIES

   Term Note, net of unamortized
     discount - long term                       1,175,693                 --

STOCKHOLDERS' EQUITY

  Common Stock $.01 Par Value
    25,000,000 Shares Authorized;
    13,867,054 and 13,717,054 Shares
    Issued and Outstanding                        138,671            137,170

  Additional Paid-in Capital                   23,473,987         21,287,863
  Accumulated Deficit                         (15,262,825)       (17,073,471)
                                             ------------       ------------
Total Stockholders' Equity                      8,349,833          4,351,562
                                             ------------       ------------
                                             $ 14,172,150       $ 10,752,680
                                             ============       ============

See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES f/k/a RETURN ON INVESTMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (Unaudited)

                                                        Three Months Ended             Nine Months Ended
                                                      March 31,       March 31,      March 31,       March 31,
                                                       2005            2004           2005            2004
Revenues

  Consulting Fees                                $     98,718     $     33,193     $    267,386     $     33,193
  Advertising Revenue                                  93,509          560,082          662,340          631,269
                                                 ------------     ------------     ------------     ------------
Total Revenues                                        192,227          593,275          929,726          664,462
                                                 ------------     ------------     ------------     ------------

Expenses
  Cost of Revenues                                     11,392          302,124           14,866          351,871
  General and Administrative                        1,037,227          860,732        3,733,848        2,062,357
  Sales and Marketing                                 863,838          616,229        2,387,284          845,931
  Research and Development                            292,717          248,890          341,557          269,944
  Depreciation and Amortization                       375,834           24,183        1,122,308           89,976
                                                 ------------     ------------     ------------     ------------
Total Operating Expenses                            2,581,008        2,052,158        7,599,863        3,620,079
                                                 ------------     ------------     ------------     ------------
Operating Income (Loss)                            (2,388,781)      (1,458,883)      (6,670,137)      (2,955,617)

  Net Interest Expense                                792,153           83,408        2,437,751          251,001
                                                 ------------     ------------     ------------     ------------
Loss from Continuing Operations                    (3,180,934)      (1,542,291)      (9,107,888)      (3,206,618)
Income (Loss) from Discontinued Operations             26,924         (107,142)         984,669          128,947
Gain on Disposal of Discontinued Operations         9,933,865               --        9,933,865               --
                                                 ------------     ------------     ------------     ------------
Net Income (Loss)                                $  6,779,855     $ (1,649,433)    $  1,810,646     $ (3,077,671)
                                                 ============     ============     ============     ============
Earnings (Loss) Per Share - Basic
and Diluted
   Continuing Operations                         $       (.23)    $       (.12)    $       (.66)    $       (.28)
   Discontinued Operations                                .72             (.01)             .79              .01
                                                 ============     ============     ============     ============
Earnings (Loss) Per Share - Basic and Diluted    $        .49     $       (.13)    $        .13     $       (.27)
                                                 ============     ============     ============     ============
Common Shares Outstanding - Basic and Diluted      13,867,054       12,630,378       13,852,219       11,445,615

See accompanying notes to consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (Unaudited)

                                                        Nine Months Ended
                                                    March 31,        March 31,
                                                       2005            2004

Operating Activities
     Net Income (Loss)                             $ 1,810,646     $(3,077,671)

     Income from Discontinued Operations               984,669         128,947

     Gain on disposal Discontinued Operations        9,933,865              --
                                                   -----------     -----------
     Loss from Continuing Operations                (9,107,888)     (3,206,618)

  Adjustments to Reconcile Net
   (Loss) to Net Cash Provided by (Used in)
   Operating Activities:
     Accretion of debt discount                      1,332,621         249,999
     Depreciation and Amortization                   1,122,308          89,976
     Non-cash referral fees                           (345,030)       (214,341)
  Changes in Operating
   Assets and Liabilities                             (724,044)       (185,577)
                                                   -----------     -----------
Net Cash Used in
  Continuing Operations                             (7,722,033)     (3,266,561)

Net Cash Provided by (Used in)
  Discontinued Operations                             (412,486)      1,186,772
                                                   -----------     -----------
Cash Provided by (Used in) Operating Activities     (8,134,519)      2,079,789
                                                   -----------     -----------
Net Cash Provided by (Used in)
  Investing Activities (Note 1)                      8,793,512         (29,453)
                                                   -----------     -----------
Net Cash Provided by
  Financing Activities                               2,843,296       2,412,037
                                                   -----------     -----------
Net Increase in Cash                                 3,502,289         302,795

Cash, Beginning of Period                              223,333         347,339
                                                   -----------     -----------
Cash, End of Period                                $ 3,725,622     $   650,134
                                                   ===========     ===========

See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES f/k/a RETURN ON INVESTMENT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1. Summary of Significant Accounting Policies

Nature of Operations

      Tectonic Network, Inc., formerly Return on Investment Corporation (the "Company") had two primary operating subsidiaries during fiscal 2004 and for the majority of the first nine months of fiscal 2005: (i) Tectonic Solutions, Inc. ("Tectonic") which develops and markets building product information solutions for the construction industry including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection and (ii) GO Software, Inc. ("GO") which develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.

Divestiture of GO, Liquidity and Going Concern

      On December 6, 2004, the Company and GO entered into an Asset Purchase Agreement with VeriFone, Inc. ("VeriFone") pursuant to which VeriFone purchased substantially all of GO's assets on February 28, 2005. This divestiture is part of the Company's new business strategy to focus on its construction information product offerings. Following the sale of GO, the Company also changed its name to Tectonic Network, Inc. to more appropriately reflect its new market focus.

      Historically, the Company has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management believes that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO had achieved success under the Company, achieving revenue growth and becoming a market leader, management recognized that competitors in the payment processing industry have much greater financial resources than the Company and that the continued success of GO would be put at risk due to the undercapitalization of the Company. Thus, management believed that it was in the best interests of the Company and its stockholders for the Company to pursue a path where the odds of future success appear to be greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are not yet served by the marketplace.

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and assume realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception in August 2000 and has financed its operations principally through equity investments and borrowings, as well as revenue from the GO business, and more recently the proceeds from the sale of GO's assets. As of March 31, 2005, the Company's accumulated deficit was $15,262,825. Our net losses and negative cash flow are likely to continue for the foreseeable future and profitability is dependent upon us significantly increasing our revenues from new and existing customers, as well as reducing our expense base. If we cannot achieve sufficient revenue and reduce our expense base, we will incur additional losses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern; however the Company has implemented a program to increase revenue and is currently taking actions to reduce its expense base.

      We cannot reliably predict when, or if, we will become profitable or if such profitability will be sustainable. Furthermore, if we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements, and we may be unable to continue our business as presently conducted unless we obtain funds from additional financings. Certain board members have formally committed to invest up to $1,000,000 on an as-needed basis for working capital purposes through March 31, 2006. Since the Company does not currently have any availability under its existing credit facility, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. Our ability to raise financing from third parties may be limited by our agreements with our current lender as well as market conditions, and it is possible that we may not be able to raise additional financing on acceptable terms, if at all.

      The Company's continuing Tectonic operations were acquired through a series of acquisitions which occurred between November 2003 and January 2004. The companies acquired were, and still are, in the start-up stage, and the Company currently faces the risks of an early-stage company with new and evolving product lines. We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

      o     significant net losses;

      o     lack of sufficient customers;

      o     significant fluctuations in our revenues and expenses;

      o     lack of market acceptance of our product lines;

      o     longer than anticipated sales cycles;

      o     insufficient revenues and cash flow to be self-sustaining;

      o     insufficient funding for necessary capital expenditures;

      o     an unproven business model;

      o     a changing business focus; and

      o     difficulties in managing potentially rapid growth.

      Based on our current level of operations, we are uncertain as to whether our cash flows from operations including $3,725,622 of unrestricted cash on hand as of March 31, 2005 will be adequate to meet our future liquidity needs for at least one year from the date of this determination (May 12, 2005). In this regard, the Company has begun to adopt to an alternative strategy that includes actions such as:

      o     reducing headcount;

      o     eliminating non-core product lines;

      o     reducing capital expenditures;

      o     reducing research and development efforts; and

      o     seeking additional funding.

      It is possible that factors outside of our control may impede our ability to effectively implement this strategy, and even if we are able to implement this strategy, it is possible that we may not realize all of the benefits that we anticipate.

Condensed Footnotes

      As contemplated by the Securities and Exchange Commission (the "SEC") instructions to Form 10-QSB, the following footnotes have been condensed and, therefore, do not contain all disclosures required in connection with annual financial statements. Reference should be made to the Company's year-end financial statements and notes thereto contained in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as filed with the SEC.

      The financial information included in this report has been prepared by the Company and has not been audited. In the opinion of management, the financial information included in this report contains all adjustments (all of which are normal and recurring) necessary for a fair presentation of the results for the interim periods. Nevertheless, the results shown for interim periods are not necessarily indicative of results to be expected for the full year. The June 30, 2004 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. On December 6, 2004, the Company entered into a definitive agreement for the sale of the assets of the GO business and on February 28, 2005, the assets of GO were sold to VeriFone, Inc. In accordance with GAAP, during the fiscal quarter ended December 31, 2004, the Company began to present GO as a discontinued operation in its financial statements. The financial statements included herein for the nine months ended March 31, 2005 and 2004 have been recast to reflect GO as a discontinued operation. In addition, the June 30, 2004 consolidated balance sheet data included herein has been recast to present the GO business as a discontinued operation.

Basis of Presentation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the allowance for accounts receivable, the expected cash flows used in evaluating long-lived assets, goodwill and investments for impairment, contingency provisions and other accrued charges. These estimates were made using the historical information available to management. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustment when necessary. Actual results could differ from those estimates.

Restricted Cash

      Restricted cash in the amount of $4,000,000 is held on deposit with a bank and represents the security interest of the Company's lender for the $4,000,000 Term Note (see Note 6). The Company is entitled to retain the interest earned on this restricted cash. Beginning April 1, 2005, the restricted cash is to be used to repay in cash the principal amounts due under the Term Note with the lender in monthly increments of $121,212 representing 1/33 of the Term Note. Provided certain conversion criteria are met, all or a portion of the monthly principal amount due of $121,212 is convertible into shares of the Company's common stock, and the lender's receipt of such shares upon conversion of the principal amount will be in lieu of the cash payment to which the lender would otherwise be entitled. Furthermore, if the amount of restricted cash exceeds the outstanding principal amount owned under the Term Note, then upon the Company's request and provided that there are no events of default under the agreements with the lender, the lender will release such excess restricted cash.

      The Company also has $130,000 of restricted cash that is held on deposit with a bank and as security for a Letter of Credit held in favor of a landlord for the Company's office space in Englewood, CO. Provided the Company is not in default of the underlying lease agreement, the Letter of Credit expires on September 30, 2007. If the Company is in default under the lease, the Letter of Credit may be extended through the term of the lease which expires on March 31, 2009. The Company is entitled to retain the interest earned on this restricted cash.

Revenue Recognition

The Company's ongoing business, Tectonic, has the following revenue recognition policies:

      Consulting fee revenues are generated by Tectonic from professional consulting services primarily in the development of customizable web sites for building product manufacturers and are generally recognized when the services are performed or if part of a consulting agreement, pursuant to which services will be provided over a period longer than three months, then according to the percentage of completion basis under contract accounting as per SOP 81-1. It is anticipated that consulting fee revenues will be the largest component of revenue due to the relative size of these contracts.

      Advertising revenues are generated by Tectonic from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from photographing and displaying products on the Company's proprietary websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on websites is recognized over the contract subscription period, which is generally one year.

      With Respect to Certain Transactions in accordance with EITF 00-21,"Revenue Arrangements with Multiple Deliverables" and SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," revenues recognized from multiple-element advertising contracts are allocated to each element of the contract based on the fair values of the elements, such as advertising distributed in printed directories, or advertising displayed in online websites.

      The GO subsidiary, which is presented as a discontinued operation, had the following additional revenue recognition policies:

      The GO subsidiary recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage of completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

      GO's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

      GO's historical rate of product returns for software products is negligible. Further, the Company did not have any transactions during the periods ended March 31, 2005 or 2004 involving reciprocal arrangements in which goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

      Support and update services revenues for the Company's GO Software subsidiary, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

      Consulting fee revenues for the Company's GO Software subsidiary, are generated from professional consulting and training services and are recognized when the services are performed.

      As a result of the sale of GO's assets, the Company no longer intends to focus on the sale of software licenses and will in the future generate revenues primarily from consulting fees and advertising.

Net Income (Loss) Per Share

      Net income (loss) available to common stockholders per share is presented in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Basic net income (loss) available to common stockholders per share is based on the weighted average number of shares of common stock outstanding during the period. Shares issued or reacquired during any period have been weighted for the portion of the period they were outstanding. In periods in which they have a dilutive effect, common shares contingently issuable and those issuable upon the exercise of stock options and warrants are included in the diluted earnings per share calculation. Since the contingently issuable common shares and those issuable upon the exercise of stock options and warrants are anti-dilutive, the diluted earnings per share is equal to the basic earnings per share. In accordance with SFAS 128, the control number used to determine if shares are dilutive is income from continuing operations. As the Company has losses from continuing operations, basic and diluted earning per share are the same. Basic and diluted income (loss) per share has been computed based upon 13,867,054 and 12,630,378 shares outstanding during the three month period ending March 31, 2005 and 2004, respectively, and upon 13,852,219 and 11,445,615 shares outstanding during the nine month period ending March 31, 2005 and 2004, respectively. During the three month period ended March 31, 2005 and 2004, respectively, there were vested and unexercised, in the money stock options for 510,811 and 878,812 shares, respectively. During the nine month period ended March 31, 2005 and 2004, respectively, there were vested and unexercised, in the money stock options for 774,267 and 989,402 shares, respectively. During the three month period ended March 31, 2005 and 2004, respectively, there were vested and unexercised, in the money stock warrants for 0 and 791,592 shares, respectively. During the nine month period ended March 31, 2005 and 2004, respectively, there were vested and unexercised, in the money stock warrants for 920,685 and 891,206 shares, respectively.

New Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R ("SFAS 123R") (revised
2004), Share-Based Payment ("SBP"). The Statement requires companies to expense the value of employee stock options and similar awards. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. The effective date for public companies that file as small business issuers is the beginning of the first interim or annual period beginning after December 15, 2005 and will be applied to all outstanding and unvested SBP awards at the company's adoption. Management expects that this Statement could have a significant impact on the Company's financial statements and is currently evaluating the various methods available under the pronouncement to determine the effect it will have on future financial statements.

Reclassifications

      Previously reported amounts have been reclassified to conform to current period presentation including the presentation of GO's business as a discontinued operation and cash provided by investing activities in the cash flow statement.

Note 2. Stock-Based Compensation Plans

      The Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"("APB 25"). Under APB 25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company presents disclosure in accordance with the requirements of SFAS No. 123, "Accounting for Stock-based Compensation" ("SFAS 123") as amended by SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure-an Amendment to SFAS 123 ("SFAS 148")." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net income (loss) and basic net income (loss) per share as if SFAS No. 123 had been adopted.

      Based on the additional disclosure requirements of SFAS No. 148, the following illustrates the assumptions and the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123.

                                                        Three Months Ended                    Nine Months Ended
                                                            March 31,                             March 31,
                                                   -----------------------------       ------------------------------
                                                      2005              2004              2005              2004
                                                   -----------       -----------       -----------       -----------
Net income (loss), applicable to common
stockholders, as reported                          $ 6,779,855       $(1,649,433)      $ 1,810,646       $(3,077,671)

Add stock-based employee compensation expense
included in reported net earnings                           --                --                --                --

Less total stock-based employee compensation
expense determined under fair value based
methods for all awards                                 (35,441)         (179,484)         (190,450)         (480,994)
                                                   -----------       -----------       -----------       -----------
Pro forma net income (loss)                        $ 6,744,414       $(1,828,917)      $ 1,620,196       $(3,558,665)
                                                   ===========       ===========       ===========       ===========

Basic and diluted income (loss) per share, as
reported                                           $      0.49       $     (0.13)      $      0.13       $     (0.27)

Basic and diluted Pro forma net income (loss)
per share                                          $      0.49       $     (0.14)      $      0.12       $     (0.31)
                                                   ===========       ===========       ===========       ===========

Note 3. Discontinued Operations

      On December 6, 2004, the Company announced that it had entered into a definitive agreement for the sale of the assets of GO for $13 million in cash and up to $2 million depending upon future events. On February 28, 2005, the assets of GO were sold to VeriFone. The sale is part of the Company's new business strategy to focus on its construction information product offerings. In accordance with GAAP, during the three and six months ended December 31, 2004 the Company began to present GO as a discontinued operation in its financial statements. The financial statements included herein for the three and nine months ended March 31, 2005 and 2004 have been restated to reflect GO as a discontinued operation.

Information regarding the above described discontinued operation is as follows:

                                                     Three Months Ended              Nine Months Ended
                                                         March 31,                       March 31,
                                               ---------------------------    --------------------------
                                                   2005           2004            2005           2004
                                               -----------    -----------     -----------    -----------
Net Revenue                                    $ 1,467,262    $ 2,313,394     $ 6,857,955    $ 6,758,951

Income (Loss) on Operations                         26,924       (107,142)        984,669        128,947
Gain on disposal                                 9,933,865             --       9,933,865             --
                                               -----------    -----------     -----------    -----------
Net income (loss) on discontinued operation    $ 9,960,789    $  (107,142)    $10,918,534    $   128,947
                                               ===========    ===========     ===========    ===========

                                                     March 31,     June 30,
                                                    ----------    ----------
                                                       2005          2004
                                                    ----------    ----------
Current Assets                                      $       --    $  996,961
Property and Equipment                                      --       313,252
Goodwill and Intangibles, Net                               --     1,756,517
Other Liabilities                                           --     1,397,750

Note 4. Line of Credit

      On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line were limited to 80% of the Company's gross eligible receivables. Advances under the line initially bore interest at 1.25% per month or 15.00% per year and were secured by all the assets of the Company. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and was able to borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest GO. The bridge loan, secured by all of the Company's assets, was due at the earlier of 120 days from the first advance or upon closing the sale of GO. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year.

      On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (for a total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO business. In conjunction with this financing, the Company issued the lender warrants to purchase 50,000 shares of the Company's common stock at $2.00 per share. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the sale of GO. In the event the bridge loan was not paid in full by the due date, the Company was required to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment. On September 30, 2004, the Company presented the lender a series of acceptable letters of intent for the sale of GO and the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit.

      On November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the sale of GO, provided, that if the Company executed a definitive agreement for the sale of GO by November 30, 2004, then the maturity date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment was to include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company was to make a payment of $75,000 to the lender if the Company repaid the loan by December 31, 2004 or $170,000 if the Company repaid the loan by January 31, 2005. In conjunction with this financing, the Company issued warrants to the lender to purchase 12,500 shares of the Company's common stock at $2.00 per share. The fair value of the warrants issued in both the August 2, 2004 and November 12, 2004 financing amounted to $44,067 and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt.

      On January 11, 2005, the Company used approximately $1.9 million of the proceeds received from a financing described in Note 6 below to repay in full and terminate the line of credit and bridge loan described above.

Note 5. Senior Secured Convertible Notes

      On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes were secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The notes bore interest at an effective rate of 19.00% per annum, and were due on the earlier of February 1, 2005 or the closing of the sale of GO. The notes had a conversion feature, and contained some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The notes allowed the holders to participate in any of the Company's future financings, unless the financing involved only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company that he owns.

      On November 10, 2004, the Company borrowed an additional $750,000 by issuing additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes were also secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The Company paid prepaid interest of $45,000 upon the sale of the additional notes. The notes were due on the earlier of February 1, 2005 or the closing of the sale of GO. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were granted registration rights on all existing warrants held by them. Arol Wolford, the Company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company which he owns. The fair value of the warrants issued amounted to $614,825 and $645,461 for the August 18, 2004 and November 10, 2004 financings, respectively, and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt. The Company also recorded a further $43,123 as a credit to interest expense in the nine months ended March 31, 2005, as a result of the registration rights granted on the November 10, 2004 warrants. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at December 31, 2004 and March 31, 2005.

      On January 11, 2005, the Company used approximately $2.3 million of the proceeds received from a financing described in Note 6 to repay in full the amounts due under senior secured convertible promissory notes. As a result, the lenders under these notes no longer have the right to participate in the Company's future financings.

Note 6. Convertible Term Note and Convertible Revolving Note

      On January 11, 2005, the Company completed a financing transaction with a lender pursuant to the terms of a Security Agreement, dated as of January 10, 2005, (the "Security Agreement") by and among the Company and its subsidiaries and the lender. Pursuant to the Security Agreement, the Company and its subsidiaries issued and sold to the lender (i) a Secured Convertible Term Note (the "Term Note") in the principal amount of $4,000,000, which is convertible into the Company's common stock, and (ii) a Secured Revolving Note (the "Revolving Note") and a Secured Convertible Minimum Borrowing Note (the "Minimum Borrowing Note" and together with the Term Note and the Revolving Note, the "Notes") in the aggregate principal amount of $1,500,000 million, which are convertible into the Company's common stock. The Company also issued to the lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share and a right to make up to $2,200,000 in additional loans to or investments in the Company on substantially the same terms set forth in the Notes and the Security Agreement. The Company also issued 50,000 warrants to an affiliate of the lender at a price of $3.50 per share exercisable at any time prior to January 9, 2008. The issuance of the Notes and the warrants were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      The Notes are due on January 9, 2008. The interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3% (8.75% as of March 31, 2005). The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the warrant and (ii) the price of the Company's common stock. The effective annual interest rate of this convertible debt, after considering the total debt issue costs (discussed below), is approximately 15.2%.

      The notes issued to the lender contained beneficial conversion features, and the intrinsic value of the conversion features of both the warrants and notes are being recognized as a discount to the notes. The gross proceeds of the convertible debt have been allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. The Company recorded a debt discount of (i) $1,091,744 for the valuation of the 800,000 warrants issued; (ii) $509,262 for the valuation of the stock purchase right issued; (iii) $1,237,566 for the beneficial conversion feature inherent in the financing and (iv) $367,000 for debt issue costs paid to affiliates of the lender, for a total discount of $3,205,572 in the current quarter. The net cash proceeds received by the Company after repaying the Company's then existing receivables based line of credit and then existing senior secured convertible notes as well as debt issuance costs amounted to $922,220.

      Under the Term Note, the Company must make monthly payments of $121,212 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then all or a portion of the monthly payment due on the Term Note shall be paid by issuing shares of its common stock to lender. In order for the conversion criteria to be met (i) the average closing price of the Company's common stock for the five trading days immediately preceding the monthly payment date must be greater than or equal to 110% of the conversion price, which is currently $2.11 per share, and (ii) the amount of such debt to be converted to common stock does not exceed 25% of the aggregate dollar trading volume of the Company's common stock for the 22-day trading period immediately preceding the delivery of the notice described below. If the conversion criteria are not met, then the lender will only convert that portion of the payment which meets the conversion criteria, and the number of shares to be issued upon such conversion will be equal to the dollar amount of monthly payment to be converted divided by the then-applicable conversion price. The Company is required to pay 102% of the monthly amount due for any amounts which are not converted to common stock as a result of the failure to meet the conversion criteria. Each month the lender is required to deliver to the Company a notice stating whether, according to the conversion criteria, the monthly amount payable shall be paid in cash, common stock or a combination of both. In the event that the lender does not provide the notice to the Company, then the Company is required to pay the lender 102% of the amount due for that month in cash.

      If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

      The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the Notes, the interest rate on the Notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the lender may require the Company to repay 120% of the principal and interest then outstanding.

      The Notes are secured by a first priority lien on the assets of the Company and its subsidiaries. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the lender, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from the lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Company and its subsidiaries and the lender, the lender released its security interest in GO's assets upon the sale of substantially all of GO's assets. The release of the lenders' security interest pursuant to the Side Letter was conditioned upon (i) the Company depositing an amount of cash into a blocked account sufficient to repay principal and fees outstanding under the Term Note, (ii) the lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement. On February 28, 2005 in conjunction with the sale of the assets of GO, the Company met its funding obligations under the Side Letter by depositing $4,000,000 into a restricted cash account which represents the lenders security interest in the Term Note, and repaying $1,000,000 under the Revolving Note and the Minimum Borrowing Note to reduce the balance to $500,000.

      At March 31, 2005, the maximum amount available under the Revolving Note and the Minimum Borrowing Note is equal to the lesser of (i) $500,000 less any reserves required by the lender or (ii) 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by the lender. The balance on the Revolving Note and the Minimum Borrowing Note at March 31, 2005 amounted to $500,000.

      The discount on the notes has been allocated on a proportional basis to the Revolving Note and the Term Note on both a short-term and long-term basis and resulted in the respective balances, net of unamortized discount as of the quarter ended March 31, 2005 of $230,939, $671,824 and $1,175,693, respectively.

      Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Company and the lender, the Company agreed to file a registration statement to cover the resales of the shares of the Company's common stock issuable upon conversion of the Notes and the warrant. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods will require the Company to pay liquidated damages of 1.0% of the original principal amount for each thirty day period (pro rated for partial periods) until the failure to comply is cured. Commencing April 26, 2005, such additional interest began to accrue due to the Company's failure to have the registration statement initially required under the agreement declared effective by the agreement deadline. The Company also recorded a further $537,809 as a credit to interest expense in the three months ended March 31, 2005, as a result of the registration rights granted on the warrants and stock purchase right. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at March 31, 2005.

Note 7. Legal Proceedings

      In January 2005, Company received a letter of complaint from a former employee, alleging production and usage tracking problems with certain directory products of Tectonic which allegedly may have led to shortfalls in production numbers and incorrect statistics being furnished to certain customers. Such former employee has also made allegations of constructive discharge and of whistleblower retaliation with respect to his treatment by the Company, which claims are believed by the Company to be baseless. The former employee has filed a complaint with Occupational Safety and Health Administration ("OSHA"), and no litigation may be commenced until OSHA makes an initial determination, issues a right to sue letter or fails to act for six months. A special committee of the Board of Directors (comprised of members of the Audit Committee) is conducting an investigation of the issues alleged by the former employee. No evidence supporting the former employee's claims has been found in connection with the employee's allegations, but if any is, the Company shall take prompt and appropriate action in response.

      In April 2005 American Mint, LLC ("American Mint") and certain of its overseas affiliates filed a complaint in the United States District Court for the Middle District of Pennsylvania against GO (whose liabilities were retained by the Company upon the sale of GO's assets). The complaint alleges that GO's software malfunctioned, which caused American Mint's overseas affiliates to overcharge customers purchasing collectible coins. The complaint further alleges that GO improperly instructed the overseas affiliates in the installation of the software, resulting in the billing of many credit card customers in amounts up to 100 times greater than the actual purchase amounts. American Mint asserts claims for breach of contract, breach of various express and implied warranties, negligence, and negligent misrepresentation, and seeks compensatory damages of $981,758, including $281,758 in charges associated with correction of the improper charges and lost anticipated profits of $700,000. The Company intends to oppose the lawsuit vigorously, and has filed a motion to dismiss the action and to limit the damages to $10,995, the purchase price of the software. Management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

      The Company's former subsidiary GO is the subject of a claim in Los Angeles County, California Superior Court. Plaintiff Bankcard USA Merchant Services, Inc. ("Bankcard") sued Capital Video Corporation ("Capital Video") to recover amounts that Bankcard allegedly was required to pay to MasterCard International in penalties as a result of fraudulent transactions having been processed through Capital Video as a result of its use of non-conforming payment processing software. The total demanded is $86,700 and attorneys' fees. On January 18, 2005, Capital Video filed a third-party claim against GO and others for breach of contract, equitable indemnity, and breach of warranty, alleging that defects in the payment processing software of Atomic Software, Inc. ("Atomic Software"), under which GO allegedly does business, were responsible for the fraudulent transactions. Capital Video seeks damages in the amount of any liability it incurs to Bankcard, plus attorneys' fees. GO has filed an answer denying all liability and asserting that it is not a proper party to the litigation, based on the fact that the underlying transactions were conducted by Atomic Software before GO purchased its assets and Atomic retained its liabilities in that transaction. In addition, GO has filed a motion for sanctions for frivolous litigation. Management believes it possesses substantial defenses to the action. However, management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

      GO is also the subject of a third-party complaint in an action pending in the Court of Common Pleas, Lake County, Ohio. Plaintiff Nova Info. Systems, Inc. alleges that defendant Current Directions, Inc. ("Current Directions") is liable for $27,497 related to charge-backs refunded for unauthorized credit card charges. Current Directions, in turn, alleges that GO (along with Visa, Mastercard, and Merchant Warehouse) owes Current Direction indemnification for any and all amounts it is obligated to pay to Nova. In addition, Current Directions seeks unspecified damages for loss of business, cost of merchandise shipped, shipping costs, bank fees, and defamation in the business community. Management believes it possesses substantial defenses to the action. However, management believes that it is too early to make an assessment of the probable outcome of the litigation in connection with this suit.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of  Tectonic  Network,   Inc.  and  subsidiaries   f/k/a  Return  on  Investment
Corporation

We have audited the accompanying consolidated balance sheets of Tectonic Network, Inc. and subsidiaries f/k/a Return on Investment Corporation as of June 30, 2004 and 2003, and the related consolidated statements of loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tectonic Network, Inc. and subsidiaries as of June 30, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                     /s/ BDO Seidman, LLP

Atlanta, Georgia
September 30, 2004, except for Note 18,
     which is as of May 12, 2005

 TECTONIC NETWORK, INC. AND SUBSIDIARIES F/K/A RETURN ON INVESTMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS


June 30,                                                              2004             2003
===============================================================================================
Assets

Current
   Cash and cash equivalents                                      $   223,333      $   347,339
   Accounts receivable, less allowance for doubtful accounts
     of $113,263 and $0, respectively (Note 15)                       470,138           95,740
   Prepaid expenses and other current assets                          372,415           56,360
   Assets of business held for sale                                 3,066,730        2,101,864
-----------------------------------------------------------------------------------------------

Total current assets                                                4,132,616        2,601,303

Property and equipment, net (Notes 4 and 14)                          181,486          164,211

                                                                    2,965,679               --
Goodwill, net (Note 5)

Intangible assets, net (Note 6)                                     3,472,899               --
-----------------------------------------------------------------------------------------------


                                                                  $10,752,680      $ 2,765,514
===============================================================================================

          See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES F/K/A RETURN ON INVESTMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS

June 30,                                                               2004               2003
====================================================================================================
Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable                                                $  1,035,117       $     48,899
   Accrued expenses (Note 10)                                         1,097,618            698,932
   Notes payable- related parties (Note 7)                              305,200             85,000
   Deferred revenue                                                     664,232            102,477
   Line of credit (Note 8)                                              691,529                 --
   Other financing, net of unamortized discount (Note 9)                316,672            358,336
   Notes payable (Note 2)                                               893,000                 --
   Liabilities of business held for sale                              1,397,750          1,080,858
---------------------------------------------------------------------------------------------------

Total current liabilities                                             6,401,118          2,374,502

Commitments and Contingencies (Notes 2, 9, 12, 15, and 16)                   --                 --

Stockholders' equity
   Common stock, .01 par value (25,000,000 shares authorized,
     13,717,054 and 11,323,494 outstanding)                             137,170            113,235
   Additional paid-in capital                                        21,287,863         11,353,496
   Accumulated deficit                                              (17,073,471)       (11,075,719)
---------------------------------------------------------------------------------------------------

Total stockholders' equity                                            4,351,562            391,012
---------------------------------------------------------------------------------------------------

                                                                   $ 10,752,680       $  2,765,514
====================================================================================================

          See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES F/K/A RETURN ON INVESTMENT CORPORATION
                         CONSOLIDATED STATEMENTS OF LOSS

Years ended June 30,                                                                   2004            2003
=================================================================================================================
Revenue
   Advertising revenue                                                            $  1,052,598      $         --
   Consulting fees                                                                     115,179                --
-----------------------------------------------------------------------------------------------------------------

Total revenue                                                                        1,167,777                --
-----------------------------------------------------------------------------------------------------------------

Operating expenses
   Cost of revenues (Note 1)                                                           539,287                --
   General and administrative (including non-cash consulting fees of $115,761
   in 2004 and non-cash compensation expense $78,020 in 2003 - Note 12)              4,371,379         1,870,116
   Sales and marketing                                                               1,131,837                --
   Research and development                                                            277,862                --
   Depreciation and amortization (Notes 4 and 14)                                      867,898           474,326
-----------------------------------------------------------------------------------------------------------------

Total operating expenses                                                             7,188,263         2,344,442
-----------------------------------------------------------------------------------------------------------------

Operating loss                                                                      (6,020,486)       (2,344,442)

Interest income                                                                          2,902            14,674
Interest expense (Note 12)                                                            (424,083)         (333,128)
Gain on sale of assets                                                                 285,904                --
-----------------------------------------------------------------------------------------------------------------

Loss from continuing operations                                                     (6,155,763)       (2,662,896)

Income (loss) from discontinued operations                                             158,011          (472,279)
-----------------------------------------------------------------------------------------------------------------

Net loss                                                                          $ (5,997,752)     $ (3,135,175)
=================================================================================================================

Basic and diluted income (loss) per share:

   Continuing operations                                                          $      (0.51)     $      (0.24)

   Discontinued operations                                                                0.01             (0.04)
-----------------------------------------------------------------------------------------------------------------


Basic and diluted income (loss) per share                                         $      (0.50)     $      (0.28)
=================================================================================================================

Basic and diluted weighted average
 shares outstanding                                                                 11,940,665        11,236,535
=================================================================================================================

          See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES F/K/A RETURN ON INVESTMENT CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                       Redeemable
                                         Common Stock                 Common Stock       Additional
                                     ---------------------        --------------------     Paid-In     Accumulated
                                      Shares        Amount         Shares     Amount       Capital         Deficit         Total
==================================================================================================================================
Balance, July 1, 2002              11,093,780   $    109,285          --  $         --  $ 10,706,926  $ (7,940,544)  $  2,875,667

    Repurchase and cancellation
    of common stock under
     earn-out (Note 2)               (257,194)        (2,572)         --            --            --            --         (2,572)

      605          --
   for compensation (Note 2)           60,502            605          --            --        67,762            --         68,367

    Surrender of shares by
    former stockholder
    (Note 2)                         (115,500)        (1,155)         --            --            --            --         (1,155)

    Stock option
    compensation expense and
    other                             106,906          2,722          --            --        10,658            --         13,380

    Common stock sold to
    Employees                         435,000          4,350          --            --       568,150            --        572,500

    Net loss                               --             --          --            --            --    (3,135,175)    (3,135,175)
----------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 2003             11,323,494        113,235          --            --    11,353,496   (11,075,719)       391,012

   Return of escrow shares         (2,847,176)       (28,472)                                 28,472            --             --

   Issuance of common stock         1,540,736         15,407          --            --     2,848,675            --      2,864,082
   for cash

   Exercise of warrants               150,000          1,500          --            --        43,500            --         45,000

   Issuance of common stock
   for acquisitions                 3,550,000         35,500          --            --     6,833,500            --      6,869,000

   Issuance of warrants to
   consultants and lenders                 --             --          --            --       180,220            --        180,220

    Net loss                               --             --          --            --            --    (5,997,752)    (5,997,752)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2004             13,717,054   $    137,170          --  $         --  $ 21,287,863  $(17,073,471)  $  4,351,562
==================================================================================================================================

          See accompanying notes to consolidated financial statements.

 TECTONIC NETWORK, INC. AND SUBSIDIARIES F/K/A RETURN ON INVESTMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended June 30,                                          2004                2003
=======================================================================================
Operating activities
   Net loss                                                $(5,997,752)    $(3,135,175)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
       Depreciation and amortization                           867,898         474,326
       Interest accretion on warrants, net (Note 9)            333,333         333,333
       Non-cash referral fees (Note 9)                        (214,341)       (126,569)
       Non-cash consulting fees (Note 12)                      115,761              --
       Non-cash interest expense (Note 12)                      64,459              --
       Non-cash compensation                                        --          78,020
       (Income) loss from discontinued operations             (158,011)        472,279
       Changes in working capital items:
         Accounts receivable                                   209,253         (64,754)
         Prepaid expenses and other current assets            (253,630)          7,148
         Accounts payable                                      691,604        (254,775)
         Accrued expenses                                      350,243         556,700
         Deferred revenues                                    (519,209)        102,477
---------------------------------------------------------------------------------------
Cash used in continuing operations                          (4,510,392)     (1,556,990)
Cash provided by discontinued operations                     1,032,953         655,061
---------------------------------------------------------------------------------------
Cash used in operating activities                           (3,477,439)       (901,929)
---------------------------------------------------------------------------------------

Investing activities
   Purchase of property and equipment                          (92,320)       (109,085)
   Cash paid for acquisitions and intangibles (Note 2)        (214,402)             --
---------------------------------------------------------------------------------------
Cash used in investing activities                             (306,722)       (109,085)
---------------------------------------------------------------------------------------

Financing activities
   Proceeds from the issuance of common stock (Note 11)      2,864,082         572,500
   Proceeds from line of credit (Note 8)                       691,529              --
   Proceeds from director, officer and loans (Note 7)          305,200          85,000
   Proceeds from the exercise of warrants                       45,000              --
   Repayment under director, officer and loans (Note 7)        (85,000)             --
   Repayment under debt financing agreement (Note 9)          (160,656)        (98,428)
   Repayments of long term debt                                     --         (15,874)
---------------------------------------------------------------------------------------
Cash provided by financing activities                        3,660,155         543,198
---------------------------------------------------------------------------------------

Net  decrease in cash and cash equivalents                    (124,006)       (467,816)
Cash and cash equivalents, beginning of year                   347,339         815,155
---------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                     $   223,333     $   347,339
=======================================================================================
Cash paid for interest                                     $    26,291     $        --
=======================================================================================

          See accompanying notes to consolidated financial statements.

1. Summary of Significant Accounting Policies

Nature of Operations

Tectonic Networks, Inc., f/k/a Return On Investment Corporation (the "Company") has two primary operating subsidiaries. Tectonic Solutions ("Tectonic") which develops and markets building product information solutions for the construction industry and includes i) printed directories, ii) a searchable online building product information database, iii) an online studio for the search, visualization and selection of carpet, paint and other textiles and iv) customized web based solutions for organizing building product manufacturer databases for easier search and selection.

GO Software, Inc. ("GO") which currently develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux. In addition, GO has an Internet gateway solution which will allow GO to offer a secure, scalable Internet only solution in the form of an application service provider model.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The company considers all highly liquid short-term investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable represent customer obligations due under normal trade terms. The Company's GO subsidiary sells its products primarily through resellers and independent sales organizations while the Tectonic subsidiary sells its products directly to building product manufacturers, distributors, independent sales organizations, general contractors, subcontractors and heavy equipment dealers. The Company performs continuing credit evaluations of its customers' financial condition and depending on the term of credit, the amount of the credit granted and management's past history with a customer, the Company does not require the debtor to pledge collateral for the receivable in the ordinary course of business.

Management reviews accounts receivable on a regular basis to determine if any such amounts will potentially be uncollectible. The Company includes any balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based on current economic factors in conjunction with historical collection results. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, it believes the Company's allowance for doubtful accounts as of June 30, 2004 and 2003 is adequate. However, actual write-offs might exceed the recorded allowance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term and the estimated useful lives of the related assets.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration paid in business combinations over the estimated fair value of the assets acquired. Other intangible assets consist primarily of acquired technology, database assets and proprietary concepts ("Technology based intangibles"); customer lists and customer contracts ("Customer-related intangibles") and non-competition agreements ("Marketing-related intangibles") related to acquisitions accounted for under the purchase method of accounting. Intangible assets, except for goodwill, are amortized on a straight-line basis over their estimated useful lives, and are reviewed for impairment in accordance with Statement of Financial Accounting Standards SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." Goodwill is no longer amortized but is subject to an annual impairment test in accordance with SFAS No. 142, "Goodwill and Intangible Assets". This approach requires that a two-step transitional impairment test be performed on all goodwill. In the first step, the fair value of the Company's goodwill is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the Company's goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

The Company completes its annual goodwill impairment tests for its payment processing reporting unit as of June 30 of each year and tests its construction information reporting unit goodwill on December 31, of each year. As of June 30, 2004 and 2003, the estimated fair values of both the payment processing reporting unit and the construction information reporting unit exceeded their carrying values; therefore, no impairment charges were recognized in the results of operations and financial position. Additionally, the Company tests between annual dates if indications of potential impairment exist. There were no such indications of impairment during fiscal 2004. If it is determined in the future that an impairment of goodwill and other intangibles assets exists, then based on balances at June 30, 2004, the Company would incur impairment charges of up to $2,965,679 and $3,472,899 for goodwill and intangibles assets, respectively. In fiscal 2004, goodwill and intangible assets arose from the acquisition of various entities including the purchase of specific assets out of foreclosure from a third party. In the third quarter of fiscal 2003, the Company reduced the estimated useful life of its acquired software from five to three years as a result of management's consideration of various factors including industry standards and the condition of the underlying assets.

Stock-Based Compensation Plans

The Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"("APB 25"). Under APB 25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company presents the disclosure requirements of SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss and basic net loss per share as if SFAS No. 123 had been adopted.

Based on the additional disclosure requirements of SFAS 148, "Accounting for Stock Based Compensation--Transition and Disclosure--an Amendment to SFAS 123", the following illustrates the assumptions and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123.

================================================================================
Years Ending June 30,                          2004              2003
================================================================================
Net loss, as reported                      $(5,997,752)       $(3,135,175)
Add stock-based employee
compensation expense included in
reported net earnings                               --             13,380
Less total stock-based employee
compensation expense determined
under fair value based methods for
all awards                                    (614,214)          (282,721)
--------------------------------------------------------------------------------
Net loss, pro forma                        $(6,611,966)       $(3,404,516)
================================================================================

Basic and diluted loss per
  share, as reported                       $     (0.50)       $     (0.28)
================================================================================
Basic and diluted loss per
  share, pro forma                         $     (0.55)       $     (0.30)
================================================================================

The fair value of stock options used to compute pro forma net loss and loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Years Ending June 30,                              2004         2003
================================================================================

Risk free interest rate                           1.69%         1.60%
Volatility factor                                   85%          129%
Expected option life (years)                       1.7           1.4
================================================================================

The weighted average fair value of options granted during the years ended June 30, 2004 and 2003 was $0.85 and $0.69 per share, respectively.

Revenue Recognition

The Company's Tectonic Solutions, Inc. subsidiary which represents the ongoing business of the Company has the following revenue recognition policies:

Consulting fee revenues are generated by the Company's Tectonic Solutions, Inc. subsidiary from professional consulting services primarily in the development of customizable web sites for building product manufacturers and are recognized when the services are performed or if part of a longer term consulting agreement, than according to percentage of completion basis under contract accounting as per SOP 81-1. It is anticipated that consulting fee revenues will be the largest component of revenue due to its relatively higher price point.

Advertising revenues are generated by the Company's Tectonic Solutions, Inc. subsidiary from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from the photography and display of products on websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on websites is recognized over the contract subscription period, which is generally one year.

With Respect to Certain Transactions in accordance with EITF 00-21,"Revenue Arrangements with Multiple Deliverables" and SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." Revenues recognized from multiple-element advertising contracts are allocated to each element of the contract based on the fair values of the elements, such as advertising distributed in printed directories, or advertising displayed in online websites.

The GO Software subsidiary which is presented as a discontinued operation has the following revenue recognition policies:

The GO Software subsidiary recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage of completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The historical rate of product returns for the Company's GO Software subsidiary software products is negligible. Further, the Company did not have any transactions during the periods ended December 31, 2004 or 2003 involving reciprocal arrangements where goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

Support and update services revenues for the Company's GO Software subsidiary, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

Consulting fee revenues for the Company's GO Software subsidiary, are generated from professional consulting and training services and are recognized when the services are performed. The Company no-longer intends to focus on the sale of software licenses and will in future generate revenues primarily from consulting fees and advertising.

Cost of Revenue

Cost of revenue consists primarily of printing and distribution costs related to Tectonic print directories. Income (loss) from discontinued operations contains costs related to the manufacturing, packaging, documentation and distribution of GO Software products.

Advertising Costs

Advertising costs are expensed during the period in which they are incurred. Total advertising expenses for the fiscal years ended June 30, 2004, and 2003 were $10,303 and $0, respectively.

Shipping and Handling Fees

In accordance with Emerging Issues Task Force ("EITF") 00-10, the Company records all shipping and handling fees associated with shipping and handling its licensed software to customers in general and administrative expenses.

Research and Development and Software Development Costs

Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed", development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Historically, the costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant and to date, the Company has not capitalized any costs related to the development of software for external use.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

Net Loss Per Share

Net loss available to common stockholders per share is presented in accordance with SFAS No. 128, "Earnings Per Share." Basic and diluted net loss available to common stockholders per share is based on the weighted average number of shares of common stock outstanding during the period. In periods in which they have a dilutive effect, common shares contingently issuable and those issuable upon exercise of stock options and warrants will be included in the diluted earnings per share calculation.

As a result of the net losses incurred in the years ended June 30, 2004 and 2003, the following common shares were antidilutive and accordingly, were excluded from the computation of loss per share:

                                                   2004               2003
================================================================================
Stock options                                    1,763,917          1,243,317
Warrants                                         2,247,400          1,866,664
--------------------------------------------------------------------------------

                                                 4,011,317          3,109,981
================================================================================

Fair Values of Financial Instruments

The Company has a number of financial instruments, including cash, trade receivables, trade payables, and long term debt none of which are held for trading purposes. The Company estimates that the fair value of the financial instruments does not differ materially from the aggregate carrying values recorded in the balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop these estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Risks and Uncertainties

The Company is subject to risks and uncertainties in the normal course of business including customer acceptance of its products, rapid technological changes, delays in introducing and market acceptance of new products, competition, e-business developments, ability to attract and retain qualified personnel, ability to protect its intellectual property, and other matters inherent in the software industry.

Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.

Impact of Recently Issued Accounting Standards

Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46(R), "Consolidation of Variable Interest Entities", issued in December 2003, requires that if a business enterprise has a controlling financial interest in a variable interest entity, and is considered the primary beneficiary, the assets, liabilities and results of the activities of the variable interest entity shall be included in the consolidated financial statements of the business enterprise.
(FIN) 46(R) is effective for the Company in the fourth quarter of fiscal 2004. Based on the Company's evaluation of the requirements of (FIN) 46(R), no variable interest entities that are subject to consolidation were identified and, as such, the adoption of (FIN) 46(R) for fiscal year 2004 had no impact on the Company's consolidated financial position or results of operations.

In May 2003,  the FASB issued SFAS No. 150,  "Accounting  for Certain  Financial
Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. The statement was effective for most financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of our first quarter for fiscal 2004. The adoption of this Statement did not have a significant impact on the Company's consolidated financial position or result of operations.

2. Business Combinations

BBN Acquisition

On November 18, 2003, the Company, and BBN Acquisition, Inc., a North Carolina corporation ("BBN"), consummated a merger (the "Merger") whereby BBN was merged with and into Tectonic Solutions, Inc. d/b/a Tectonic Network, a Georgia corporation and a wholly-owned subsidiary of the Company ("Tectonic"), pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. Tectonic survived the Merger as a wholly-owned subsidiary of ROI. BBN provides an online design resource for design professionals in the commercial interiors industry. The BBN acquisition will extend the Company's strategic push into the commercial construction products market by enhancing its offerings with BBN's aggregated product information web site.

In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. The shares were valued at $1.82 per share based on the closing price of the Registrant's common stock, as quoted on the Over-The-Counter Bulletin Board ("OTCBB"), for a reasonable period before and after the terms of the Merger were announced. The shares issued to the former BBN shareholders have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

The following table presents the total purchase price of the Merger:

Value of Company common stock issued                 $   1,365,000
Cash acquired                                               (1,956)
Transaction costs                                           91,682
--------------------------------------------------------------------------------

Total Purchase Price Consideration                   $   1,454,726
================================================================================

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the Merger as follows:

Receivables                                          $      17,871
Prepaid expenses                                            12,029
Property and equipment                                      21,365
Goodwill                                                   584,927
Intangible assets                                        1,033,136
Accounts payable                                           (69,841)
Deferred revenue                                          (129,853)
Other current liabilities                                  (14,908)
--------------------------------------------------------------------------------

                                                     $   1,454,726
================================================================================

CYP Acquisition

On November 26, 2003, the Company and Construction Yellow Pages LLC, a Michigan limited liability company ("CYP"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of CYP (the "Asset Purchase"). CYP is a publisher of regional comprehensive print directories for the commercial construction industry. CYP's products complement the Company's entry into the commercial construction products database market with its comprehensive print directories that are specialized for local markets.

In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. The shares were valued at $1.82 per share based on the closing price of the Company's common stock, as quoted on the OTCBB, for a reasonable period before and after the terms of the Asset Purchase were announced. The shares issued to CYP have not been registered under the Securities Act. Arol Wolford, the Company's President and CEO held approximately 58% of the outstanding shares of CYP's common stock and received 435,000 shares of the Company's common stock as a result of the Asset Purchase.

The following table presents the total purchase price of the Asset Purchase:

Value of Company common stock issued                 $  1,365,000
Cash acquired                                             (54,626)
Transaction costs                                          94,536
--------------------------------------------------------------------------------

Total Purchase Price Consideration                   $  1,404,910
================================================================================

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the Asset Purchase as follows:

Receivables                                            $    325,416
Prepaid expenses                                              1,771
Property and equipment                                       11,862
Goodwill                                                    487,204
Intangible assets                                         1,037,000
Accounts payable                                            (39,079)
Accrued expenses                                            (22,210)
Deferred revenue                                           (396,195)
Other current liabilities                                      (859)
--------------------------------------------------------------------------------

                                                       $  1,404,910
================================================================================

SpecSource Acquisition

On January 2, 2004, the Company and SpecSource.com, Inc., an Indiana corporation ("SpecSource"), consummated the transaction contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of SpecSource (the "SpecSource Asset Purchase"). SpecSource is an online directory of commercial construction products manufacturers and their local supply chain of product representatives and distributors.

In connection with the SpecSource Asset Purchase and as consideration for substantially all of the operating assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock; entered into a non-interest bearing note payable in the amount of $533,000 payable to one of the stockholders of SpecSource; and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource in exchange for a $360,000 non-interest bearing note. Due to the uncertainty that incremental payments will be made beyond one year, no imputed interest was calculated. The shares were valued at $1.82 per share based on the closing price of the Company's common stock, as quoted on the OTCBB, for a reasonable period before and after the terms of the Asset Purchase were announced. The shares issued to SpecSource have not been registered under the Securities Act. Arol Wolford, the Company's President and CEO, holds approximately 67.6% of the outstanding shares of SpecSource common stock and will receive approximately 980,000 shares of the Company's common stock as a result of the SpecSource Asset Purchase. The notes issued are interest free and will mature in 10 years. Until maturity, payments under the note will only be required when the Company has cash, net of debt obligations exceeding $5.25 million, on its quarterly balance sheet. At any time such cash threshold is met, the Company will make a payment on the note in an amount by which the Company's cash exceeds $5 million. As a result of matters discussed in Note 19, these obligations are reflected as current liabilities.

The following table presents the total purchase price of the Asset Purchase:

Value of Company common stock issued                   $  2,639,000
Notes issued                                                893,000
Transaction costs                                            65,171
--------------------------------------------------------------------------------

Total Purchase Price Consideration                     $  3,597,171
================================================================================

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the SpecSource Asset Purchase as follows:

Receivables                                            $    270,364
Prepaid expenses                                             18,625
Property and equipment                                        7,710
Goodwill                                                  1,893,548
Intangible assets                                         2,158,000
Accounts payable                                           (185,694)
Accrued expenses                                            (10,466)
Deferred revenue                                           (554,916)
--------------------------------------------------------------------------------

                                                       $  3,597,171
================================================================================

Under the purchase method of accounting pursuant to SFAS 141, the total purchase prices as shown in the tables above were allocated to acquired entities net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Any excess of the purchase price over the fair value of the net tangible assets/liabilities and identifiable intangible assets acquired were recorded as goodwill. In accordance with the SFAS 142, goodwill and intangible assets with indefinite lives resulting from business combinations have not been amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present) while identifiable intangible assets with finite lives are amortized over their estimated useful lives. In the event that the management of the Company determines that the value of goodwill or intangible assets has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The results of operations of the acquired entities have been included in the Company's results of operations from the date of the closing of the respective acquisitions.

Supplemental Pro-forma Disclosures

Supplemental pro-forma disclosures of the results of operations for the year ended June 30, 2004 and 2003, as though the above acquisitions of BBN, CYP and SpecSource had been completed as of July 1, 2002, are as presented below. These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on July 1, 2002.

                                                        Year Ended June 30,
                                                      2004             2003
--------------------------------------------------------------------------------
Total Revenues                                   $ 11,182,209     $  8,793,278
--------------------------------------------------------------------------------
Net Loss                                           (8,038,662)      (7,460,585)
--------------------------------------------------------------------------------
Basic and Diluted Loss per share                 $      (0.61)    $      (0.53)
================================================================================

Earn Out Provisions

In conjunction with certain of the Company's pre-2004 acquisitions, a total of 300,000 shares were contingently issuable based on the achievement of certain earn out provisions in then future periods. In accordance with these provisions, a total of 60,502 shares were earned by a former stockholder of Net400, Inc. during fiscal 2003. In accordance with APB 16, these shares were determined to be compensation for services and as such, the fair value of the common stock received was expensed. The remaining shares held under the Net400 earn out agreement which expired on January 31, 2003 were cancelled.

On March 25, 2003, the former majority stockholder of S.A.F.E. Systems, Inc. ("S.A.F.E.") returned 115,500 shares of the Company's issued and outstanding common stock back to the Company. The stock related to part of the original consideration received by the stockholder for the sale of S.A.F.E. to the Company. The return of stock was agreed to by the stockholder and the Company for mutual releases and covenants not to sue resulting from the original transaction.

3.  Asset Acquisition

On January 7, 2004, the Company purchased certain foreclosed assets of Atomic Software, Inc., ("Atomic") for approximately $1,560,000 including transaction costs of $19,595 and assumed liabilities of approximately $60,000. The purchased assets, primarily Atomic's gateway code, will complement the existing GO Software product line of Windows based software payment processing solutions by now offering a completely Internet based application that can be accessed from any Internet browser and is not software dependent. This has been accounted for as an acquisition of specific assets and not as a business combination as, in accordance with Emerging Issues Task Force, EITF 98-3 "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business", the definition of a business has not been met due to the lack of the necessary elements including inputs, processes and outputs. The gateway asset has also not yet been placed into service by the Company and is still undergoing further development to increase stability, scalability and adequate security in the form of the Credit Information Security Program ("CISP") audit compliance. Prior to the purchase of the gateway computer code, it had reached technological feasibility and was operational.

In connection with the purchase, the Company issued approximately 600,000 shares of its common stock for acquired foreclosed net assets of Atomic. The shares have been valued for accounting purposes at $2.50 per share based on the closing price of the Registrant's common stock, as quoted on the Over-The-Counter Bulletin Board ("OTCBB"), for a reasonable period before and after the terms of the purchase was announced. The shares issued to the former owners of Atomic have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

The assets of Atomic were sold as part of the GO divestiture (see Note 18).

4.  Property and Equipment

Property and equipment are summarized by major classifications as follows at June 30:

                                                       2004            2003
--------------------------------------------------------------------------------

Computer equipment                                $   120,519     $    74,751
Furniture and fixtures                                 63,921          27,270
Purchased software                                    347,954       1,200,482
--------------------------------------------------------------------------------

                                                      532,394       1,302,503
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization       (350,908)     (1,138,292)
--------------------------------------------------------------------------------
                                                  $   181,486     $   164,211

Depreciation expense was approximately $113,000 and $474,000 for the years ended June 30, 2004 and 2003, respectively.

5.  Goodwill

Changes in the carrying amount of goodwill are as follows:

Balance as of June 30, 2003                                           $       --
Acquisitions                                                           2,965,679
--------------------------------------------------------------------------------

Balance as of June 30, 2004                                           $2,965,679
--------------------------------------------------------------------------------

6.  Intangible Assets

The components of finite-lived intangible assets are as follows:

                                            2004
--------------------------------------------------------------------------------
                                        Accumulated        Net Book
                            Cost       Amortization         Value
--------------------------------------------------------------------------------
Technology based            $1,056,136      $179,376      $  876,760
Customer related             2,332,000       422,528       1,909,472
Marketing related              840,000       153,333         686,667
--------------------------------------------------------------------------------

                            $4,228,136      $755,237      $3,472,899
================================================================================

Intangible  assets  are  amortized  using the  straight-line  method  over their estimated period of benefit, generally considered to be three years. Amortization expense related to purchased intangible assets was $755,237 and $0 for the years ended June 30, 2004 and 2003, respectively.

Estimated future amortization expense related to purchased intangible assets at June 30, 2004 is as follows:

2005                                       $1,409,379
2006                                        1,409,379
2007                                          654,141
--------------------------------------------------------------------------------

Total                                      $3,472,899
================================================================================

7.  Notes Payable - Related Parties

At June 30, 2003, the Company has a note payable to a stockholder in the amount of $85,000. The note was unsecured and non-interest bearing, and was repaid during 2004.

At June 30, 2004, the Company had notes payable to a director, officers and an employee in the aggregate amount of $305,200. The notes are unsecured, bear interest at 10.00% and are due on demand.

8.  Line of Credit

On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line are limited to 80% of the Company's gross eligible receivables. Advances under the line bore interest at 1.25% per month or 15.00% per year and are secured by all the assets of the Company. At June 30, 2003, no amounts had been drawn under the line of credit.

On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and will borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The bridge loan, secured by all of the Company's assets, is due at the earlier of 120 days from the first advance or upon closing the sale of the GO Software business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year. As of June 30, 2004, $691,529 was outstanding under the line of credit (including the bridge loan feature).

On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software. In the event the bridge loan is not paid in full by the due date, the Company will pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO.

9.  Debt Financing and Issuance of Warrants

On September 17, 2001, the Company received an advance payment from a customer in the amount of $1,000,000 which was accounted for as a debt financing. In accordance with the terms of the agreement governing the payment advance (the "Referral Agreement"), the advance is required to be repaid in referrals and software sales in increasing increments over a three-year period from the effective date of the Referral Agreement. The Company is also required to keep certain of its software source code in escrow, with the other party named as beneficiary, in the event of the Company's default under the Referral Agreement. Other remedies in the event of default include, among other things, the other party's right to terminate the Referral Agreement, demanding repayment of unpaid portions of the advance, meeting the payment milestone which served as the basis for the default, or conversion of the outstanding portion of the advance to unregistered shares of the Company's common stock at various exercise prices. Once the risk of default for each portion of the Referral Agreement has passed, (i.e. when the milestones are met on or before the September 17th deadlines), then that portion of the debt will be forgiven and recorded as revenue in the statement of operations.

During the first one-year measurement period ended September 17, 2002, the Company was required to sell products for the other party to earn referral fees totaling $225,000 in order to satisfy the contractual stipulations of the Referral Agreement. The Company only achieved sales and referral fees of approximately $127,000 during that period and, consequently, was required to pay approximately $98,000 in cash to the other party to satisfy the shortfall. The amount of sales and referral fees required for the next one-year measurement period ended September 17, 2003, was $375,000. The Company only achieved sales of approximately $214,000 in referral fees toward this amount and, consequently, was required to pay approximately $161,000 on October 10, 2003 to satisfy the shortfall. The remaining amount of sales and referral fees for the one year period ending September 17, 2004 amounted to $400,000. Through September 17, 2004, the Company had achieved sales of approximately $345,245 toward this final amount. The Company did not reach the $400,000 of sales in referral fees as of September 17, 2004, and consequently the Company had to pay the other party the shortfall in cash of $54,975.

The other party has also received vested and exercisable warrants to purchase an aggregate of $5,000,000 in shares at $4 per share during the first year of the agreement and $5 per share subsequent to that date. These warrants are antidilutive because of the default provisions above. As a result, $1,000,000 was recorded as representative of the value of the warrants sold as paid in capital. In accordance with APB 14, the Company recorded a debt discount for the value of the warrants (limited to proceeds of $1,000,000 in accordance with EITF 00-27). In periods beyond September 17, 2001, the debt discount will be ratably charged to income over the three-year life of the agreement. This amounts to an $83,333 non-cash charge per quarter and $333,333 for each of the years ended June 30, 2004 and 2003.

10.  Accrued Expenses

Accrued expenses consisted of the following at June 30:

                                               2004              2003
================================================================================

Compensation                               $  835,607          $475,746
Consulting fees and other                     201,062           146,183
Sales tax                                      60,949            77,003
--------------------------------------------------------------------------------

                                           $1,097,618          $698,932
================================================================================

11. Private Placements

On October 29, 2003, the Company completed a private placement of its common stock and warrants in the amount of $643,000. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share. Participants in the private placement included Arol Wolford, the Company's President and CEO, who purchased 103,000 shares and received a warrant to purchase 103,000 shares of common stock, and John McRoberts, a director of the Company, who purchased 100,000 shares and received a warrant to purchase 100,000 shares of common stock. The Company has agreed to register the common stock issued in the private placement after one year if the shares cannot then be sold without registration or within six months after the Company's common stock becomes accepted for listing on the NASDAQ Small Cap or National Markets.

On March 15, 2004, the Company completed a private placement of its common stock in the amount of $1,750,000. The Company issued 875,000 unregistered shares of common stock at a purchase price of $2.00 per share. The company utilized a registered broker dealer as a selling agent for a portion of the transaction and incurred fees in the amount of $104,000. The Company provided piggy-back registration rights to all the participants in the private placement.

On June 22, 2004, the Company completed a private placement of its common stock in the amount of $575,000. The Company issued 287,500 unregistered shares of common stock at a purchase price of $2.00 per share. The Company provided piggy-back registration rights to all the participants in the private placement.

12.  Stock Options, Warrants and Other Equity

Stock Options

In August 2000, the Company adopted an incentive Stock Option Plan (the "2000 Plan") whereby total options to purchase 1,000,000 shares of the Company's common stock may be granted to employees at a price not less than the fair market value at the time the options are granted and that have a minimum of a one year vesting period. The options are exercisable for a period not to exceed ten years. The Company also assumed the stock options of NTTI. Such options were converted at the applicable rates used to issue the Company's common stock in the reverse merger.

On May 21, 2003 at a Special Meeting of the Company's stockholders, the Company's stockholders approved and ratified the Company's 2003 Stock Option Plan (the "2003 Plan") and reserved 1,000,000 shares of the Company's common stock for issuance under this plan. Options to purchase shares of the Company's common stock may be granted to employees at a price not less than the fair market value at the time the options are granted and have a minimum of a one year vesting period. The options are exercisable for a period not to exceed ten years.

Information regarding the option plans are as follows:

                                            2004                           2003
==============================================================================================
                                                     Weighted                        Weighted
                                                      Average                         Average
                                                     Exercise                        Exercise
                                      Shares            Price        Shares             Price
----------------------------------------------------------------------------------------------
Outstanding, beginning of year      1,244,217     $      1.66        261,342     $      3.88
   Granted                            652,000            1.95      1,045,000            1.34
   Exercised                               --              --             --              --
   Forfeited                         (132,300)           3.03        (62,125)           5.53
----------------------------------------------------------------------------------------------

Outstanding, end of year            1,763,917     $      1.67      1,244,217     $      1.66
==============================================================================================

Exercisable, end of year              764,917                        194,317
==============================================================================================

The following table summarizes information about the Company's outstanding stock options as of June 30, 2004.
==========================================================================================================
                            Options Outstanding                                     Options Exercisable
==========================================================================================================
                                       Weighted-Average
                                          Remaining            Weighted                          Weighted
                          Number       Contractual Life        Average          Number            Average
  Range of Exercise    Outstanding                             Exercise       Exercisable        Exercise
        Price          at June 30,                              Price         at June              Price
                         2004                                                  30, 2004
==========================================================================================================
                                           (years)
           $ 1.00 - $  1.70 1,164,667        7.2              $ 1.29                658,667       $ 1.01
           $ 2.00 - $  2.50   498,000        5.6                2.20                  5,000         2.00
           $ 3.00 - $  5.00   101,250        1.7                3.36                101,250         3.36
----------------------------------------------------------------------------------------------------------
                            1,763,917        6.4              $ 1.67                764,917       $ 1.32
==========================================================================================================

Warrants

In conjunction with the Company's original private placement, warrants to purchase common stock were issued to several parties. These warrants were issued as a direct incentive to complete a successful offering. In total, 856,664 warrants were issued on or prior to August 10, 2000, they were immediately vested and exercisable at exercise prices ranging from $.30 to $3.00 per share and will expire in 2005. At June 30, 2004, 706,664 of these warrants were outstanding.

As mentioned in Note 8 above, during 2004 the Company issued warrants to purchase 37,500 shares of common stock at an exercise price of $2.00 per share in connection with the renewal of the Company's line of credit. The fair value of these warrants, which amounted to $64,459, was charged to interest expense.

As mentioned in Note 9 above, the Company entered into a "Referral and Reseller" agreement with an unrelated party on September 17, 2001. As part of this agreement, the other party received vested and exercisable warrants to purchase an aggregate of $5,000,000 in shares at $4 per share during the first year of the agreement and $5 per share subsequent to that date. The right to exercise these warrants expired on September 17, 2004

As mentioned in Note 11 above, during 2004 the Company issued warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share in connection with a private placement of Common Stock.

During 2004, the Company issued warrants to purchase an aggregate of 115,000 shares of common stock at an exercise price of $2.50 to various consultants. The fair value of these warrants, which amounted to $115,761, was charged to general and administrative expense.

Other

In conjunction with a reverse merger on August 10, 2000, with Net/Tech International, Inc. ("NTTI"), a total of 3,765,930 shares of common stock were placed in escrow in the names of two officers of the Company and one director. At that time, the Company entered into an escrow agreement with three current members of its Board of Directors, Charles McRoberts, John McRoberts and Charles Pecchio, Jr. The escrow agreement provided that approximately 3,765,930 shares of the Company's common stock would be held in escrow for release to these directors (i) when certain financial milestones are reached, or (ii) upon a change of control. While these shares were held in escrow, the directors exercised voting rights with respect to the escrowed shares. However, the Company's management analyzed the directors' ownership of the Company's shares in the escrow account and concluded that having approximately 33% of the outstanding common stock in escrow was not conducive to the Company's strategic plans.

Accordingly, on October 29, 2003, a settlement was reached with the three directors, providing for a release of 750,000 of the escrowed shares on a pro rata basis to the three directors based on their ownership interests, with an additional 168,754 shares to remain in escrow through October 2006, to be released to Mr. Pecchio, the Chairman of the Board, if the trading price of the Company's common stock reaches and maintains certain price targets. None of these targets were met in 2004. Under the terms of the escrow settlement agreement, the remaining 2,847,176 shares were forfeited by the directors back to the Company and were placed in the treasury. The release of the 750,000 shares did not result in any stock based compensation as the previously escrowed shares in total represented their proportionate interests in the Company at the time of its reverse merger in 2000.

13. Income Taxes

Provisions for Federal and state income taxes in the statements of operations consist of the following:

Years Ending June 30,                                   2004           2003
================================================================================

Deferred Federal income tax benefit                 $(2,123,100)   $(1,410,900)
Deferred state income tax benefit,
   net of Federal tax benefit                          (374,700)      (248,900)
Change in valuation allowance                         2,497,800      1,659,800
--------------------------------------------------------------------------------

                                                    $        --    $        --
================================================================================

As of June 30, 2004 and 2003, deferred tax assets comprised the following:

Years ended June 30,                                    2004            2003
================================================================================

Deferred tax assets
Net operating loss
   carry-forwards - Federal                         $ 5,885,200    $ 4,106,100
Net operating loss
   carry-forwards - state                             1,038,600        724,600
Non cash compensation
   not currently deductible                              33,000         31,200
Intangible assets                                       722,300        370,500
Reserves not currently
   Deductible                                           159,300        108,200
--------------------------------------------------------------------------------
Total deferred tax asset                              7,838,400      5,340,600
Valuation allowance                                  (7,838,400)    (5,340,600)
--------------------------------------------------------------------------------

                                                    $        --    $        --
================================================================================

The Company has net operating loss carry-forwards available to reduce future taxable income, if any, of approximately $17,310,000 for Federal and state tax purposes. The benefits from these carry-forwards expire through 2024. As of June 30, 2004, management believes it cannot be determined that it is more likely than not that these carry-forwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets. Other than the effect of state income taxes and the change in the valuation allowance, the differences between the effective income tax rate and statutory income tax rates are not material.

14.  Change in Accounting Estimate

In conjunction with the implementation of SFAS No. 142, and in connection with the Company's annual evaluation of the remaining useful lives of its fixed and intangible assets, management determined during the year ended June 30, 2003, that the estimated useful lives of such assets should be reduced from approximately five to seven years to approximately three to five years.
Management considered various factors including industry standards and the condition of the underlying assets. This change in accounting estimate resulted in additional depreciation and amortization expense of $62,005 and $396,128, respectively, and in the aggregate increased basic and diluted net loss applicable to common stockholders by $0.04 per share for the year ended June 30, 2003.

15.  Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. The Company places its cash with high quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution.

As of June 30, 2004 the Company's net accounts receivable (including receivables of the Company's discontinued GO subsidiary) were approximately $1,453,265. During 2004 no sales to individual customers exceeded 5% of total revenues. The Company believes any risk of accounting loss is significantly reduced due to provision considered at the date of sale for returns and allowances and ongoing credit evaluations of its customers' financial condition as deemed necessary. The Company generally does not require cash collateral or other security to support customer receivables.

16.  Commitments

The Company leases office facilities and certain equipment under non-cancellable operating leases having original terms ranging from one to five years. Approximate future minimum rent payments, by year and in the aggregate, under non-cancellable operating leases with remaining terms of more than one year are as follows:

       Year                     Operating
--------------------------------------------------------------------------------

       2005                    $  499,396
       2006                       151,072
       2007                        62,370
       2008                        50,085
       2009                        37,564
--------------------------------------------------------------------------------

       Total                    $ 800,847
================================================================================

Rent expense relating to these operating leases was approximately $368,000 and $296,000 for 2004 and 2003, respectively.

17. Pension Plan

The Company adopted a 401(k) retirement plan on March 9, 1998. The plan covers all employees who are at least 21 years of age with one or more years of service. The Company currently makes a discretionary matching contribution of 50% of the employee's contributions elected as a salary deferral by eligible employees, up to 7.5% of each employee's salary. Prior to June 2003, the Company made discretionary matching contributions of 25% of the employee's contributions elected as a salary deferral by eligible employees, up to 15% of each employee's salary. The Company's matching contributions for the years ended June 30, 2004 and 2003 were approximately $31,783 and $46,238, respectively.

18. Subsequent Events

Divestiture of GO

On December 6, 2004, the Company announced that it entered into a definitive agreement for the sale of the assets of the GO Software business. The sale is part of the Company's new business strategy to focus on its construction information product offerings through Tectonic. The sale closed on February 28, 2005.

In accordance with GAAP, the Company has presented GO as a discontinued operation in its financial statements. The financial statements included herein have been restated to reflect GO as a discontinued operation. Summary of operating results for the GO subsidiary is as follows:

                                                  2004             2003
                                                  ----             ----
Total revenue                                  $9,418,257       $7,543,262
Income (loss) from operations                     158,011         (472,279)

Assets and liabilities related to the GO subsidiary held for sale consist of the following:

                                               June 30, 2004    June 30, 2003
                                               -------------    -------------
Current assets                                 $     996,961      $  791,628
Property and equipment                               313,252         171,263
Goodwill and other intangible assets               1,756,517       1,138,973
Current liabilities                                1,397,750       1,080,858

Liquidity and Going Concern

As noted above, on December 6, 2004, the Company and GO entered into an Asset Purchase Agreement with VeriFone, Inc. ("VeriFone") pursuant to which VeriFone purchased substantially all of GO's assets on February 28, 2005. This divestiture is part of the Company's new business strategy to focus on its construction information product offerings. Following the sale of GO, the Company also changed its name to Tectonic Network, Inc. to more appropriately reflect its new market focus.

Historically, the Company has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management believes that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO had achieved success under the Company, achieving revenue growth and becoming a market leader, management recognized that competitors in the payment processing industry have much greater financial resources than the Company and that the continued success of GO would be put at risk due to the undercapitalization of the Company. Thus, management believed that it was in the best interests of the Company and its stockholders for the Company to pursue a path where the odds of future success appear to be greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are not yet served by the marketplace.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and assume realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception in August 2000 and has financed its operations principally through equity investments and borrowings, as well as revenue from the GO business, and more recently the proceeds from the sale of GO's assets. As of March 31, 2005, the Company's accumulated deficit was $15,262,825. Our net losses and negative cash flow are likely to continue for the foreseeable future and profitability is dependent upon us significantly increasing our revenues from new and existing customers, as well as reducing our expense base. If we cannot achieve sufficient revenue and reduce our expense base, we will incur additional losses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern; however the Company has implemented a program to increase revenue and is currently taking actions to reduce its expense base.

We cannot reliably predict when, or if, we will become profitable or if such profitability will be sustainable. Furthermore, if we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements, and we may be unable to continue our business as presently conducted unless we obtain funds from additional financings. Certain board members have formally committed to invest up to $1,000,000 on an as-needed basis for working capital purposes through March 31, 2006. Since the Company does not currently have any availability under its existing credit facility, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. Our ability to raise financing from third parties may be limited by our agreements with our current lender as well as market conditions, and it is possible that we may not be able to raise additional financing on acceptable terms, if at all.

The Company's continuing Tectonic operations were acquired through a series of acquisitions which occurred between November 2003 and January 2004. The companies acquired were, and still are, in the start-up stage, and the Company currently faces the risks of an early-stage company with new and evolving product lines. We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

      o     significant net losses;

      o     lack of sufficient customers;

      o     significant fluctuations in our revenues and expenses;

      o     lack of market acceptance of our product lines;

      o     longer than anticipated sales cycles;

      o     insufficient revenues and cash flow to be self-sustaining;

      o     insufficient funding for necessary capital expenditures;

      o     an unproven business model;

      o     a changing business focus; and

      o     difficulties in managing potentially rapid growth.

Based on our current level of operations, we are uncertain as to whether our cash flows from operations including $3,725,622 of unrestricted cash on hand as of March 31, 2005 will be adequate to meet our future liquidity needs for at least one year from the date of this determination (May 12, 2005). In this regard, the Company has begun to adopt to an alternative strategy that includes actions such as:

      o     reducing headcount;

      o     eliminating non-core product lines;

      o     reducing capital expenditures;

      o     reducing research and development efforts; and

      o     seeking additional funding.

It is possible that factors outside of our control may impede our ability to effectively implement this strategy, and even if we are able to implement this strategy, it is possible that we may not realize all of the benefits that we anticipate.

Line of Credit and Bridge Loan

As discussed in Note 8, on August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (for a total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO business. In conjunction with this financing, the Company issued the lender warrants to purchase 50,000 shares of the Company's common stock at $2.00 per share. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the sale of GO. In the event the bridge loan was not paid in full by the due date, the Company was required to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment. On September 30, 2004, the Company presented the lender a series of acceptable letters of intent for the sale of GO and the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit.

On November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the sale of GO, provided, that if the Company executed a definitive agreement for the sale of GO by November 30, 2004, then the maturity date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment was to include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company was to make a payment of $75,000 to the lender if the Company repaid the loan by December 31, 2004 or $170,000 if the Company repaid the loan by January 31, 2005. In conjunction with this financing, the Company issued warrants to the lender to purchase 12,500 shares of the Company's common stock at $2.00 per share. The fair value of the warrants issued in both the August 2, 2004 and November 12, 2004 financing amounted to $44,067 and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt.

On January 11, 2005, the Company used approximately $1.9 million of the proceeds received from a financing described below to repay in full and terminate the line of credit and bridge loan described above.

Senior Secured Convertible Notes

On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes were secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The notes bore interest at an effective rate of 19.00% per annum, and were due on the earlier of February 1, 2005 or the closing of the sale of GO. The notes had a conversion feature, and contained some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The notes allowed the holders to participate in any of the Company's future financings, unless the financing involved only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company that he owns.

On November 10, 2004, the Company borrowed an additional $750,000 by issuing additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes were also secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. The Company paid prepaid interest of $45,000 upon the sale of the additional notes. The notes were due on the earlier of February 1, 2005 or the closing of the sale of GO. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were granted registration rights on all existing warrants held by them. Arol Wolford, the Company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and secured that guaranty with a first-priority security interest in all the shares of the Company which he owns. The fair value of the warrants issued amounted to $614,825 and $645,461 for the August 18, 2004 and November 10, 2004 financings, respectively, and was accounted for as a discount to the debt. The discount was accreted to interest expense over the term of the underlying debt. The Company also recorded a further $43,123 as a credit to interest expense in the nine months ended March 31, 2005, as a result of the registration rights granted on the November 10, 2004 warrants. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at December 31, 2004 and March 31, 2005.

The Company was required to file with the  Securities  and  Exchange  Commission
(SEC) a registration statement covering the resale of all of the common stock underlying the warrants mentioned above by the earlier of (i) May 1, 2005 or
(ii) 90 days after the closing of the sale of GO's assets. Generally, the Company is required to have the registration statement declared effective within 120 days after the filing date.

The registration rights agreement provides that if the registration statement was not filed, or it does not become effective within the defined time period, then in addition to any other rights the holders may have, the Company would be required to pay to each holder an amount in cash, as liquidated damages, equal to 2% per month of the $750,000, prorated daily. The registration statement was filed within the allowed time period but it is not known at this time when or if the registration statement will be deemed effective by the SEC. In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," and these terms of the warrants, the fair value of these warrants are accounted for as a liability and were marked to market at December 31, 2004.

The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.56%, an expected life of 5 years and volatility of 71%. The fair value of the warrants was estimated to be $645,461 on the closing date of the transaction.

On January 11, 2005, the Company used approximately $2.3 million of the proceeds received from a financing from a lender noted below to repay in full the amounts due under second secured convertible promissory notes. As a result, the lenders under these notes no longer have the right to participate in the Company's future financings.

Convertible Term Note and Convertible Revolving Note

On January 11, 2005, the Company completed a financing transaction with a lender pursuant to the terms of a Security Agreement, dated as of January 10, 2005, (the "Security Agreement") by and among the Company and its subsidiaries and the lender. Pursuant to the Security Agreement, the Company and its subsidiaries issued and sold to the lender (i) a Secured Convertible Term Note (the "Term Note") in the principal amount of $4,000,000, which is convertible into the Company's common stock, and (ii) a Secured Revolving Note (the "Revolving Note") and a Secured Convertible Minimum Borrowing Note (the "Minimum Borrowing Note" and together with the Term Note and the Revolving Note, the "Notes") in the aggregate principal amount of $1,500,000 million, which are convertible into the Company's common stock. The Company also issued to the lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share and a right to make up to $2,200,000 in additional loans to or investments in the Company on substantially the same terms set forth in the Notes and the Security Agreement. The Company also issued 50,000 warrants to an affiliate of the lender at a price of $3.50 per share exercisable at any time prior to January 9, 2008. The issuance of the Notes and the warrants were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The Notes are due on January 9, 2008. The interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3% (8.75% as of March 31, 2005). The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the warrant and (ii) the price of the Company's common stock. The effective annual interest rate of this convertible debt, after considering the total debt issue costs (discussed below), is approximately 15.2%.

The notes issued to the lender contained beneficial conversion features, and the intrinsic value of the conversion features of both the warrants and notes are being recognized as a discount to the notes. The gross proceeds of the convertible debt have been allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. The Company recorded a debt discount of (i) $1,091,744 for the valuation of the 800,000 warrants issued; (ii) $509,262 for the valuation of the stock purchase right issued; (iii) $1,237,566 for the beneficial conversion feature inherent in the financing and (iv) $367,000 for debt issue costs paid to affiliates of the lender, for a total discount of $3,205,572 in the current quarter. The net cash proceeds received by the Company after repaying the Company's then existing receivables based line of credit and then existing senior secured convertible notes as well as debt issuance costs amounted to $922,220.

Under the Term Note, the Company must make monthly payments of $121,212 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then all or a portion of the monthly payment due on the Term Note shall be paid by issuing shares of its common stock to lender. In order for the conversion criteria to be met (i) the average closing price of the Company's common stock for the five trading days immediately preceding the monthly payment date must be greater than or equal to 110% of the conversion price, which is currently $2.11 per share, and (ii) the amount of such debt to be converted to common stock does not exceed 25% of the aggregate dollar trading volume of the Company's common stock for the 22-day trading period immediately preceding the delivery of the notice described below. If the conversion criteria are not met, then the lender will only convert that portion of the payment which meets the conversion criteria, and the number of shares to be issued upon such conversion will be equal to the dollar amount of monthly payment to be converted divided by the then-applicable conversion price. The Company is required to pay 102% of the monthly amount due for any amounts which are not converted to common stock as a result of the failure to meet the conversion criteria. Each month the lender is required to deliver to the Company a notice stating whether, according to the conversion criteria, the monthly amount payable shall be paid in cash, common stock or a combination of both. In the event that the lender does not provide the notice to the Company, then the Company is required to pay the lender 102% of the amount due for that month in cash.

If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the Notes, the interest rate on the Notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the lender may require the Company to repay 120% of the principal and interest then outstanding.

The Notes are secured by a first priority lien on the assets of the Company and its subsidiaries. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the lender, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from the lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Company and its subsidiaries and the lender, the lender released its security interest in GO's assets upon the sale of substantially all of GO's assets. The release of the lenders' security interest pursuant to the Side Letter was conditioned upon
(i) the Company depositing an amount of cash into a blocked account sufficient to repay principal and fees outstanding under the Term Note, (ii) the lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement. On February 28, 2005 in conjunction with the sale of the assets of GO, the Company met its funding obligations under the Side Letter by depositing $4,000,000 into a restricted cash account which represents the lenders security interest in the Term Note, and repaying $1,000,000 under the Revolving Note and the Minimum Borrowing Note to reduce the balance to $500,000.

At March 31, 2005, the maximum amount available under the Revolving Note and the Minimum Borrowing Note is equal to the lesser of (i) $500,000 less any reserves required by the lender or (ii) 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by the lender. The balance on the Revolving Note and the Minimum Borrowing Note at March 31, 2005 amounted to $500,000.

The discount on the notes has been allocated on a proportional basis to the Revolving Note and the Term Note on both a short-term and long-term basis and resulted in the respective balances, net of unamortized discount as of the quarter ended March 31, 2005 of $230,939, $671,824 and $1,175,693, respectively.

Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Company and the lender, the Company agreed to file a registration statement to cover the resales of the shares of the Company's common stock issuable upon conversion of the Notes and the warrant. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods will require the Company to pay liquidated damages of 1.0% of the original principal amount for each thirty day period (pro rated for partial periods) until the failure to comply is cured. Commencing April 26, 2005, such additional interest began to accrue due to the Company's failure to have the registration statement initially required under the agreement declared effective by the agreement deadline. The Company also recorded a further $537,809 as a credit to interest expense in the three months ended March 31, 2005, as a result of the registration rights granted on the warrants and stock purchase right. This amount was calculated using the Black-Scholes method and was based on the market price of the Company's common stock at March 31, 2005.

On January 11, 2005, the Company used approximately $1.9 million of the proceeds received from the financing from the lender to repay in full and terminate the line of credit and bridge loan with the bank described above. On the same date, the Company also used approximately $2.3 million of the proceeds received from the financing from the Lender to repay in full the amounts due under second secured convertible notes described above.

                                   PROSPECTUS


                        RETURN ON INVESTMENT CORPORATION
                        5,452,994 shares of common stock





                      The date of this prospectus is , 2005

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Officers and Directors

Limitation on Directors' Liability

      Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omission not in good faith or which intentional misconduct or a knowing violation of law;

      o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

      o for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and out stockholders.

Item 25. Other Expenses of Issuance and Distribution

      The expenses payable by us in connection with the registration of the securities being registered (other than underwriting discounts and commissions) are estimated as set forth below:


Registration statement filing fee..................................    $  1,090
Accounting fees and expenses*......................................      25,000
Legal fees and expenses*...........................................      75,000
Printing and engraving costs*......................................       4,500
Miscellaneous*.....................................................       2,500
                                                                       --------
TOTAL..............................................................    $108,090


* Estimated pursuant to instruction to Rule 511 of Regulation S-B.

Item 26.  Recent Sales of Unregistered Securities

      On January 11, 2005, the Company completed a financing transaction with Laurus pursuant to the terms of the Security Agreement. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) the Term
Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) the Revolving Note and the Minimum Borrowing
Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus the Warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share.

      On November 10, 2004, the Company issued $750,000 of senior second secured convertible notes in a private placement to the holders of the Company's then-outstanding senior secured convertible notes. In connection with this issuance, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share.

      On August 18, 2004, the Company issued $1,500,000 of its senior second secured convertible notes in a private placement. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively.

      On June 22, 2004, the Company completed a private placement of its common stock to accredited investors for aggregate proceeds of $575,000. The Company issued 287,500 unregistered shares of common stock at a purchase price of $2.00 per share. No underwriting or placement discounts or commissions were paid.

      On March 15, 2004, the Company completed a private placement of its common stock for aggregate proceeds of $1,750,000. The Company issued 875,000 unregistered shares of common stock at a purchase price of $2.00 per share. The company utilized a registered broker dealer as a selling agent for a portion of the transaction and incurred fees in the amount of $85,000.

      On January 7, 2004, the Company, through its wholly owned subsidiary GO Gateway, Inc. closed a transaction to purchase certain foreclosed assets of Atomic Software, Inc., ("Atomic"). In connection with the purchase, the Company issued approximately 600,000 shares of its common stock for all of the foreclosed assets of Atomic.

      On January 2, 2004, the Company issued 1,450,000 shares of its common stock in connection with the SpecSource Asset Purchase.

      On November 26, 2003, the Company and CYP, consummated the transactions contemplated by an Asset Purchase Agreement whereby Tectonic substantially all of the operating assets of CYP (the "Asset Purchase"). In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP.

      On November 18, 2003, the Company and BBN Acquisition, Inc. ("BBN") consummated a merger (the "Merger") whereby BBN was merged with and into Tectonic pursuant to an Agreement and Plan of Merger. In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

      On October 29, 2003, the Company completed a $643,000 private placement of common stock and warrants. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share.

      On April 2, 2003, the Company issued 115,000 shares of the Company's common stock to two employees at a price of $1.50 per share for a total purchase price of $172,500.

      On March 3, 2003, the Company issued 240,000 unregistered shares of the Company's common stock to an employee at a price of $1.25 per share for a total purchase price of $300,000. On the same date, the Company sold 80,000 shares of the Company's common stock to the Chief Executive Officer of the Company at $1.25 per share for a total purchase price of $100,000.

      On June 20, 2002, four members of the board of directors purchased an aggregate of 300,000 shares of common stock at $2.00 per share.

      Each of the foregoing sales of securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 27.  Exhibits

 Exhibit
 Number                            Description
 ------                            -----------

2.1 Agreement and Plan of Merger and Exchange of Stock, dated as of December 17, 1999, by and among Results Oriented Integration
            Corporation,  Net/Tech  International,  Inc.,  Net/Tech  Acquisition
            Corporation, Charles A. McRoberts, John W. McRoberts and Charles Pecchio, Jr. (incorporated by reference to Exhibit 2 to Return On Investment Corporation's Report on Form 8-K, filed September 5,
            2000).

2.2 Asset Purchase Agreement, dated as of December 6, 2004, by and among Return On Investment Corporation, GO Software, Inc. and VeriFone, Inc. (incorporated by reference to Exhibit 2.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004) 3.1 Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

3.1 Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

3.1A Certificate of Amendment to the Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12,
            2004).


3.1B Certificate of Amendment to the Certificate of Incorporation of Return on Investment Corporation, a Delaware corporation (filed herewith).


3.2 By-laws, as amended October 29, 2001, of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Report on Form 10-QSB, filed February 14, 2002).

4.1 Form of Secured Convertible Term Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.2 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.2 Form of Secured Revolving Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.3 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.3 Form of Secured Convertible Minimum Borrowing Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.4 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.4 Warrant, dated as of January 10, 2005, issued to Laurus Master Fund (incorporated by reference to Exhibit 99.7 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18,
            2005).


4.5         Form of Registration Rights Agreement. (Previously filed.)

4.6         Form of Registration Rights Agreement. (Previously filed.)

4.7         Specimen of common stock certificate. (Previously filed.)

4.8         Form  of  Warrant  issued  to  Silicon  Valley  Bancshares.
            (Previously filed.)

4.9         Form of Warrant. (Previously filed.)


4.10 Registration Rights Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.8 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18,
            2005).


4.11 Form of Escrow Agreement, dated as of October 29, 2003, by and among Return On Investment Corporation, Charles Pecchio, Charles McRoberts and John McRoberts. (Previously filed.)


5.1         Opinion of Paul,  Hastings,  Janofsky & Walker LLP. (filed herewith)

10.1        Return  On  Investment   Corporation   2003  Stock   Incentive  Plan
            (incorporated by reference to Appendix B to the Return On Investment Corporation's Definitive Proxy Statement filed April 9, 2003).

10.2 ROI Corporation Common Stock Long Term Incentive Plan (incorporated by reference to exhibit 10.3 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

10.3 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30,
            2002).

10.3A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30,
            2002).

10.4 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.4A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30,
            2002).

10.5 Security Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO
            Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

10.6 Stock Pledge Agreement, dated as of January 10, 2005, by and between Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.5 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18,
            2005).

10.7 Side Letter Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO
            Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.6 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

21.1 List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

23.1        Consent of BDO Seidman LLP (filed herewith).


23.2        Consent  of Paul,  Hastings,  Janofsky  & Walker  LLP  (included  in
            Exhibit 5.1).

23.3        Power  of  Attorney   (included  in  Part  II  of  the  registration
            statement) (previously filed).


99.1 Voting Agreement, dated as of December 6, 2004, by and among VeriFone, Inc., Charles A. McRoberts, Arol Wolford and John W. McRoberts and form of irrevocable proxy (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

Item. 28  Undertakings

The registrant hereby undertakes:

         1) To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:

                  a. include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                  b. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  c. include any additional or changed material information on the plan of distribution.

         2) For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

         3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment no. 1 to this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on the 27th day of June 2005.


                                     RETURN ON INVESTMENT CORPORATION

                                     By: /s/ Sherwin Krug
                                         ---------------------------------------
                                             Sherwin Krug
                                             Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Name                                         Title                                            Date
----                                         -----                                            ----
*
-----------------------------------------   President,  Chief  Executive  Officer  and     June 27, 2005
Arol R. Wolford                             Director (Principal Executive Officer)

/s/ Sherwin Krug
-----------------------------------------   Chief Financial Officer (Principal             June 27, 2005
Sherwin Krug                                Financial and Accounting Officer)

*
-----------------------------------------   Chairman of the Board                          June 27,  2005
Charles Pecchio, Jr.

*
-----------------------------------------   Director                                       June 27,  2005
Charles A. McRoberts

*
-----------------------------------------   Director                                       June 27, 2005
John W. McRoberts

*
-----------------------------------------   Director                                       June 27, 2005
Theo P. VanderBoom

*
-----------------------------------------   Director                                       June 27, 2005
Laura C. Rogers

* By: /s/ Sherwin Krug                                                                     June 27,  2005
      -----------------------------------
      Sherwin Krug
     Attorney-in-fact

 Exhibit
 Number                              Description
 ------                              -----------

 2.1 Agreement and Plan of Merger and Exchange of Stock, dated as of December 17, 1999, by and among Results Oriented Integration Corporation, Net/Tech International, Inc., Net/Tech Acquisition Corporation, Charles A. McRoberts, John
               W. McRoberts and Charles Pecchio, Jr. (incorporated by reference to Exhibit 2 to Return On Investment Corporation's Report on Form 8-K, filed September 5, 2000).

 2.2 Asset Purchase Agreement, dated as of December 6, 2004, by and among Return On Investment Corporation, GO Software, Inc. and VeriFone, Inc. (incorporated by reference to Exhibit 2.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

 3.1 Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

 3.1A Certificate of Amendment to the Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).


3.1B Certificate of Amendment to the Certificate of Incorporation of Return on Investment Corporation, a Delaware corporation (filed herewith).


 3.2 By-laws, as amended October 29, 2001, of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Report on Form 10-QSB, filed February 14, 2002).

 4.1 Form of Secured Convertible Term Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.2 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

 4.2 Form of Secured Revolving Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit
               99.3 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

 4.3 Form of Secured Convertible Minimum Borrowing Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.4 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18,
               2005).

 4.4 Warrant, dated as of January 10, 2005, issued to Laurus Master Fund (incorporated by reference to Exhibit 99.7 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).


 4.5           Form of Registration Rights Agreement. (Previously filed.)

 4.6           Form of Registration Rights Agreement. (Previously filed.)

 4.7           Specimen of common stock certificate. (Previously filed.)

 4.8           Form  of  Warrant   issued  to  Silicon   Valley   Bancshares.
               (Previously filed.)

 4.9           Form of Warrant. (Previously filed.)


 4.10 Registration Rights Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.8 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).


 4.11 Form of Escrow Agreement, dated as of October 29, 2003, by and among Return On Investment Corporation, Charles Pecchio, Charles McRoberts and John McRoberts. (Previously filed.)


 5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP.(filed herewith)

 10.1 Return On Investment Corporation 2003 Stock Incentive Plan (incorporated by reference to Appendix B to the Return On Investment Corporation's Definitive Proxy Statement filed April 9, 2003).

 10.2 ROI Corporation Common Stock Long Term Incentive Plan (incorporated by reference to exhibit 10.3 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

 10.3 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

 Exhibit
 Number                              Description
 ------                              -----------

 10.3A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

 10.4 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

 10.4A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

 10.5 Security Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18,
               2005).

 10.6 Stock Pledge Agreement, dated as of January 10, 2005, by and between Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.5 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

 10.7 Side Letter Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.6 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

 21.1 List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

 23.1          Consent of BDO Seidman LLP (filed herewith).


 23.2          Consent of Paul, Hastings,  Janofsky & Walker LLP (included in
               Exhibit 5.1).

 23.3          Power of Attorney (previously filed).


 99.1 Voting Agreement, dated as of December 6, 2004, by and among VeriFone, Inc., Charles A. McRoberts, Arol Wolford and John W. McRoberts and form of irrevocable proxy (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)